SCHEDULE 14A
                                 (Rule 14a-101)
                    INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                     Exchange Act of 1934 (Amendment No. )

Filed by the registrant [X]
Filed by a party other than the registrant [ ]

Check the appropriate box:
[ ] Preliminary Proxy Statement [ ] Confidential, for use of the Commission
[X] Definitive Proxy Statement Only (as permitted by Rule 14a-6(e)(2))
[ ] Definitive Additional Materials
[ ] Soliciting Material pursuant to ss. 240.14a-11(c) or ss. 240.14a-12

                            TRI-COUNTY BANCORP, INC.
                   -------------------------------------------
                (Name of Registrant as Specified in Its Charter)
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of filing fee (Check the appropriate box):
[ ]   No fee required
[ ]   Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1) Title of each class of securities to which transaction applies: common stock and rights to buy common stock (stock options)

(2) Aggregate number of securities to which transaction applies:
        883,969 shares
        72,207 stock options

(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11. (set forth the amount on which the filing fee is calculated and state how it was determined):
Pursuant to Rule 0-11, the fee was calculated by multiplying $11,667,022 (the aggregate value of the transaction, including $529,013.20 cash to be paid for stock options) by 1/50th of 1%.

(4) Proposed maximum aggregate value of transaction:  $11,667,022

(5) Total fee paid:  $2,333.41 (1/50th x 1% x $11,667,022)

  [X] Fee paid previously with preliminary materials.
  [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

   (1)      Amount previously paid:

--------------------------------------------------------------------------------
   (2)      Form, Schedule or Registration Statement No.:

--------------------------------------------------------------------------------
   (3)      Filing Party:

--------------------------------------------------------------------------------
   (4)      Date Filed:

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
                            TRI-COUNTY BANCORP, INC.
                                2201 Main Street
                         Torrington, Wyoming 82240-2317

Dear Fellow Stockholder:

      On behalf of the Board of Directors, I want to invite you to attend a Special Meeting of Stockholders ("Meeting") of Tri-County Bancorp, Inc. ("Tri-County"). The Meeting will be held at the main office of Tri-County, located at 2201 Main Street, Torrington, Wyoming on Friday, March 23, 2001, at 2:00 p.m, local time.

      The purpose of the Meeting is to vote on a proposal to approve the Acquisition Agreement and Plan of Merger, dated January 24, 2001(the "Merger Agreement"), entered into by and among Platte Valley Financial Service Companies, Inc. ("Platte Valley"), Platte Valley Acquisition Company, Inc. ("AcqCo"), Platte Valley National Bank ("Platte Valley Bank"), Tri-County, and
Tri-County Bank, pursuant to which Tri-County would merge with AcqCo (the "Merger") with Tri-County surviving (the "Merger"). AcqCo is a newly-formed subsidiary of Platte Valley.

      Upon consummation of the Merger, each outstanding share of Tri-County common stock would be converted into the right, subject to adjustment, to receive a cash payment of $12.60 from Platte Valley. Each share of Tri-County common stock held as treasury stock by Tri-County will be canceled and retired. Consummation of the Merger is subject to certain conditions, including approval of the Merger Agreement by Tri-County's stockholders and approval of the Merger by various regulatory agencies. Approval of the Merger Agreement requires the affirmative vote by the holders of a majority of the outstanding common stock of Tri-County.

      The accompanying Notice of Special Meeting and Proxy Statement contain information about the Merger. We urge you to carefully review such information, and the information in Tri-County's 1999 Annual Report to Stockholders, and Quarterly Report on Form 10-QSB, as amended, for the period ended September 30, 2000, copies of which are attached to the Proxy Statement.

      The Board of Directors of Tri-County has unanimously approved the Merger Agreement and unanimously recommends that the stockholders of Tri-County approve the Merger Agreement. A failure to vote, either by not returning the enclosed proxy or by checking the "Abstain" box thereon, will have the same effect as a vote against approval of the Merger Agreement. Even if you plan to attend the Meeting in person, please complete the enclosed proxy, sign, date and mail it promptly in the enclosed postage-paid, return addressed envelope. You may revoke your proxy by attending the Meeting and voting in person.


                                    Sincerely,



                               /s/Robert L. Savage
                             ---------------------------------------------------
                                Robert L. Savage
                                President and Chief Executive Officer

      Please do not send your common stock certificates at this time. If the Merger is consummated, you will be sent instructions regarding the surrender of your stock certificates.

                            TRI-COUNTY BANCORP, INC.
                                2201 Main Street
                         Torrington, Wyoming 82240-2317
                                 (307) 532-2111

                    NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                          TO BE HELD ON MARCH 23, 2001

      NOTICE IS HEREBY GIVEN that a Special Meeting of Stockholders ("Meeting") of Tri County Bancorp, Inc. ("Tri-County") will be held at 2:00 p.m., Wyoming Time, on Friday, March 23, 2001, or any adjournment or adjournments thereof, at the main office of Tri-County, located at 2201 Main Street, Torrington, Wyoming for the following purposes:

      1. To consider and vote upon a proposal to approve the Acquisition Agreement and Plan of Merger, dated as of January 24, 2001 (the "Merger Agreement"), by and among Platte Valley Financial Service Companies, Inc. ("Platte Valley"), Platte Valley Acquisition Company, Inc. ("AcqCo"), Platte Valley National Bank ("Platte Valley Bank"), Tri-County, and Tri-County Bank, pursuant to which (i) Tri-County would merge with AcqCo with Tri-County surviving (the "Merger"), and (ii) each outstanding share of Tri-County common stock, par value $0.01 per share, would be converted into the right, subject to adjustment, to receive a cash payment of $12.60 from Platte Valley upon completion of the Merger, subject to the terms and conditions contained in the Merger Agreement;

      2. To adjourn the Meeting to solicit additional votes if there is an insufficient number of shares necessary to approve the Merger Agreement; and

      3. To transact such other business as may properly come before the Meeting or any adjournment or adjournments thereof.

      A copy of the Merger Agreement is set forth in APPENDIX A to the accompanying Proxy Statement. Stockholders are urged to read the Merger Agreement in its entirety.

      The Board of Directors of Tri-County has fixed February 9, 2001, as the record date for the determination of stockholders entitled to notice of and to vote at the Meeting, and accordingly, only holders of record of Tri-County common stock at the close of business on that date will be entitled to notice of and to vote at the Meeting or any adjournment or adjournments thereof. Approval of the Merger Agreement requires the affirmative vote of a majority of the holders of the outstanding common stock of Tri-County.

      The  Board  of  Directors  of  Tri-County   unanimously   recommends  that
stockholders vote "For" approval of the Merger Agreement.

                                    By Order of the Board of Directors of TRI-COUNTY BANCORP, INC.

                                 /s/Carl F. Rupp
                            ----------------------------------------------------
                                    Carl F. Rupp
                                    Secretary

You are urged to complete, date, sign and return promptly the enclosed proxy in the accompanying envelope, which requires no postage if mailed in the United States. Your cooperation is appreciated. Your proxy will be voted with respect to the matters identified thereon in accordance with any specifications on the proxy. A failure to vote, either by not returning the enclosed proxy or by checking the "Abstain" box thereon, will have the same effect as a vote against approval of the Merger Agreement.

                            TRI-COUNTY BANCORP, INC.
                                2201 Main Street
                         Torrington, Wyoming 82240-2317

                                 PROXY STATEMENT
                         SPECIAL MEETING OF STOCKHOLDERS
                          TO BE HELD ON MARCH 23, 2001

      This Proxy Statement is being furnished by Tri-County Bancorp, Inc., a Wyoming corporation ("Tri-County"), to the holders of Tri-County common stock, par value $0.01 per share, in connection with the solicitation of proxies by Tri-County's Board of Directors for use at a Special Meeting of Stockholders of Tri-County to be held at 2:00 p.m., Wyoming Time, on Friday, March 23, 2001, at the main office of Tri-County, located at 2201 Main Street, Torrington, Wyoming (the "Meeting"), and at any adjournment or adjournments thereof.

      This Proxy Statement, the accompanying Notice of Special Meeting and form of proxy are first being mailed to the stockholders of record of Tri-County on or about February 15, 2001.

      The primary purpose of the special meeting is to consider and vote upon a proposal to approve the Acquisition Agreement and Plan of Merger, dated as of January 24, 2001 (the "Merger Agreement"), by and among Platte Valley Financial Service Companies, Inc. ("Platte Valley"), Platte Valley Acquisition Company, Inc. ("AcqCo"), Platte Valley National Bank ("Platte Valley Bank"), Tri County, and Tri-County Bank, pursuant to which (i) Tri-County would merge with AcqCo with Tri-County surviving (the "Merger"), and (ii) each outstanding share of Tri-County common stock, par value $0.01 per share ("Tri-County Common Stock"), would be converted into the right, subject to adjustment, to receive a cash payment of $12.60 from Platte Valley upon completion of the Merger, subject to the terms and conditions contained in the Merger Agreement. See the sections of this Proxy Statement entitled "SUMMARY," "THE MERGER", "THE MERGER AGREEMENT" and a copy of the Merger Agreement attached as APPENDIX A to this Proxy Statement.

      Tri-County Common Stock, par value $0.01 per share, is listed on the Nasdaq SmallCap Market under the symbol "TRIC."

                   THE DATE OF THIS PROXY STATEMENT IS FEBRUARY 20, 2001

                      INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

      The following documents filed by Tri-County with the Securities and Exchange Commission ("SEC") (File No. 0-23194) under Section 13(a) or 15(d) of the Exchange Act are hereby incorporated by reference in this Proxy Statement:

      (i) Tri-County's Annual Report on Form 10-KSB for the year ended December 31, 1999;

      (ii) Tri-County's Quarterly Reports on Form 10-QSB for the quarters ended March 31, 2000, June 30, 2000, and September 30, 2000; and

      (iii) Tri-County's Current Reports on Form 8-K, dated December 12, 2000 and February 1, 2001.

      Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Proxy Statement to the extent that a statement contained herein modifies or supersedes that earlier statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Proxy Statement.

                                TABLE OF CONTENTS

                                                                       PAGE NO.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE                           1
SUMMARY                                                                   3
SELECTED CONSOLIDATED FINANCIAL DATA                                      7
MARKET PRICE OF STOCK AND RELATED SECURITY HOLDER MATTERS                 9
THE SPECIAL MEETING                                                       9
   General                                                                9
   Record Date: Vote Required                                            10
PROPOSAL I - THE MERGER                                                  11
   General                                                               11
   Background of the Merger                                              11
   Tri-County's Reasons for the Merger and Recommendation                13
   Possible Delisting of Tri-County Common Stock                         14
   Opinion of Financial Advisor                                          14
   Federal Income Tax Consequences                                       17
THE MERGER AGREEMENT                                                     18
   The Merger                                                            18
   Closing date of the Merger                                            18
   Possible Special Cash Dividend                                        18
   Exchange of Tri-County Common Stock Certificates                      19
   Interests of Certain Persons                                          19
   Post-Merger Benefits to Employees                                     20
   Dissenter' Rights                                                     20
   Business Pending Consummation                                         21
   Accounting Treatment                                                  22
   Regulatory Approvals                                                  22
   Conditions to Consummation; Termination                               23
   Waiver; Amendment                                                     23
   Expenses; Termination Fees                                            24
PROPOSAL II - ADJOURNMENT OF THE MEETING                                 24
STOCKHOLDER PROPOSALS FOR 2001 ANNUAL MEETING                            24
LEGAL OPINIONS                                                           25
ACCOUNTANTS                                                              25
OTHER MATTERS                                                            25
FINANCIAL INFORMATION                                                    25
APPENDICES
   Appendix A - Agreement and Plan of Merger                            A-1
   Appendix B - Opinion and Letter of Keefe,  Bruyette & Woods, Inc.    B-1
   Appendix C - Wyoming Dissenters' Rights                              C-1
   Appendix  D - 1999  Annual  Report  to  Stockholders                 D-1
   Appendix  E - Quarterly Report on Form 10-QSB for the quarter
                 ended September 30, 2000                               E-1

                                     SUMMARY


      The following summary provides certain information relating to the Merger. This summary is not intended to be a summary of all material information relating to the Merger and is qualified in its entirety by reference to more detailed information contained elsewhere in this Proxy Statement, including the Appendices hereto, and in the documents incorporated by reference in this Proxy Statement. A copy of the Merger Agreement is attached as APPENDIX A to this Proxy Statement. Stockholders are urged to read carefully the entire Proxy Statement and all the Appendices.

Platte Valley Financial Service Companies, Inc. ("Platte Valley")

      Platte Valley is a Colorado corporation organized in 1996. It is registered as a financial holding company with the Board of Governors of the Federal Reserve System under the Federal Bank Holding Company Act of 1956, as amended.

      The principal executive office of Platte Valley is located at 1212 Circle Drive, Scottsbluff, Nebraska 69369-2308 and the telephone number at that address is (308) 632-7004. Platte Valley started its financial network of companies in March 1996 and currently operates through seven subsidiaries: Platte Valley National Bank-Torrington; Platte Valley Ag Credit Co. with one location in Torrington, Wyoming and two locations in Nebraska; Platte Valley National Mortgage Company with one location in Torrington, Wyoming and two locations in Nebraska; Platte Valley Investment Center, Inc. with one location in Torrington, Wyoming and one location in Nebraska; Platte Valley Lending Company-Scottsbluff; J.G. Elliott Company with one location in Torrington, Wyoming and three locations in Nebraska; and Platte Valley National Bank-Scottsbluff with six locations in Nebraska.

      At September 30, 2000, Platte Valley had consolidated assets of $221.1 million, deposits of $167.7 million and shareholders' equity of $20.6 million.

Platte Valley Acquisition Company, Inc. ("AcqCo")

      AcqCo is a wholly-owned subsidiary of Platte Valley. AcqCo is a Colorado corporation formed in January 2001 to acquire the shares of Tri-County. AcqCo owns no assets.

      The principal executive office of AcqCo is located at 1212 Circle Drive, Scottsbluff, Nebraska 69369-2308 and the telephone number at that address is
(308) 632-7004.

Platte Valley National Bank - Torrington, Wyoming ("Platte Valley Bank")

      Platte Valley Bank began operation in November 1999 as the result of executing a "30 mile move" as defined by the Office of the Comptroller of the Currency ("OCC"). Platte Valley National Bank-Morrill, Nebraska, had operated in Nebraska for over 75 years prior to moving to Torrington, Wyoming. Platte Valley Bank is a full service commercial bank offering insurance, brokerage, trust and credit card services through affiliated companies.

      The principal executive office of Platte Valley Bank is located at 1401 East M Street, Torrington, Wyoming 92240 and the telephone number at that address is (307) 532-8040.

Tri-County and the Tri-County Bank

      Tri-County is a Wyoming corporation organized in 1993 and became a unitary savings and loan holding company upon the completion of the reorganization of Tri-County Bank into the holding company form of ownership. At that time
Tri-County acquired all of the outstanding common stock of Tri-County Bank. Tri-County Bank's common stock was originally issued in connection with Tri-County Bank's conversion from mutual to stock form in September 1993. Tri-County's principal asset is the stock of Tri-County Bank which is a community-oriented institution offering a variety of financial services in Torrington, Wyoming.

      As of September 30, 2000, Tri-County reported total assets of $97.5 million, net loans of $58.8 million, deposits of $54.4 million, and stockholders' equity of $10.3 million, and as of such date Tri-County operated through three offices two of which are located in Torrington and Wheatland, Wyoming and one of which is located in Cheyenne, Wyoming. For the fiscal year ended December 31, 1999, and for the nine months ended September 30, 2000, Tri-County reported net income of $794,000 and $290,000, respectively. The principal executive offices of Tri-County and Tri-County Bank are located at 2201 Main Street, Torrington, Wyoming, and their telephone number is (307) 532-2111.

The Special Meeting; Record Date

      The special meeting will be held on March 23, 2001, at 2:00 p.m., Mountain Time, at the main office of Tri-County, located at 2201 Main Street, Torrington, Wyoming, for the purpose of considering and voting upon a proposal to approve the Merger Agreement.

      The Board of Directors of Tri-County has fixed February 9, 2001, as the record date for determining stockholders entitled to notice of and to vote at the special meeting (the "Record Date"). As of such date, there were 883,969 shares of Tri-County Common Stock outstanding and entitled to be voted at the special meeting.

The Merger

      Under the terms of the Merger Agreement, Tri-County would merge with AcqCo, with Tri-County surviving. Upon consummation of the Merger, each outstanding share of Tri-County Common Stock would be converted into the right to receive a cash payment of $12.60 (the "Cash Consideration") from Platte Valley. Options will be cashed out for a price equal to $12.60 less the strike price of the option. Tri-County Bank will sell its Torrington and Wheatland branches to Platte Valley Bank and will move its headquarters to Cheyenne, Wyoming.

Vote Required

      Approval of the Merger Agreement requires the affirmative vote of a majority of the holders of the outstanding common stock of Tri-County. Each owner of Tri-County Common Stock on the Record Date will be entitled to one vote for each share held of record upon each matter properly submitted at the special meeting or any adjournment or adjournments thereof.

      The directors and executive officers of Tri-County and their related interests beneficially owned, as of the Record Date, and are entitled to vote at the special meeting, 238,022 shares of Tri-County Common Stock, which represents 26.9% of the outstanding shares of Tri-County Common Stock entitled to be voted at the special meeting.

      Any stockholder voting in favor of the Merger Agreement may be prevented from challenging such transaction in the future.

      A FAILURE TO VOTE, EITHER BY NOT RETURNING THE ENCLOSED PROXY OR BY CHECKING THE "ABSTAIN" BOX THEREON, WILL HAVE THE SAME EFFECT AS A VOTE AGAINST APPROVAL OF THE MERGER AGREEMENT.

Closing date of the Merger

      Unless the Merger Agreement is terminated, a closing is to be held as soon as practicable after the satisfaction or waiver of the conditions to the obligations of the parties to consummate the Merger and in no event later than June 30, 2001. At the closing, the proper officers of Tri-County and AcqCo will execute Articles of Merger, which are to be filed with the States of Colorado and Wyoming. The Merger will become effective on the date that the Articles of Merger are filed. It is currently anticipated that the closing will take place, and the Merger will become effective, during the end of the first calendar quarter or beginning of the second quarter of 2001.

Recommendation of Tri-County's Board of Directors

      The Board of Directors of Tri-County has approved the Merger Agreement by unanimous vote, believes it is in the best interests of Tri-County and its stockholders and unanimously recommends its approval by Tri-County's stockholders.

Opinion of Financial Advisor

     Keefe, Bruyette & Woods, Inc. ("KBW") rendered its oral opinion to Tri-County's Board of Directors on January 23, 2001, and subsequently rendered an additional formal written updated opinion dated January 24, 2001 (the "Opinion") that, as of the respective dates of such opinions and subject to the assumptions set forth therein, the cash consideration is fair to the holders of Tri-County Common Stock from a financial point of view. For information concerning the matters reviewed, assumptions made and factors considered by KBW see "PROPOSAL I - THE MERGER - Opinion of Financial Advisor" and APPENDIX B to this Proxy Statement, which sets forth a copy of KBW's written fairness opinion dated February 20, 2001. Holders of Tri-County Common Stock are urged to, and should, read the opinion in its entirety.

      KBW's aggregate fee will be $100,000. KBW was paid approximately $10,000 of such advisory fee upon the signing of the Letter of Intent between Tri-County and Platte Valley, $15,000 at the time of delivery of the fairness opinion and the remainder will be paid upon the closing of this transaction.

Federal Income Tax Consequences

      Stockholders are urged to consult their own tax advisors as to the specific consequences to them of the Merger under applicable tax laws.

      The receipt of cash by a stockholder of Tri-County in exchange for shares of Tri-County Common Stock pursuant to the Merger Agreement will be a taxable transaction to such stockholder for federal income tax purposes. In general, a stockholder will recognize gain or loss upon the surrender of the stockholder's common stock equal to the difference, if any, between (i) the sum of the cash payment of $12.60 per share (subject to adjustment) received in exchange for the shares of Tri-County Common Stock and (ii) the stockholder's tax basis in such common stock.

Interests of Certain Persons

      Certain directors or executive officers of Tri-County have interests in the Merger in addition to their interests as stockholders of Tri-County generally. These interests include, among others, provisions in the Merger Agreement relating to indemnification and maintenance of director and officer liability insurance coverage and the cashing out of stock options. These interests also relate to certain benefits available as a result of a "change in control" of Tri-County, such as the Merger, including, among others, the payment of certain severance benefits under an existing employment agreements to President Savage and two executive officers. The estimated aggregate amount of payments to Mr. Savage and the two officers expected to be made in connection with the Merger due to acceleration of benefits from the agreements is $321,920.

Dissenters' Rights

      Stockholders   of  Tri-County  are  entitled  to  dissenters'   rights  in
connection with, or as a result of, the Merger. See "PROPOSAL I - THE MERGER -- Dissenters' Rights."

Business Pending Consummation

      Tri-County has agreed in the Merger Agreement to carry on its business in substantially the same manner its business was conducted prior to the date of the Merger Agreement, and has agreed not to take certain actions relating to the operation of Tri-County pending consummation of the Merger, without the prior written consent of Platte Valley, except as otherwise permitted by the Merger Agreement.

Regulatory Approvals

      The Merger is subject to the prior approval or non-objection of the Board of Governors of the Federal Reserve System (the "Federal Reserve Board"), the Office of the Comptroller of the Currency (the "OCC"), the Office of Thrift Supervision (the "OTS") and other regulatory authorities, if any. Applications or waiver requests have been either filed with each of such regulatory authorities for such approvals or will be filed in the near future. There can be no assurance that the necessary regulatory approvals will be obtained or as to the timing or conditions of such approvals. See "THE MERGER AGREEMENT -- Regulatory Approvals."

Conditions to Consummation; Termination

      Consummation of the Merger is subject, among other things, to:

o approval of the transactions contemplated by the Merger Agreement by the requisite vote of the stockholders of Tri-County;

o receipt of the regulatory approvals referred to under "THE MERGER AGREEMENT -- Regulatory Approvals;"

o     there being no material adverse change in the operations of Tri-County;

o no more than 2% of the stockholders of Tri-County can dissent from the Merger; and

o there being no suit, action or proceeding pending or, in the case of governmental bodies, threatened, which challenge the validity or legality, or seeks to restrain the consummation, of the Merger or which seeks to limit or otherwise affect in a material respect the operation of Platte Valley Bank, or the operation of Tri-County and AcqCo as a single entity, following the Merger.

      The Merger Agreement may be terminated by mutual agreement of the Boards of Directors of the parties. The Merger Agreement may also be terminated by the Board of Directors of either Tri-County or Platte Valley if the Merger does not occur on or before June 30, 2001, or if certain conditions set forth in the Merger Agreement are not met.

Expenses; Termination Fees

      In the event the Merger is not consummated, all expenses incurred by or on behalf of the parties in connection with the Merger Agreement and the transactions contemplated thereby shall be borne by the party incurring the same.

      Tri-County or Platte Valley will be entitled to receive $150,000 if the Merger Agreement is terminated because of the other party's breach of a representation, warranty, covenant or agreement under the Merger Agreement and such party fails to cure the breach within 30 days following written demand. Furthermore, Platte Valley will be entitled to receive $450,000 if the Merger Agreement is terminated because Tri-County accepts a superior offer from another potential acquiror.

                      SELECTED CONSOLIDATED FINANCIAL DATA

      The following selected consolidated financial and other data for the last five fiscal years are derived in part from the audited consolidated financial statements of Tri-County. The consolidated financial and other data for the nine-month periods ended September 30, 2000 and 1999, are derived from unaudited consolidated financial statements. The unaudited consolidated financial statements include all adjustments, consisting of normal recurring accruals, which Tri-County considers necessary for a fair presentation of the financial position and the results of operations of these periods. Operating results for the nine months ended September 30, 2000 and 1999, are not necessarily indicative of the results that may be expected for the entire fiscal year or any other periods. The data for the nine months ended September 30, 2000 and 1999, are annualized where applicable. The data should be read in conjunction with the audited consolidated financial statements, related notes and other financial information incorporated by reference herein.

                                     At the                          At December 31,
                                 Nine Months Ended
                                   September 30,
                                      2000                1999    1998     1997     1996     1995
                         ------------------------------------------------------------------------------------
SELECTED FINANCIAL DATA                          (In Thousands)
Balance Sheet Data
   Total Assets                      $97,529           $88,516  $81,308  $89,961  $85,888  $65,766
Loans receivable, net                 58,855            48,980   42,054   40,425   35,265   25,514

Mortgage-backed & investment
   Securities -  Available for sale   26,150            27,239   28,727   36,526   35,140   18,097

Mortgage-backed & investment
   Securities - Held to Maturity       7,202             7,238    5,336    7,987   10,320   18,264

Deposits                              54,441            51,809   45,974   45,405   48,533   44,583

FHLB advances                         31,713            25,558   23,799   29,697   23,460    7,000

Stockholders' equity                  10,287            10,251   10,421   13,827   13,146   13,496

7


                                Nine Months Ended                   Year Ended December 31,
                                  September 30,
                                  2000   1999            1999    1998     1997     1996       1995
                         ------------------------------------------------------------------------------
STATEMENT OF OPERATIONS                          (In Thousands)
DATA
Interest income                 $5,060  $4,368          $5,923  $6,173   $6,466   $5,494     $4,600
Net Interest income              1,862   1,858           2,505   2,627    2,744    2,468      2,266
Provision for loan loses            --      --              --      --       --       --         --
Non-interest income                175     159             313     291      105      159        171
Non-interest expenses            1,596   1,188           1,658   1,564    1,623    1,811(1)   1,458
Net income                         290     552             794     938      901      540(1)     649

                                          At or For the

-------------------------------------------------------------------------------------------------------

                                Nine Months Ended                   Year Ended December 31,
                                  September 30,
                                  2000   1999            1999    1998     1997     1996       1995
                         -----------------------------------------------------------------------------
FINANCIAL RATIOS &
OTHER  DATA(2)
Return  on average assets        0.42%   0.88%           0.94%   1.09%    1.02%    0.71%(1)   1.04%
Return on average
  stockholders' equity           3.77%   7.13%           7.69%   6.72%    6.68%    4.05%(1)   4.96%
Average interest rate spread     2.39%   2.55%           2.53%   2.39%    2.48%    2.68%      2.69%
Net yield on average earning
  Assets                         2.81%   3.13%           3.07%   3.14%    3.19%    3.35%      3.62%
Non-interest expense to total
  Assets                         2.30%   1.90%           1.87%   1.92%    1.80%    2.11%(1)   2.22%
Average equity/average total
  Assets                        10.86%  12.37%          12.17%  16.03%   15.20%   16.82%     20.47%
Non-performing loans/total
  Assets                         0.00%   0.00%           0.00%   0.00%    0.00%    0.04%      0.03%
Dividends/total income          99.25%  52.84%          49.27%  50.13%   42.95%   57.83%(1)  37.40%
PER SHARE INFORMATION(3)
Earnings per share - diluted     $0.32   $0.59           $0.85   $0.78    $0.71    $0.41(1)   $0.47
Dividends per share               0.33    0.33            0.44    0.43     0.33     0.25       0.19
Book value per share             11.75   11.49           11.31   11.86    11.84    10.80      10.53

----------------------------------------------

(1)  Includes the effect of a one-time special assessment to recapitalize the SAIF.

(2)  Annualized where appropriate.

(3) Restated to reflect 100% stock dividend paid December 8, 1997.

8

                 MARKET PRICE OF STOCK AND RELATED SECURITY HOLDER MATTERS

       Since its issuance in September 1993, Tri-County Common Stock has been traded over-the-counter on the Nasdaq SmallCap Market appearing under the symbol "TRIC." The following table reflects the stock price as published by the Nasdaq statistical report.

                                                                DIVIDENDS
      1998                             LOW         HIGH          DECLARED
      First Quarter - 03/31/98       $13.13       $15.00           $.10
      Second Quarter--06/30/98       $12.50       $16.50           $.11
      Third Quarter--09/30/98        $11.50       $13.00           $.11
      Fourth Quarter--12/31/98       $11.25       $14.00           $.11


      1999
      First Quarter - 03/31/99       $10.50       $14.69           $.11
      Second Quarter--06/30/99       $ 9.81       $13.31           $.11
      Third Quarter--09/30/99        $ 9.00       $13.75           $.11
      Fourth Quarter--12/31/99       $ 8.25       $11.75           $.11


      2000
      First Quarter - 03/31/00        $8.88       $10.75           $.11
      Second Quarter--06/30/00        $9.13       $11.75           $.11
      Third Quarter--09/30/00         $8.63       $11.13           $.11
      Fourth Quarter--12/31/00        $8.50       $11.63           $.11

      The number of shareholders of record as of February 9, 2001 was approximately 207. This does not reflect the number of persons or entities who held stock in nominee or `Street" name through various brokerage firms. At February 9, 2001 there were 883,969 shares outstanding. The Company completed a tender offer for stock in December of 1998 whereby 314,125 shares were purchased at a price of $14.00 per share. On January 29, 2001, Tri-County Common Stock traded at $12.1875 per share.

      Tri-County's ability to pay dividends to stockholders is dependent upon the dividends it receives from Tri-County Bank. Tri-County Bank may not declare or pay a cash dividend on any of its stock if the effect thereof would cause Tri-County Bank's regulatory capital to be reduced below (1) the amount required for the liquidation account established in connection with Tri-County Bank's conversion from mutual to stock form, or (2) the regulatory capital requirements imposed by the Tri-County Bank's chartering authority and primary federal regulator.

                               THE SPECIAL MEETING

General

      This Proxy Statement is being furnished by Tri-County to its stockholders in connection with the solicitation of proxies by the Board of Directors of Tri-County for use at the special meeting to be held on March 23, 2001, and any adjournment or adjournments thereof, to consider and vote upon a proposal to approve the Merger Agreement and any other business as may properly come before the special meeting.

      After having been submitted, the enclosed proxy may be revoked by the person giving it, at any time before it is exercised, by: (i) submitting written notice of revocation of such proxy to the Secretary of Tri-County; (ii) submitting a proxy having a later date; or (iii) such person appearing at the special meeting and revoking the proxy. All shares represented by valid proxies will be exercised in the manner specified thereon. If no specification is made, such shares will be voted in favor of approval of the Merger Agreement.

      Directors, officers, and employees of Tri-County may solicit Proxies from Tri-County stockholders, either personally or by telephone, telegraph or other form of communication. Such persons will receive no additional compensation for such services. Tri-County has retained no third party to assist in soliciting proxies or to send proxy materials to brokerage houses and other custodians, nominees and fiduciaries for transmittal to their principals. All expenses associated with the solicitation of proxies will be paid by Tri-County.

      THE BOARD OF DIRECTORS OF TRI-COUNTY HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT, BELIEVES IT IS IN THE BEST INTERESTS OF TRI-COUNTY AND ITS STOCKHOLDERS AND UNANIMOUSLY RECOMMENDS ITS APPROVAL BY TRI-COUNTY'S STOCKHOLDERS.

Record Date; Vote Required

      The Board of Directors of Tri-County has fixed February 9, 2001, as the Record Date for determining stockholders entitled to notice of and to vote at the special meeting, and accordingly, only holders of Tri-County Common Stock of record at the close of business on that day will be entitled to notice of and to vote at the special meeting. The number of shares of Tri-County Common Stock outstanding on the Record Date was 883,969, each of such shares being entitled to one vote.

      As to the approval of the Merger Agreement by checking the appropriate box, a stockholder may:

o     vote "FOR" approval of the Merger Agreement

o     vote "AGAINST" the Merger Agreement, or

o     "ABSTAIN."

      The Merger Agreement must be approved by a vote of a majority of the shares of Tri-County Common Stock entitled to vote, without regard to (a) Broker Non-votes, or (b) proxies marked "ABSTAIN" as to that matter.

      The directors and executive officers of Tri-County and their related interests beneficially owned, as of the Record Date, and are entitled to vote at the special meeting 238,022 shares of Tri-County Common Stock, which represents 26.9% of the outstanding shares of Tri-County Common Stock entitled to be voted at the special meeting.

      A FAILURE TO VOTE, EITHER BY NOT RETURNING THE ENCLOSED PROXY OR BY CHECKING THE "ABSTAIN" BOX THEREON, WILL HAVE THE SAME EFFECT AS A VOTE AGAINST APPROVAL OF THE MERGER AGREEMENT.

                             PROPOSAL I - THE MERGER

       A COPY OF THE MERGER AGREEMENT IS ATTACHED AS APPENDIX A TO THIS PROXY STATEMENT AND REFERENCE IS MADE THERETO FOR A COMPLETE DESCRIPTION OF THE TERMS OF THE MERGER. STOCKHOLDERS OF TRI-COUNTY ARE URGED TO READ THE MERGER AGREEMENT CAREFULLY.

General

      Under the terms of the Merger Agreement, AcqCo would merge with and into Tri-County, with Tri-County as the surviving entity. Upon consummation of the Merger, each outstanding share of Tri-County Common Stock would be converted automatically and without any action on the part of the holder thereof into the right to receive a cash payment of $12.60 from Platte Valley.

Background of the Merger

      Originally chartered in 1935, Tri-County Bank converted to a stock company in 1993 and formed Tri-County Bancorp, Inc. as its holding company. The period subsequent to the conversion has been one of continued and substantial change in the banking industry, characterized by heightened regulatory scrutiny and intensifying competition and consolidation. Management of Tri-County focused on these changes and sought to best position Tri-County and its shareholders. Since completing its conversion to stock form, the Tri-County board of directors have analyzed and executed its business plan and considered various means to better position Tri-County Bank to enable it to compete more effectively and produce greater revenue. During this period of time, Tri-County met with various advisors and attended conferences. Among other advisors, the board met with KBW on several occasions to discuss alternative strategic options to enhance shareholder value. Techniques utilized included cash and stock dividends, share repurchases and enhancing the retail franchise through de novo locations as well as changing the asset and liability mix from a traditional thrift to more community bank-like.

      Tri-County met with KBW on several occasions in the second half of 1997 to review progress on its plan to enhance shareholder value as well as to review the status of the current merger and acquisition market, the relative pricing and the opportunities that might be available for Tri-County. Through Tri-County's board's review of various methods of enhancing shareholder value and profitability, it became clear to the board that Tri-County would need to expand into different, more dynamic markets in order to effectively expand its retail franchise at a substantial cost to operating earnings. Furthermore, even if Tri-County were successful with its expansion plans, industry data and competitive factors indicated short term profitability would suffer.

      In October 1997, as part of Tri-County's continuing efforts to enhance shareholder value, the Tri-County board agreed that Tri-County should formally engage a financial advisor who would provide advice regarding methods of enhancing shareholder value on a going forward basis, including through the possible merger of Tri-County. KBW was retained assist Tri-County in that effort.

      In late1997 KBW met with management to create a list of potential merger partners. A total of 18 institutions were identified during the process that might have an interest in a small savings institution in southeast Wyoming. A confidential inquiry commenced and five of these companies executed confidentiality agreements and received a Confidential Investor Profile, detailing Tri-County and its market area. All five declined to submit a proposal for a merger or acquisition. The reasons submitted by the potential acquirors included the following: Tri-County did not fit acquirors' profile for acquisition candidates, market area, other deals pending and no interest in a traditional thrift.

      After receiving the results of this marketing effort in late 1997 and determining that a merger partner was not a possibility, Tri-County regrouped with its financial advisor to review its alternatives to enhance shareholder value. After considering expanding its market area through acquisitions or de novo, and after several meetings with KBW, Tri-County announced on October 20, 1998 a modified dutch auction tender to purchase up to 26.8% of the outstanding stock of Tri-County. This strategy was chosen after considering many factors including its current market price, the overall weakened market for small publicly traded thrift institutions and Tri-County's need to utilize excess capital and improve earnings per share and return on equity. In December 1998, Tri-County announced the successful completion of its modified dutch auction tender whereby Tri-County purchased 314,125 shares at $14.00 per share.

      Upon completion of this large share repurchase, Tri-County refocused its attention on the feedback that was received from the search for a merger partner. In a quest to improve its competitive franchise, Tri-County examined a number of market areas and determined to embark on a plan to expand into the Cheyenne market area with a de novo location. The board realized short-term profitability would be impaired due to the expansion costs but that in the long run the franchise would be more valuable with the move into the Cheyenne market. In March 1999, Tri-County filed an application with the OTS to open a branch in Cheyenne. The branch was opened for business in April 2000.

      During mid 2000, the president and chief executive officer and the chairman of Platte Valley had some casual discussions with the President of Tri-County about combining the companies, as both companies remain competitive in certain market areas of their respective franchises. These casual conversations resulted in the completion of preliminary financial analysis with publicly available data regarding a possible combination of the companies. This financial analysis provided support to continue discussions on a more formal basis. On July 7, 2000, the board of directors met to discuss the possible combination and authorized the President of Tri-County to continue discussion and to exchange confidential information. A confidentiality agreement between the two companies was signed on July 27, 2000 to allow for a more thorough exchange of information. The reasons for this possible affiliation remained the same as when Tri-County pursued a merger in 1997:

o difficult short-term profitability due to expansion into the Cheyenne market,

o     liquidity for its shares,

o     market price of its stock and

o the overall prospects for market price appreciation for smaller publicly traded thrift institutions.

      Throughout the fall of 2000, the two companies exchanged information pursuant to due diligence requests and the President of Tri-County gave the board periodic updates of the discussions. The confidentially agreement between Tri-County and Platte Valley was extended on a number of occasions to enable Platte Valley to evaluate whether or not to make an offer to Tri-County. On October 4, 2000, the board was briefed by the President as to a preliminary indication of interest by Platte Valley. The board, while determining the offer to be too vague at the time, authorized the President to continue conversations.

      During November 2000, the parties began discussing in detail the terms of a possible transaction. On October 27, 2000, the board met to consider a Platte Valley cash offer. The Tri-County board determined the price to be too low and authorized the President of Tri-County to seek a higher offer from Platte Valley. Discussions continued and Platte Valley increased its cash offer of $12.60 per share. On November 14, 2000, the board had extensive discussions on the matter and authorized the President of Tri-County to negotiate a non-binding letter of intent with more definite terms and subject to board review and approval.

      On December 6, 2000, Tri-County agreed to retain KBW to act as financial advisor with respect to this transaction. On December 6, 2000, after reviewing the terms of the letter of intent with its legal counsel and the financial terms of the transaction, Tri-County's board of directors entered into a Letter of Intent to be acquired by Platte Valley at $12.60 per share cash. The Letter of Intent was subject completion of due diligence and a definitive merger agreement. The Letter of Intent did contain a clause that prohibited Tri-County from soliciting other purchasers once the Letter of Intent was announced. However, it did not contain a break up fee in the event another potential acquiror submitted a better proposal for the shareholders of Tri-County.

      During the ensuing period before entering into the definitive merger agreement, no other potential acquiror contacted Tri-County to discuss an acquisition transaction. Following the completion of the due diligence period and extensive document negotiation, the board of directors met on January 23, 2001 to consider the terms of a definitive merger agreement with Platte Valley. The terms of the Merger Agreement were discussed and reviewed in detail with counsel for Tri-County and KBW gave a presentation to the Board of Directors as to the fairness of the transaction to Tri-County's stockholders from a financial point of view. Upon further discussion, the Board of Directors authorized the President to sign the agreement, and after the Platte Valley board accepted the agreement in a meeting the next day, on January 24, 2001, the Merger Agreement was signed by the parties.

Tri-County's Reasons for the Merger and Recommendation

      The terms of the Merger Agreement, including the cash consideration to be received by Tri-County's stockholders, were the result of arm's length negotiations between the representatives of Tri-County and Platte Valley. In addition to the factors discussed in "-- Background of the Merger," the Board of Directors of Tri-County considered the following factors as material in deciding to approve and recommend the terms of the Merger were:

o information concerning the financial condition, results of operations, capital levels, asset quality and future prospects of Tri-County,

o     industry and economic conditions,

o     the  impact  of  the  Merger  on  the  depositors,  employees, customers
      and  communities   served  by  Tri-County   through expanded commercial,
      consumer and retail banking products and services,

o the opinion of Tri-County's financial advisor as to the fairness of the consideration to be received by the holders of Tri-County Common Stock from a financial point of view,

o the general structure of the transaction and the compatibility of management and business philosophy,

o the likelihood of receiving the requisite regulatory approvals in a timely manner, and

o the ability of the combined enterprise to compete in relevant banking and non-banking markets.

In making its determination, the Board did not ascribe relative weights to the factors which it considered.

      The Board of Directors of Tri-County believes that the Merger is in the best interest of Tri-County and its shareholders. THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE SHAREHOLDERS VOTE FOR THE APPROVAL OF THE MERGER AGREEMENT.

Possible Delisting of Tri-County Common Stock

      From time-to-time, the Board of Directors has considered removing Tri-County Common Stock from the Nasdaq SmallCap Market to save expenses. In the event the Merger is not completed, it is likely that Tri-County will undertake such action. Such delisting will make it more difficult to determine the price and amount of future trade in Tri-County Common Stock because the stock will trade on the "Pink Sheets."

      Furthermore, Tri-County currently has 207 shareholders of record and is therefore voluntarily files periodic reports (Forms 10-QSB, 10-KSB, proxy statements, etc.) with the Securities and Exchange Commission. Furthermore, in the event it is apparent the Merger will be approved by stockholders, Tri-County may terminate its registration with the SEC. This would eliminate Tri-County's public reporting requirements, thereby making it difficult to find the detailed information provided pursuant to the SEC rules.

      In the event the Merger is not completed, Tri-County will examine whether or not to delist from the Nasdaq SmallCap Market and to terminate its registration with the SEC.

Opinion of Financial Advisor

      On December 6, 2000 Tri-County formally retained KBW to act as Tri-County's financial advisor with respect to the acquisition of Tri-County. KBW is regularly engaged in the valuation of banks, bank holding companies, and savings banks in connection with mergers, acquisitions, and other securities-related transactions. KBW is familiar with the market for common stocks of publicly traded banks, thrifts, and bank and thrift holding companies. The Tri-County board selected KBW on the basis of the firm's reputation and its experience and expertise in transactions similar to the merger and its prior work for and relationship with Tri-County.

     Pursuant to its engagement, KBW was asked to render an opinion as to the fairness from a financial point of view, of the merger consideration to shareholders of Tri-County. KBW delivered its opinion to the Tri-County board that, as of January 24, 2001, the merger consideration is fair, from a financial point of view, to the shareholders of Tri-County. No limitations were imposed by the Tri-County board of directors upon KBW with respect to the investigations made or procedures followed by it in rendering its opinion. KBW has consented to the inclusion herein of the summary of its opinion to the Tri-County board of directors and to the reference to the entire opinion, updated to February 20, 2001 attached hereto as APPENDIX B.

      The full text of the opinion of KBW, which is attached as APPENDIX B to this Proxy Statement, sets forth certain assumptions made, matters considered and limitations on the review undertaken by KBW, and should be read in its entirety. The summary of the opinion of KBW set forth in the Proxy Statement is qualified in its entirety by reference to the opinion.

      In rendering its opinion, KBW:

o     Reviewed the Merger Agreement

o Reviewed Tri-County's Annual Reports, Proxy Statements and Form 10-KSB's for 1997, 1998 and 1999 and the unaudited quarterly financial information for the quarter ended March 31, 2000, June 30, 2000 and September 30, 2000; and for Platte Valley, reviewed financial statements for the years ended 1997, 1998 and 1999 and publicly-available information for the nine-months ended September 30, 2000.

o Discussed with the president and board of directors of Tri-County and its wholly owned subsidiary Tri-County Bank, the current position and prospective outlook for Tri-County to enhance future shareholder value;

o Discussed with the president of Platte Valley their financial condition and capital plans;

o Considered historical quotations, levels of activity and prices of recorded transactions in Tri-County's common stock;

o Reviewed financial and stock market data of other thrifts in a comparable asset range to Tri-County;

o Reviewed certain recent acquisition transactions which KBW deemed comparable in whole or in part; and

o     Performed analyses which KBW considered appropriate.

      In rendering its opinion, KBW assumed and relied upon the accuracy and completeness of the financial information provided to it by Tri-County and Platte Valley. In its review, with the consent of the Tri-County board, KBW did not undertake any independent verification of the information provided to it, nor did it make any independent appraisal or evaluation of the assets and liabilities, and potential or contingent liabilities of Tri-County or Platte Valley. Further, KBW performed financial analysis supported by the marketing effort to find an acquiror for the company and the letter of intent process.

      The preparation of a fairness opinion is a complex process involving subjective judgements and is not necessarily susceptible to partial analysis or summary description. In its analysis, KBW made numerous assumptions with respect to industry performance, business and economic conditions, and other matters, many of which are beyond the control of Tri-County or Platte Valley. Any estimates contained in KBW's analysis are not necessarily indicative of future results or values, which may be significantly more or less favorable than such estimates. Except as described below, none of the financial analysis performed by KBW was assigned a greater significance by KBW than any other.

      Analysis of Bank Merger Transaction. KBW created 10 groups of merger transactions for comparable analysis. In all cases the selling company was a savings association. No company or transaction in the following analysis is identical to Tri-County or Platte Valley or the contemplated transaction. Accordingly, the analysis of the results of the foregoing is not formulaic; rather it involves complex considerations and judgements concerning differences in financial, market and operating characteristics of the companies and other factors that could affect the public trading value of the companies to which they are being compared.

                            Tri County Bancorp, Inc.
                      Summary of Selected M&A Transactions
                    Where the Target is a Thrift Institution
--------------------------------------------------------------------------------

                                                  Deal Price to
                                         -----------------------------
                                           Tangible LTM                           Core Dep
                                           Book     EPS       Assets    Deposit   Premium
--------------------------------------------------------------------------------
M&A Group 1 & 6
1) Group 1 - All Pending Deals
   (# = 26)                       Average  133.5%   21.6x     16.4%     25.2%     6.7%
                                  Median   127.7%   19.7x     16.5%     25.1%     6.0%
6) Group 6 - All Completed  Deals Since 3/31/00
   (# = 51)                       Average  159.2%   21.8x     16.9%     23.8%     9.5%
                                  Median   140.0%   18.3x     15.7%     22.8%     7.5%

M&A Group 2 & 7
2) Group 2 - Pending  Deals  with Deal  Value  between  $5  million  and $50 million
   (# = 12)                       Average  115.6%   23.9x     17.6%     28.4%     4.7%
                                  Median   112.3%   21.1x     15.6%     27.7%     4.8%
7) Group 7 -  Completed  Deals  with Deal Value  between $5 million  and $50 million
   (# = 24)                       Average  139.6%   22.6x     16.0%     22.5%     7.2%
                                  Median   132.0%   18.3x     15.3%     20.0%     6.5%

M&A Group 3 & 8
3) Group 3 - Pending Deals with Target Equity to Assets between 7% and 14%
   (# = 15)                       Average  143.4%   23.1x     15.4%     22.4%     8.3%
                                  Median   133.0%   19.3x     13.7%     22.7%     7.5%
8) Group 8 - Completed Deals with Target Equity to Assets between 7% and 14%
   (# = 27)                       Average  164.4%   18.3x     15.8%     22.0%    10.3%
                                  Median   144.0%   15.6x     14.8%     21.7%     7.9%

M&A Group 4 & 9
4) Group 4 - Pending Deals with Target ROAE less than 8%
   (# = 19)                       Average  131.5%   27.2x     18.7%     28.7%     6.6%
                                  Median   121.2%   23.9x     19.8%     27.7%     6.4%
9) Group 9 - Completed Deals with Target ROAE less than 8%
   (# = 33)                       Average  139.1%   26.1x     16.9%     23.8%     7.2%
                                  Median   128.4%   22.6x     15.7%     21.7%     6.5%

M&A Group 5 & 10
5) Group 5 - Pending Deals in the Midwest, Southwest and West Regions
   (# = 12)                       Average  123.4%   19.3x     15.3%     25.2%     4.7%
                                  Median   118.5%   13.9x     12.8%     24.3%     4.8%
10)Group 10 - Completed Deals in the Midwest, Southwest and West Regions
   (# = 26)                       Average  171.8%   21.2x     17.3%     24.5%    11.3%
                                  Median   148.0%   18.3x     14.4%     21.1%     8.7%

Average and Median for Deal Value, Tangible Equity to Assets and ROAE
   Pending
                                  Average  130.2%   24.7x     17.2%     26.5%     6.5%
                                  Median   122.2%   21.4x     16.3%     26.0%     6.3%
   Completed
                                  Average  147.7%   22.3x     16.2%     22.8%     8.2%
                                  Median   134.8%   18.8x     15.3%     21.1%     7.0%

--------------------------------------------------------------------------------------

Platte Valley Transaction
                                  @$12.60  112.5%   37.3x     11.9%     21.3%     3.9%

--------------------------------------------------------------------------------------

16

      Based on the above information KBW concluded that the merger consideration was fair from a financial point of view relative to comparable transactions. Further, the fairness analysis considered (i) the relative historical performance of the thrift stocks in general, especially small cap stocks, over the past year; (ii) the relative historical returns on equity of Tri-County; and
(iii) the expected performance of Tri-County given additional considerations such as business plan and operating earnings trends. The summary does not purport to be a complete description of the analysis performed by KBW and should not be construed independently of the other information considered by KBW in rendering its opinion.

      KBW will receive a fee equal to $100,000 for services rendered in connection with advising and issuing a fairness opinion regarding the merger. As of the date of the Proxy Statement, KBW has received $25,000 of the fee with the remainder due at closing of the Merger.

Federal Income Tax Consequences

      The following is a discussion of the material federal income tax consequences of the Merger. The discussion of the material federal income tax consequences may not apply to special situations, such as Tri-County's stockholders, if any, who received the common stock upon the exercise of employee stock options or otherwise as compensation, and Tri-County's stockholders that are insurance companies, securities dealers, financial institutions or foreign persons.

      The receipt of cash by a stockholder of Tri-County in exchange for shares of Tri-County Common Stock pursuant to the Merger Agreement will constitute a taxable transaction to such stockholder for federal income tax purposes. In general, a stockholder will recognize gain or loss upon the surrender of the stockholder's Tri-County Common Stock equal to the difference, if any, between
(i) the sum of the cash payment per share received in exchange for the shares of Tri-County Common Stock, and (ii) the stockholder's tax basis in such Tri-County Common Stock. Any gain or loss will generally be treated as capital gain or loss if Tri-County Common Stock exchanged was held as a capital asset in the hands of the stockholder.

      The cash payments due to the holders of Tri-County Common Stock upon the exchange thereof pursuant to the Merger Agreement (other than certain exempt entities and persons) will be subject to a backup withholding tax by the exchange agent under federal income tax law unless certain requirements are met. Generally, the exchange agent will be required to deduct and withhold the tax if
(i) the stockholder fails to furnish a taxpayer identification number ("TIN") to the exchange agent or fails to certify under penalty of perjury that such TIN is correct, (ii) the Internal Revenue Service ("IRS") notifies the exchange agent that the TIN furnished by the stockholder is incorrect, (iii) the IRS notifies the exchange agent that the stockholder has failed to report interest, dividends or original issue discount in the past, or (iv) there has been a failure by the stockholder to certify under penalty of perjury that such stockholder is not subject to the backup withholding tax.

      No ruling has been or will be requested from the IRS as to any of the tax effects of any of the transactions discussed in this Proxy Statement to stockholders of Tri-County, and no opinion of counsel has been or will be rendered to Tri-County with respect to any of the tax effects of the Merger to Tri-County's stockholders. There is no assurance that applicable tax laws will not change, on a current or retroactive basis, prior to the close of the Merger.

      Because the tax consequences of the Merger may vary depending upon the particular circumstances of each stockholder and other factors, each stockholder of Tri-County is urged to consult such holder's own tax advisor to determine the particular tax consequences to such holder of the Merger (including the application and effect of state and local income and other tax laws).

                              THE MERGER AGREEMENT

      The following is a brief summary of the provisions of the Merger Agreement. This summary is qualified in its entirety by reference to the full text of the Merger Agreement which is attached as APPENDIX A to this Proxy Statement.

The Merger

      Under the terms of the Merger Agreement, AcqCo would merge with Tri-County. Furthermore, the Merger Agreement provides that Tri-County Bank will move its home office from Torrington, Wyoming to Cheyenne, Wyoming and sell its Torrington and Wheatland offices to Platte Valley Bank. Upon consummation of the Merger, each outstanding share of Tri-County Common Stock would be converted, by virtue of the merger of AcqCo into Tri-County (with Tri-County surviving), automatically and without any action on the part of the holder thereof, into the right to receive a cash payment of $12.60 from Platte Valley. Options will be cashed out for a price equal to $12.60 less the strike price of the option.

Closing date of the Merger

      Unless the Merger Agreement is terminated, a closing is to be held as soon as practicable after the satisfaction or waiver of the conditions to the obligations of the parties to consummate the Merger and in no event later than June 30, 2001. At the closing, the proper officers of Tri-County and AcqCo will execute Articles of Merger, which are to be filed with the States of Wyoming and Colorado. The Merger will become effective on the date that the Articles of Merger are filed. It is currently anticipated that the closing will take place, and the Merger will become effective, during the end of the first calendar quarter or early in the second calendar quarter of 2001.

Possible Special Cash Dividend

      If the merger is not completed by March 31, 2001 Tri-County may pay a special dividend equal out of Current Net Operating Earnings, if any, as defined below, but not exceeding $0.11 per share.

      The  Merger   Agreement   defines   Current  Net  Operating   Earnings  as
Tri-County's current net income through the last day of the month prior to the Closing Date, less

o all costs associated with the termination of Tri-County's ESOP and the 401(k) Plan, including all excise taxes, incurred or to be incurred, and

o Tri-County's expenses which exceed $170,000 attributable to the negotiation and consummation of the Merger Agreement, incurred or to
      be  incurred,   including  but  not  limited  to  attorney's   fees,
      accounting fees, investment banker opinion costs, director and officer insurance tail coverage costs, and proxy statement printing and mailing costs, but excluding the following items (and net of tax effects):

        a.    Security gains and losses.

        b. Costs associated with the buy-out of cashless options and employment contracts.

        c. The first $170,000 of the Tri-County's expenses attributable to the negotiation and consummation of the Merger Agreement, incurred or to be incurred, including, but not limited to, attorney's fees, accounting fees, investment banker opinion costs, director and officer tail coverage costs, and proxy costs.

Exchange of Tri-County Common Stock Certificates

      Platte Valley has designated Platte Valley Bank to act as the exchange agent for the merger transaction. Platte Valley will, on or immediately prior to the closing of the Merger, deposit with the exchange agent an amount equal to 100% of the Cash Consideration. Within three days of the close of the Merger, the exchange agent shall subsequently deliver to Tri-County's stockholders a letter of direction and transmittal form advising the procedure for surrendering to the exchange agent the Tri-County Common Stock certificates. The exchange agent shall, in accordance with the aforementioned letter of direction, pay to Tri-County shareholders an amount equal to 100% of the Cash Consideration for their shares.

      Notwithstanding the tender or non-tender of the stock certificates, effective as of the Closing date of the Merger all shares of Tri-County shall be and become void and will cease to evidence any ownership interest in Tri-County and will instead be converted into the right to receive a cash payment equal to the Cash Consideration.

      TRI-COUNTY'S STOCKHOLDERS SHOULD NOT SEND IN THEIR CERTIFICATES UNTIL THEY RECEIVE THE LETTER OF TRANSMITTAL FORM AND INSTRUCTIONS.

      The Cash Consideration into which such holder's shares are converted on the Closing date of the Merger will be delivered by or on behalf of Platte Valley, to such holder only upon delivery to Platte Valley Bank of the certificates formerly representing all of such shares owned by such holder (or a lost stock certificate and indemnity bond satisfactory to Platte Valley and the Platte Valley Bank, in their judgment, if any of such certificates are lost, stolen or destroyed). No interest will be paid on such Cash Consideration which such holder shall be entitled to receive upon such delivery.

      After the Closing, the stock transfer books of Tri-County will be closed and there will be no further transfers on the transfer books of Tri-County of the shares of Tri-County Common Stock that were outstanding immediately prior to the closing date of the Merger.

Interests of Certain Persons

      Certain members of Tri-County's management and its Board may be deemed to have interests in the Merger in addition to their interests, if any, as stockholders of Tri-County. These interests are described in more detail below.

      Employment Agreements. President Savage and two executive officers have employment agreements with Tri-County Bank that provide for certain payments and benefits in the event their employment with Tri-County Bank is terminated following a change of control as defined in the employment agreement. The execution of the terms of the Merger Agreement would constitute a change of control for purposes of this agreement and the employment of President Savage will be terminated upon the consummation of the Merger. The amount of payments to President Savage and the two executive officers upon termination of their employment as of the Closing date of the Merger will be a maximum of $321,920.

      Stock Options. Pursuant to the Merger, the officers and directors of Tri-County will receive the difference between $12.60 and the exercise price of each of their outstanding options. The amount of payments to buy out all
options,   including  those  issued  to  officers  and  directors,   will  equal
$529,013.20.

      Insurance Coverage. Tri-County currently has an insurance policy for its directors and officers that covers these individuals in the event they are subject to a lawsuit in connection with their duties as officers and directors. Pursuant to the Merger Agreement, Platte Valley will cause the officers and directors of Tri-County and Tri-County Bank immediately prior to the Closing date of the Merger to be covered for a period of three years from the closing date of the Merger by the directors' and officers' liability insurance policy maintained by Tri-County and Tri-County Bank (provided that Platte Valley may substitute an insurance policy of at least the same coverage and amounts containing terms and conditions which are not less advantageous than the current insurance policy). This insurance is intended to provide coverage following the Merger for actions of officers and directors taken prior to the Merger. This insurance coverage reduces the potential exposure of officers and directors for actions taken by them prior to the Merger.

      Termination of Tax-Qualified Benefit Plans. The Tri-County Bank ESOP and 401(k) will be terminated and any remaining assets will be distributed to the participants.

      Board Seats. The availability of any board seat on the boards of Platte Valley or its subsidiaries will be at the sole discretion of Platte Valley. The President of Tri-County will remain a director of Tri-County Bank through December 2001.

      Advisory Board/Non-Compete Agreements. Each director of Tri-County shall be offered an Advisory Board seat with one of Platte Valley's banking subsidiaries. The position will be for a term of two years and each director serving as an advisory director will each receive $4,800 payable in equal installments over a 24-month period.

      Those directors not joining the Platte Valley advisory board will be required to sign non-compete agreements. In consideration for signing such agreements, Platte Valley will pay the director $4,800 payable in equal installments over a 24-month period.

Post-Merger Benefits to Employees

      In accordance with the Merger Agreement, Platte Valley will cause Platte Valley Bank to allow the employees of Tri-County Bank who are offered and who accept employment by Platte Valley Bank (the "Bank Employees") to participate in any of Platte Valley Bank's employee benefit plans in which similarly situated employees of Platte Valley Bank participate, to the same extent as comparable employees of Platte Valley Bank. As of the Closing date of the Merger, Platte Valley Bank will permit Tri-County Bank Employees to participate in Platte Valley Bank's group hospitalization, medical, life and disability insurance plans on substantially the same terms and conditions as applicable to comparable employees of Platte Valley and its subsidiaries. As of the next entry date following the Closing date of the Merger, Platte Valley Bank will permit the Bank Employees to participate in Platte Valley Bank's defined contribution plan. The Bank Employees will be given credit for their years of service with Tri-County Bank or Tri-County for eligibility and vesting purposes under Platte Valley Bank's defined contribution retirement plan. At closing all accrued vacation as of December 31, 2000 will be cashed out. The Tri-County ESOP and 401(k) plan will be liquidated in accordance with their terms and the assets distributed to the participants. With respect to its vacation, sick leave and severance policies, Platte Valley Bank will recognize, for purposes of eligibility to participate, vesting and benefits accrual purposes, all prior years of service that any employee had with Tri-County Bank or Tri-County.

      Tri-County Bank employees who are terminated by Platte Valley between the date of the close of the Merger and December 31, 2001 for any reason other than cause, shall be entitled to receive a severance benefit equal to two (2) week's salary for every year or partial year of employment service with Tri-County or Tri-County Bank, with a minimum severance benefit equal to two (2) weeks of salary and the maximum severance benefit payable shall be three months weeks of salary.

Dissenters' Rights

      Under Wyoming Law, Tri-County shareholders have a right to dissent and obtain the fair value of their shares by complying with the terms of Article 13 of the Wyoming Business Corporation Act, as amended ("WBCA"). The full text of
Article 13 of the WBCA can be found at APPENDIX C to this Proxy Statement.

      The WBCA generally provides that a shareholder of a Wyoming corporation that engages in a merger transaction shall have the right to demand from the corporation the payment of the fair or appraised value of his stock in the corporation, subject to the satisfaction of specified procedural requirements. There are certain exceptions to dissenter's rights under the WBCA, however, none are applicable in the Merger, therefore Tri-County shareholders have dissenters' rights of appraisal under Article 13 of the WBCA in connection with the Merger.

      A holder of shares of Tri-County wishing to exercise his dissenter rights must deliver to the Secretary of Tri-County, before the vote on the Merger Agreement at the Special Meeting, a writing which identifies such shareholder and which states his intention to demand that he be paid the fair value for his shares if the proposed Merger is effectuated. Furthermore, the shareholder must effect no change in the beneficial ownership of his shares from the date of such filing continuously through the closing date of the Merger of the Merger and must refrain from voting his shares in approval of such action. A dissenter who fails to satisfy the statutory requirements in any respect shall not acquire any right to payment of the fair value of his shares under Article 13 of the WBCA. A vote against the Merger Agreement shall not constitute the written notice required by the WBCA. Any such shareholder who wishes to exercise such dissenter rights should review carefully the discussion of such rights in this Proxy Statement, including APPENDIX C hereto, because failure to timely and properly comply with the procedures specified will result in the loss of dissenter rights under the WBCA. All written demands for appraisal should be sent to delivered to the attention of the Secretary of Tri-County Bancorp, Inc., 2201 Main Street, Torrington, Wyoming 82240-2317 so as to be received prior to the vote at the Special Meeting with respect to the Merger Agreement and the proposal to adjourn the Special Meeting to solicit additional proxies.
      If the Merger Agreement is approved by the required vote at the Special Meeting, Tri-County shall mail a further notice to all dissenters who gave due notice of intention to demand payment of the fair value of their shares and who refrained from voting in favor of the proposed action setting forth the following: (i) state where and when a demand for payment must be sent and certificates for certificated shares must be deposited in order to obtain payment; (ii) supply a form for demanding payment that includes a request for certification of the date on which the shareholder, or the person on whose behalf the shareholder dissents, acquired beneficial ownership of the shares; and (iii) be accompanied b a copy of Article 13 of the WBCA. The time set for receipt of the demand and deposit of certificated shares shall be not less than 30 days from the mailing of the notice.

Business Pending Consummation

      Tri-County and Tri-County Bank have agreed in the Merger Agreement to carry on their business in substantially the same manner their business was conducted prior to the date of this Merger Agreement, and have agreed not to take certain actions relating to the operation of Tri-County pending consummation of the Merger, without the prior written consent of Platte Valley, except as otherwise permitted by the Merger Agreement. These prohibited actions include, without limitation:

o     amending their corporate documents;

o changing the number of shares of capital stock outstanding or issue any additional options or warrants;

o     entering into any contract over $10,000;

o     entering into any employment agreement or granting additional benefits;

o     taking any action contrary to preserving the business of Tri-County;

o     paying any dividends;

o     purchasing any securities; and

o underwriting any loans in excess or $150,000 or making any loans to insiders.

Accounting Treatment

      Platte Valley is expected to use the purchase method of accounting with respect to its acquisition of Tri-County in the Merger.

Regulatory Approvals

      The Merger and other transactions described in the Merger Agreement are subject to the prior approval or non-objection of the Office of Thrift Supervision ("OTS"), OCC, and Federal Reserve Board.

      The Bank Holding Company Act of 1956, as amended (the "BHC Act"), governs the Federal Reserve Board's approval process. The BHC Act provides that the Federal Reserve Board may not approve any transaction (i) which would result in a monopoly or which would be in furtherance of any combination or conspiracy to monopolize or to attempt to monopolize the business of banking in any part of the United States, or (ii) the effect of which in any section of the country may be to substantially lessen competition, or tend to create a monopoly, or which in any other manner might restrain trade, unless the Federal Reserve Board finds that the anti-competitive effects of the proposed transaction are clearly outweighed in the public interest by the probable effect of the transaction in meeting the convenience and needs of the communities to be served.

      In conducting its review of any application for approval under the BHC Act, the Federal Reserve Board must consider the financial and managerial resources and future prospects of the institutions involved, and the convenience and needs of the communities that the institutions will serve. The Federal Reserve Board may deny an application if it determines that the financial or managerial resources of the acquiring bank holding company are inadequate.

      The BHC Act provides for the publication of notice of, and the opportunity of administrative hearings relating to, the respective applications for approval noted and described above. Interested parties may intervene in the approval proceedings. If an interested party intervenes, such intervention could substantially delay the regulatory approvals required for consummation of the Merger.

      Applications seeking approval of the Merger were filed with the OTS and the OCC in January 2001. The required regulatory approvals had not been received as of the date of mailing of this Proxy Statement but Tri-County and Tri-County Bank have no reason to believe that such approvals will not be received.

      The Merger cannot proceed in the absence of the requisite regulatory approvals. There can be no assurance that such regulatory approvals will be obtained, and, if the Merger Agreement is approved, there can be no assurance as to the date of any such approvals. There can also be no assurance that any such approvals will not contain a condition or requirement which causes such approvals to fail to satisfy the conditions set forth in the Merger Agreement and described below under "-- Conditions to Consummation; Termination."

      Tri-County is required to use its best efforts to obtain shareholder approval of the Merger Agreement and is prohibited from seeking offers from other entities after signing the Merger Agreement. However, if upon the receipt of advice of counsel, Tri-County determines in good faith that to do so otherwise would constitute a violation of the Board's fiduciary duties under applicable law, they can accept another bona fide offer and not recommend the Merger.

Conditions To Consummation; Termination

      Consummation of the Merger is subject, among other things, to:

o approval of the transactions contemplated by the Merger Agreement by the requisite vote of the stockholders of Tri-County;

o     receipt of the regulatory approvals referred to under "-- Regulatory
      Approvals"

o     there being no material adverse change in the operations of Tri-County;

o no more than 2% of the stockholders of Tri-County can dissent from the Merger; and

o there being no suit, action or proceeding pending or, in the case of governmental bodies, threatened, which challenge the validity or legality, or seeks to restrain the consummation, of the Merger or which seeks to limit or otherwise affect in a material respect the operation of Platte Valley Bank or its shareholders, or the operation of Tri-County and or its shareholders.

      Consummation of the Merger is also subject to the satisfaction or waiver of various other conditions specified in the Merger Agreement, including, among others, the delivery by Tri-County and Platte Valley, each to the other, of (a) opinions of their respective counsel reasonably satisfactory to the addressees of such opinions, and (b) certificates executed by certain of their respective executive officers as to due performance and compliance in all material respects with the agreements and covenants in the Merger Agreement and the truth and correctness of the representations and warranties. The Merger Agreement provides that prior to the Closing date of the Merger, either before or after receipt of the required stockholder approval, the Merger Agreement may be terminated: (i) by mutual consent of Platte Valley and Tri-County; or (ii) by either Platte Valley or Tri-County in the event

o of a breach by the other party of any representation, warranty, or covenant contained in the Merger Agreement, which breach cannot or is not cured within 30 days after written notice thereof is given to the party committing such breach; or

o any condition required by the Merger Agreement is not satisfied by June 30, 2001.

      The Merger Agreement provides that Tri-County may terminate the Merger Agreement if Tri-County receives an unsolicited offer to purchase or otherwise acquire Tri-County and, pursuant to the Board's fiduciary duties to Tri-County and its stockholders, the Board decides to terminate the Merger Agreement to pursue such other offer. If Tri-County accepts such offer, it will be required to pay Platte Valley a break-up fee of $450,000.

Waiver; Amendment

       Prior to the Closing date of the Merger, any provision of the Merger Agreement may be: (i) waived in writing by the party benefited by the provision; or (ii) amended or modified at any time (including the structure of the transaction) only by an agreement in writing among the parties thereto.

Expenses; Termination Fees

      In the event the Merger is not consummated, all expenses incurred by or on behalf of the parties in connection with the Merger Agreement and the transactions contemplated thereby shall be borne by the party incurring the same.

      Tri-County or Platte Valley will be entitled to receive $150,000 if the Merger Agreement is terminated because of the other party's breach of a representation, warranty, covenant or agreement under the Merger Agreement and such party fails to cure the breach within 30 days following written demand. Furthermore, Platte Valley will be entitled to receive $450,000 if the Merger Agreement is terminated because Tri-County accepts a superior offer from another potential acquiror.

                      PROPOSAL II - ADJOURNMENT OF MEETING

      In the event there is an insufficient number of shares present in person or by proxy at the Special Meeting to approve the Merger Agreement, the Tri-County Board of Directors intends to submit for shareholder approval at the Special Meeting a proposal to adjourn the Special Meeting to a later date. The place and date to which the Special Meeting would be adjourned would be announced at the Special Meeting.

      The adjournment would permit Tri-County to solicit additional proxies for approval of the Merger Agreement. While such an adjournment would not invalidate any proxies previously filed, including those voting against the Merger Agreement, it would give Tri-County the opportunity to solicit additional proxies in favor of the Merger Agreement if necessary.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" APPROVAL OF THE ADJOURNMENT UNDER THE CIRCUMSTANCES DESCRIBED HEREIN. APPROVAL OF THE ADJOURNMENT REQUIRES THE AFFIRMATIVE VOTE OF THE HOLDERS OF A MAJORITY OF THE SHARES OF TRI-COUNTY COMMON STOCK PRESENT IN PERSON OR BY PROXY AT THE MEETING.

                       STOCKHOLDER PROPOSALS FOR 2001 ANNUAL MEETING

      Pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, as amended, stockholders may present proper proposals for inclusion in a company's proxy statement and for consideration at the next annual meeting of its stockholders by submitting their proposals to the company in a timely manner.

      Tri-County will hold its annual meeting only if the merger is not completed. In order to be included in the proxy statement for the 2001 annual meeting of Tri-County stockholders, stockholder proposals must be received by Tri-County no later than December 1, 2000, and must otherwise comply with the requirements of Rule 14a-8. In the event Tri-County holds its annual meeting more than 30 days from April 26, 2001, then the deadline is a reasonable time before Tri-County prints its proxy materials.

      In addition, Tri-County's bylaws establish an advance notice procedure with regard to certain matters, including stockholder proposals not included in Tri-County's proxy statement to be brought before an annual meeting of stockholders. In general, notice must be received by the Secretary of Tri-County not less than 10 days nor more than 60 days prior to the annual meeting and must contain specific information concerning the matter to be brought and other stockholder information.

      All notices or proposals to stockholders, whether or not to be included in Tri-County's proxy materials, should be sent to the attention of the Secretary of Tri-County at 2201 Main Street, Torrington, Wyoming 82240-2317.

                                 LEGAL OPINIONS

      Certain legal matters associated with the Merger will be passed upon by Manatt, Phelps & Phillips, LLP, Los Angeles, D.C., as counsel for Tri-County and by Rothgerber Johnson & Lyons, LLP, Denver, Colorado as counsel for Platte Valley.

                                   ACCOUNTANTS

      The consolidated balance sheets of Tri-County as of December 31, 1999 and 1998, and the related consolidated statements of operations, stockholders' equity and cash flows for each of the years in the two-year period ended December 31, 1999, included in Tri-County's 1999 Annual Report to Stockholders which is incorporated by reference in Tri-County's Annual Report on Form 10-KSB for the fiscal year ended December 31, 1999, have been incorporated herein in reliance on the report of Dalby, Wendland & Co., P.C., independent certified public accountants, and upon the authority of said firm as experts in accounting and auditing. Tri-County's independent certified public accountants are not expected to attend the special meeting and therefore will not be available to make a statement or respond to stockholders' questions.

                                  OTHER MATTERS

      As of the date of this Proxy Statement, the Board knows of no matters which will be presented for consideration at the special meeting other than as set forth in the Notice of Meeting accompanying this Proxy Statement. However, if any other matters shall come before the special meeting or any adjournments thereof and be voted upon, the enclosed Proxy shall be deemed to confer discretionary authority to the individuals named as proxies therein to vote the shares represented by such Proxy as to any such matters.

                              FINANCIAL INFORMATION

      The following documents are included as APPENDIX D AND APPENDIX E, respectively, to this Proxy Statement:

o     Tri-County's 1999 Annual Report to Stockholders, and

o Tri-County's Quarterly Report on Form 10-QSB for the quarter ended September 30, 2000.


                                          By Order of the Board of Directors


                                          /s/Carl F. Rupp
                                          --------------------------------------
                                          Carl F. Rupp
                                          Secretary
                                          February 20, 2001

                                     ANNEX A


                                 REVOCABLE PROXY

                            TRI-COUNTY BANCORP, INC.


      This Proxy is solicited on behalf of the Board of Directors for the Special Meeting of Stockholders to be held on March 23, 2001 (the "Meeting").

      The undersigned hereby appoints the Board of Directors of Tri-County Bancorp, Inc. ("Tri-County"), or its designee, with the power of substitution, to act as attorneys and proxies for the undersigned, to represent and to vote, as designated below, all shares of Common Stock of Tri-County, which the undersigned is entitled to vote at the Meeting and at any adjournment thereof.

                  The directors recommend a vote "FOR" Proposals 1 and 2.


                                                             FOR AGAINST ABSTAIN

1.     Approval of the Acquisition Agreement and             [ ]    [ ]     [ ]
       Plan of Merger, dated as of January 24, 2001 by and among Platte Valley Financial Service
       Companies, Inc. ("Platte Valley), Platte Valley
       Acquisition  Company, Inc. ("AcqCo"), Platte
       Valley National Bank, Tri-County, and
       Tri-County Bank, pursuant to which (i) Tri-County would merge with AcqCo with Tri-County surviving
       (the "Merger"), and (ii) each outstanding share of Tri-County common stock would be converted into the right, subject to adjustment, to receive a cash payment of $12.60 from Platte Valley upon completion of the Merger, subject to the terms and conditions contained in the agreement.

                                                            FOR  AGAINST ABSTAIN

2.     Adjourn the Meeting to solicit additional             [ ]    [ ]     [ ]
       votes to approve the Merger Agreement.


This proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder. If no direction is made, this proxy will be voted FOR Proposals 1 and 2. In addition, this proxy will be voted at the discretion of the proxy holder(s) upon any other matter that may properly come before the Meeting, including any adjournment thereof.

      Should the signatory(ies) be present and elects to vote at the Meeting, or at any adjournments thereof, and after notification to the Secretary of Tri-County at the Meeting of such person's decision to terminate this proxy, the power of said attorneys and proxies shall be deemed terminated and of no further force and effect. The signatory(ies) may also revoke this proxy by filing a subsequently dated proxy or by written notification to the Secretary of Tri-County of his or her decision to terminate this proxy.

      The signatory(ies) acknowledge(s) receipt from Tri-County prior to the execution of this proxy of Notice of the Meeting, a Proxy Statement dated February 20, 2001.


                                               Please check here if you
Dated:                          , 2001    [  ] plan to attend the meeting.
-------------------------------



                                          ------------------------------------
                                          SIGNATURE OF STOCKHOLDER


                                          ------------------------------------
                                          SIGNATURE OF STOCKHOLDER


Please sign exactly as your name appears on this Proxy card. When signing as attorney, executor, administrator, trustee, or guardian, please give your full title. If shares are held jointly, each holder should sign.

--------------------------------------------------------------------------------
PLEASE COMPLETE, DATE, SIGN, AND MAIL THIS PROXY PROMPTLY IN THE ENCLOSED POSTAGE-PAID ENVELOPE.
--------------------------------------------------------------------------------

                                   APPENDIX A
                              ACQUISITION AGREEMENT
                                       AND
                                 PLAN OF MERGER



                                     among

                      PLATTE VALLEY FINANCIAL SERVICE COMPANIES, INC.,

                                PLATTE VALLEY NATIONAL BANK,

                          PLATTE VALLEY ACQUISITION COMPANY, INC.
                               (In Organization),

                           TRI-COUNTY BANCORP, INC.

                                      and

                                 TRI-COUNTY BANK









                             As of January 24, 2001

                    ACQUISITION AGREEMENT AND PLAN OF MERGER


      This Acquisition Agreement and Plan of Merger ("Agreement") is entered into this 24th day of January, 2001, by and among Platte Valley Financial Service Companies, Inc. ("Platte Valley"), Platte Valley National Bank located in Torrington, Wyoming ("Platte Valley National Bank"), Tri-County Bancorp, Inc. ("Tri-County"), Tri-County Bank and Platte Valley Acquisition Company, Inc. (In Organization) ("AcqCo").

                                    RECITALS:

      A. Platte Valley is a financial holding company organized and existing under the laws of the State of Colorado, having its principal offices at 1212 Circle Drive, Scottsbluff, Nebraska 69361.

      B. Platte Valley owns all of the capital stock of Platte Valley National Bank, a national banking association.

      C. Tri-County is a registered savings and loan holding company organized and existing under the laws of Wyoming having its principal offices at 2201 Main Street, Torrington, Wyoming 82240.

      D. Tri-County owns all of the capital stock of Tri-County Bank, a federally chartered stock savings bank ("Tri-County Bank") and all of the capital stock of First Tri-County Services, Inc., a Wyoming corporation ("Tri-County Services"). Tri-County Bank and Tri-County Services are hereinafter referred to together as the "Subsidiaries."

      E. AcqCo will be a Colorado corporation organized as a wholly owned subsidiary of Platte Valley solely for the purposes of acquiring Tri-County.

      F. The respective Boards of Directors of Platte Valley and Tri-County have determined that it is in the best interest of said corporations and their respective shareholders that Platte Valley acquire 100% of the capital stock of Tri-County through a merger of AcqCo with and into Tri-County on the terms and conditions hereinafter set forth.

      G. The respective Boards of Directors of Platte Valley and Tri-County have, by resolutions, approved and authorized the execution and delivery of this Agreement on the terms and conditions set forth herein.

      THEREFORE, in consideration of the mutual covenants, promises, agreements and provisions contained herein and subject to the satisfaction of the terms and conditions set forth herein, and intending to be legally bound hereby, Platte Valley and Tri-County agree as follows:

                    ARTICLE 1 - PRINCIPAL TERMS OF THE MERGER

      1.1 The Plan of Merger. Subject to the terms and conditions of this Agreement, including the receipt of all requisite regulatory and shareholder approvals, the acquisition of Tri-County by Platte Valley (the "Merger") will be carried out in the following manner:

            a. Tri-County will cooperate in the preparation and filing by Platte Valley of such applications to regulatory authorities as may be necessary to obtain all approvals requisite to the consummation of the Merger, including those described in Section 3.1(c) hereof.

            b. Platte Valley and Tri-County will each cooperate and use their respective best efforts to consummate the transactions contemplated by this Agreement.

            c. Tri-County shall call a meeting of its shareholders to approve the Merger and shall solicit proxies in favor of the Merger.

            d. Subject to the provisions of this Agreement, Articles of Merger substantially in the form of Exhibit A attached hereto, shall be duly executed and on the Closing Date (as defined in Section 1.2 hereof), or as soon thereafter as reasonably practicable, filed with the Colorado Secretary of State in accordance with the Colorado Business Corporation Act (the "CBCA") and with the Wyoming Secretary of State in accordance with the Wyoming Business Corporation Act ("WBCA"). The Merger shall become effective at the time specified in the Articles of Merger (the "Effective Time").

            e. At the Effective Time, AcqCo shall merge with and into Tri-County, the separate existence of AcqCo shall cease, and Tri-County shall continue as the surviving corporation. Tri-County, in its capacity as the corporation surviving the Merger, is hereinafter sometimes referred to as the "Surviving Corporation."

            f. For each outstanding share of Tri-County common stock ($0.10 par value) ("Tri-County Stock") held immediately prior to the Effective Time, the shareholders of Tri-County (except those effectively exercising their dissenter's rights of appraisal, as described in Section 2.2 hereof, shall receive cash in the amount of $12.60 per share (the "Consideration") with a maximum of 883,969 shares of Tri-County Stock (including shares held by the Tri-County ESOP) outstanding at the Closing Date.

            g. The holders of options for 72,207 shares of Tri-County Stock shall receive total consideration not to exceed $529,013.20, as further described in Section 2.4, and each such option shall be canceled.

            h. Tri-County's expenses attributable to the negotiation and consummation of this Agreement and the transactions contemplated hereby shall not exceed $200,000 and any amount paid or accrued in excess thereof shall result in a reduction of the aggregate Consideration paid in the amount of such excess.

      1.2 Closing Date. The "Closing Date" of the transaction shall be a date which is at least ten (10) days after all of the conditions specified in Article 3 of this Agreement have all been satisfied and all applicable waiting periods have expired, or such other date as is mutually agreed by the parties. The closing of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of Rothgerber Johnson & Lyons LLP, 1200 17th Street, Suite 3000, Denver, Colorado, on the Closing Date or at such other place as the parties may agree. At the Closing, the parties shall exchange the various agreements, certificates, instruments and documents to be delivered pursuant to the terms of this Agreement.

      1.3   The Surviving Corporation.

            a. At the Effective Time, AcqCo shall cease to exist and Tri-County shall be the "Surviving Corporation." The articles of incorporation and bylaws of Tri-County as in effect immediately prior to the Effective Time will remain the articles of incorporation and bylaws of Tri-County as the Surviving Corporation after the Effective Time until amended or repealed in accordance with their provisions and applicable law. The combined capitalization of Tri-County and AcqCo immediately prior to the Effective Time shall be the capitalization of Tri-County as the Surviving Corporation after the Effective Time until changed by resolution of the Board of Directors or by action of its shareholder. Except as set forth in Section 3.3(g) of this Agreement, the directors and officers of Tri-County and Tri-County Bank immediately prior to the Effective Time shall resign effective as of the Closing Date and their successors shall be elected or qualified.

            b. At and after the Effective Time, all rights, privileges, powers and franchises and all property and assets of every kind and description of AcqCo and Tri-County shall be vested in and be held and enjoyed by the Surviving Corporation, without further act or deed, and all the estates and interests of every kind of AcqCo and Tri-County, including all debts due to either of them, shall be as effectively the property of the Surviving Corporation as they were of AcqCo and Tri-County, and the title to any real estate vested by deed or otherwise in either AcqCo or Tri-County shall not revert or be in any way impaired by reason of the Merger. All rights of creditors and liens upon any property of AcqCo or Tri-County shall be preserved unimpaired and all debts, liabilities and duties of AcqCo and Tri-County shall be debts, liabilities and duties of the Surviving Corporation and may be enforced against it to the same extent as if said debts, liabilities, and duties had been incurred or contracted by it.

                    ARTICLE 2 - DISTRIBUTIONS TO TRI-COUNTY SHAREHOLDERS

      2.1 Delivery of Consideration. On or immediately prior to the Closing Date, Platte Valley shall deliver to Platte Valley National Bank as paying agent (the "Paying Agent") the aggregate Consideration to be paid. Any interest earned on such cash while in the hands of the Paying Agent shall be the property of Platte Valley. The Paying Agent subsequently shall deliver to the holders of certificates formerly evidencing ownership of Tri-County Stock, upon receipt from the holders thereof of such certificates, duly executed and in proper form for transfer, the Consideration to which they are entitled pursuant to the following provisions:

            a. As soon as practical after the Effective Time the Paying Agent shall send a notice and transmittal form to each record holder of a certificate evidencing Tri-County Stock, advising such holder of the Merger and the procedure for surrendering to the Paying Agent such certificate in exchange for the Consideration. Each holder of such certificate, upon surrender of the same to the Paying Agent in accordance with such transmittal form, shall be entitled to receive the Consideration.

            b. No  transfer  taxes  shall be  payable by any holder of record of
Tri-County Stock at the Effective Time in respect of the exchange of certificates for the Consideration. If the Consideration for the Tri-County Stock provided for herein is to be delivered to any person other than the registered holder of the Tri-County Stock surrendered for exchange, the amount of any stock-transfer or similar taxes (whether imposed on the holder of record or such person) payable on account of the transfer to such person shall be paid to the Paying Agent by such person. The Paying Agent may refuse to make such exchange unless satisfactory evidence of the payment of such taxes, or exemption therefrom, is submitted.

            c. After the Effective Time, each outstanding certificate which theretofore represented Tri-County Stock shall until surrendered for exchange in accordance with this Section 2.1 be deemed for all purposes to evidence only the right to receive the Consideration. After the Effective Time, there shall be no further registration or transfer of Tri-County Stock.

            d. Any portion of the Consideration deposited with the Paying Agent that remains unclaimed by the former holders of Tri-County Stock one hundred eighty (180) days after the Effective Time shall be repaid or returned to Platte Valley upon demand, and holders of Tri-County Stock who have not theretofore complied with this Section 2.1 hereof shall thereafter look only to Platte Valley for payment of their claim for the Consideration.

            e. Notwithstanding anything to the contrary set forth herein, if any holder of Tri-County Stock shall be unable to surrender his or her certificates because such certificates have been lost or destroyed, such holder may deliver in lieu thereof an indemnity bond in form and substance and with surety satisfactory to Platte Valley or such other undertaking as may be approved by Platte Valley.

      2.2 Dissenting Shareholders. Any shares of Tri-County Stock held by persons who have satisfied the requirements of the WBCA related to the rights of dissenting shareholders ("Dissenters' Rights"), and have not effectively withdrawn or lost such Dissenters' Rights, shall not be converted pursuant to this Agreement, but the holders thereof shall be entitled only to such Dissenters' Rights. Each dissenting shareholder who is entitled to payment for his or her shares of Tri-County Stock pursuant to such Dissenters' Rights shall receive payment from Platte Valley in an amount as determined pursuant to such Dissenters' Rights.

      2.3 Special Dividend. If the Merger is not consummated on or before March 31, 2001, Tri-County may declare and pay a special cash dividend to its shareholders not exceeding the amount of Tri-County's Current Net Operating Earnings and not exceeding $0.11 per share. "Current Net Operating Earnings" for purposes of this Section 2.3 shall be calculated as set forth on Exhibit B attached hereto.

      2.4 Stock Options. Simultaneous with the Closing Date, Tri-County shall redeem and pay to the holders of options for an aggregate of 72,207 shares of Tri-County Stock an amount not to exceed $529,013.20, as follows: holders of options for 68,207 shares (with an exercise price of $5.00 per share) shall receive $7.60 per share and holders of options for 4,000 shares (with an exercise price of $9.94 per share) shall receive $2.66 per share. Upon payment, each such option shall be canceled. The 5,978 options with an exercise price in excess of $12.60 shall be canceled. Tri-County shall not grant any additional option for Tri-County Stock prior to the Merger.

      2.5   Benefit Plans.

            a. The Tri-County Federal Savings and Loan Association Employee Stock Ownership Plan and Trust (the "ESOP") shall be terminated as of the Closing Date according to its terms. The Tri-County Federal Savings Bank 401(k) Plan and Trust (the "401(k) Plan") shall be terminated as of Tri-County Bank's last payroll date immediately preceding the Closing Date. All other employee benefit plans maintained by Tri-County or Tri-County Bank, or any predecessor to either, other than the ESOP and the 401(k) Plan (the "Other Benefit Plans") shall be terminated no later than the Closing Date.

            b. Tri-County and Tri-County Bank shall take all actions necessary to effect the termination of the ESOP and the 401(k) Plan and the Other Benefit Plans as provided in this Agreement; provided, however, that any related corporate action by Tri-County and Tri-County Bank shall be provided to and approved by counsel for Platte Valley prior to the time that the action is taken. Within 60 days after the Closing Date, Platte Valley through its counsel shall prepare and submit a determination request to the Internal Revenue Service with respect to the termination of the ESOP and of the 401(k) Plan. No benefit will be distributed from the ESOP in connection with the termination of this tax-qualified plan until a favorable ruling is received from the Internal Revenue Service with respect to the termination of this plan. No benefit will be distributed from the 401(k) Plan in connection with the termination of this tax-qualified plan until a favorable ruling is received from the Internal Revenue Service with respect to the termination of this plan.

            c. Prior to the Closing Date, Tri-County and Tri-County Bank shall have satisfied and discharged all of their outstanding or accrued obligations, of every kind or description, with respect to the ESOP and the 401(k) Plan other than any obligation arising exclusively in connection with the termination of either such tax-qualified plan, or minor adjustments with respect to plan operations as communicated by the plans' administrators to Platte Valley at or prior to the Closing Date.

            d. Prior to the Closing Date, Tri-County and Tri-County Bank shall have satisfied and discharged all of their outstanding or accrued obligations, of every kind or description, with respect to the Other Benefit Plans.

                             ARTICLE 3 - CONDITIONS

      3.1 Mutual Conditions. The obligations of Tri-County and Platte Valley under this Agreement are subject to and conditioned upon the satisfaction of, prior to and on the Closing Date, each of the following conditions except as both Tri-County and Platte Valley may waive in writing:

            a. No Litigation. Except as described in the Tri-County Disclosure Schedules attached hereto as Exhibit C ("Disclosure Schedules"), no suit, action, claim or other proceeding having been threatened or pending before any court, administrative or governmental agency which, in the reasonable opinion of Tri-County or Platte Valley, presents a significant risk of restraint or prohibition of the transactions contemplated hereby or the attainment of material damages or other relief against Tri-County or its shareholders, the Subsidiaries, or Platte Valley or its shareholders in connection therewith.

            b. Shareholder Approval. Approval of the Merger by the holders of a majority of the outstanding shares of Tri-County Stock.

            c. Third-Party Approvals. Receipt of all authorizations, approvals, and/or consents as well as the expiration of applicable waiting periods, of any third parties without conditions, including federal or state governmental and/or regulatory bodies and officials, necessary for the consummation of this Agreement and for the continuation in all material respects of the business of Platte Valley, Tri-County and the Subsidiaries, without interruption after the Effective Time, in substantially the manner in which such business is now conducted, and no such authorizations or approvals shall contain any conditions or restrictions that Platte Valley reasonably believes will materially restrict or limit the business or activities of Platte Valley, Tri-County or the Subsidiaries or have a material adverse effect on their businesses, operations or financial conditions taken as a whole, including but not limited to:

                  i. Approval of the Federal Reserve Board for Platte Valley to acquire Tri-County by the Merger and to engage in a non-banking activity;

                  ii. Approval of the Office of Thrift Supervision ("OTS") for Platte Valley to become a thrift holding company by the Merger and to move the Tri-County Bank charter from its Torrington office to its Cheyenne office;

                  iii. Approval of the OTS and the Office of the Comptroller of the Currency for Tri-County Bank to sell and for Platte Valley National Bank, 1401 East M, Torrington, Wyoming, to acquire the Torrington and Wheatland branches of Tri-County Bank along with all of their assets and liabilities; and

                  iv. Approval of the OTS for a quasi-reorganization and/or for Tri-County Bank to pay a dividend or otherwise transfer all of its excess capital to Platte Valley.

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      3.2 Conditions in Favor of Tri-County. All obligations of Tri-County under this Agreement are subject to and conditioned upon the satisfaction of, prior to and on the Closing Date, each of the following conditions except as Tri-County may waive in writing:

            a. Representations, Warranties and Agreements. All of the representations and warranties of Platte Valley, Platte Valley National Bank and AcqCo contained in this Agreement or in any written statement, including without limitation, financial statements, exhibits, certificates, schedules or other documents delivered pursuant hereto or in connection with the transactions contemplated hereby, being true in all material respects at the date hereof, and at the Closing Date as if then made, and Platte Valley, Platte Valley National Bank and AcqCo having performed and complied with all covenants, agreements and conditions required by this Agreement to be performed or complied with by it prior to or at the Closing Date.

            b. Officer's Certificate. Receipt by Tri-County of a certificate in form and content satisfactory to Tri-County from the President of Platte Valley, Platte Valley National Bank and AcqCo, dated the Closing Date, to the effect that the representations and warranties made herein by Platte Valley, Platte Valley National Bank or AcqCo were on the date hereof, and are on the Closing Date, true and correct and that Platte Valley, Platte Valley National Bank and AcqCo have performed the covenants, obligations and agreements undertaken by them herein.

            c. Secretary's Certificate. Receipt by Tri-County of a certificate of the Secretary or an Assistant Secretary of Platte Valley, dated the Closing Date, to the effect that all necessary approvals of the Merger by the Board of Directors of Platte Valley, and by Platte Valley as the sole shareholder of AcqCo, were obtained at meetings duly called for such purposes and as to the incumbency of all corporate officers of Platte Valley at all relevant times.

            d. Legal Opinion. Receipt by Tri-County of an opinion of legal counsel for Platte Valley as of the Closing Date in the form attached hereto as Exhibit D.

            e. Authorization of Merger. All actions necessary to authorize the execution, delivery and performance of this Agreement by Platte Valley and AcqCo and the consummation of the transactions contemplated hereby having been duly and validly taken by the Boards of Directors of Platte Valley and AcqCo, and AcqCo shall have full power and right to merge with Tri-County pursuant to this Agreement and the Articles of Merger.

            f. Proper Actions and Documentation. All actions to be taken by Platte Valley and AcqCo in connection with the transactions contemplated by this Agreement having been taken, all documents incidental thereto being in a form and substance reasonably satisfactory to Tri-County and its legal counsel, and Tri-County having received copies of all documents that it may have reasonably requested in connection with such transactions.

            g. Fairness Opinion. Receipt by Tri-County of a fairness opinion from its investment banker as of the date of this Agreement that the Consideration to be received by Tri-County shareholders pursuant to this Agreement is fair from a financial point of view and such opinion shall not have been withdrawn on or before the Effective Time.

      3.3 Conditions in Favor of Platte Valley and AcqCo. All obligations of Platte Valley and AcqCo under this Agreement are subject to and shall be conditioned upon the satisfaction of, prior to and on the Closing Date, each of the following conditions except as Platte Valley may waive in writing:

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            a. Material  Adverse.  Since the date of this Agreement there having been no material adverse changes, occurrences or developments in the business of Tri-County or the Subsidiaries that have, or would be expected to have, a material adverse effect on the business, operations or financial condition of Tri-County or the Subsidiaries; and Platte Valley shall not have discovered any fact or circumstance not disclosed by Tri-County or the Subsidiaries prior to the date of this Agreement that has resulted in, or could reasonably be expected to result in, a material adverse effect on the business, operations or financial condition of Tri-County or the Subsidiaries. A "material adverse change" shall not include (i) changes caused by general economic conditions or changes in prevailing interest rates, (ii) payouts under existing employment agreements as disclosed on the Disclosure Schedules, and (iii) costs, fees and expenses related to the Merger not exceeding $200,000.

            b.   Representations,   Warranties  and   Agreements.   All  of  the
representations and warranties of Tri-County and the Subsidiaries contained in this Agreement, in any attachment or exhibit hereto, or in any written statement, including, without limitation, financial statements, Disclosure Schedules, deeds, exhibits, certificates or other documents delivered pursuant hereto or in connection with the transactions contemplated hereby, being true in all material respects at the date hereof, and at the Closing Date as if then made, and Tri-County and the Subsidiaries having performed and complied with all covenants, agreements and conditions required by this Agreement to be performed or complied with by each of them prior to or at the Closing Date.

            c. Officers' Certificate. Receipt by Platte Valley of a certificate in form and content satisfactory to Platte Valley, from the Presidents of each of Tri-County, Tri-County Bank and Tri-County Services, dated the Closing Date, to the effect that the representations and warranties made herein by each such entity were on the date hereof, and are on the Closing Date, true and correct in all material respects and that Tri-County, Tri-County Bank and Tri-County Services have performed the covenants, obligations and agreements undertaken by each of them herein.

            d. Secretary's Certificate. Receipt by Platte Valley of a certificate of the Secretary or an Assistant Secretary of Tri-County, dated the Closing Date, to the effect that all necessary approvals of the Merger by the Board of Directors and shareholders of Tri-County were obtained at meetings duly called for such purposes and as to the incumbency of all corporate officers of Tri-County at all relevant times.

            e. Legal Opinions. Receipt by Platte Valley of opinions of Tri-County's legal counsel as of the Closing Date in the forms attached hereto as Exhibit E and Exhibit F.

            f. Non-Competition/Advisory Board Agreements. In exchange for $4,800, payable in twenty-four (24) equal monthly installments, each director and the chief executive officer of Tri-County having entered into either a Non-Competition Agreement in the form attached hereto as Exhibit G or an Advisory Board Agreement in the form attached hereto as Exhibit H, to be effective at the Closing Date.

            g. Resignations of Officers and DirectorsAll officers and directors of Tri-County and Tri-County Bank shall have submitted their resignations from such positions effective as of the Closing Date, except that Robert Savage shall have submitted his resignation as a director of Tri-County Bank effective December 31, 2001, and as an officer of Tri-County and Tri-County Bank and as a director of Tri-County as of the Closing Date.

            h. Dissenters' Rights. No more than 2.0% of the holders of outstanding shares of Tri-County Stock shall have given notice that they intend to assert Dissenters' Rights.

            i. Proper Actions and Documentation. All actions to be taken by Tri-County and the Subsidiaries in connection with the transactions contemplated by this Agreement having been taken, all documents incidental thereto being in a form and substance reasonably satisfactory to Platte Valley and its legal counsel, and Platte Valley having received copies of all documents that it may have reasonably requested in connection with such transactions.

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            j.  Loans.  Tri-County Bank shall have a loan loss reserve, credit quality and loan administration which are reasonably satisfactory to Platte Valley as of the Closing Date.

            k. Shares Outstanding. Tri-County shall have no more than 883,969 shares of Tri-County Stock outstanding on the Closing Date.

            l. Consents Tri-County shall have received the consents of all creditors, lessors, vendors and other third parties as are necessary pursuant to the contracts and other documents with which such persons conduct business with Tri-County and as may be required to effect the Merger.

                   ARTICLE 4 - REPRESENTATIONS AND WARRANTIES

      4.1 Representations and Warranties of Tri-County and the Subsidiaries. Except as set forth in its Disclosure Schedules or the Tri-County Statements (as hereinafter defined), Tri-County and the Subsidiaries hereby represent and warrant to Platte Valley as of the date hereof and up to and including the Closing Date as follows:

            a.    Organization of Tri-County.

                  i.  Tri-County  is  a  corporation  duly  organized,   validly
existing and in good standing under the laws of the Wyoming, and it has full corporate power and authority, and possesses all material governmental, regulatory and other permits, licenses and authorizations, necessary to carry on its business as now conducted and to own and operate the properties and assets it owns or operates, to enter into this Agreement and to perform its obligations hereunder.

                  ii. Tri-County's authorized capital stock consists of 10,000,000 shares of common stock ($0.10 par value), of which 883,969 shares are outstanding, all of which are validly issued, fully paid and non-assessable, and 5,000,000 shares of serial preferred stock ($0.10), of which no shares are outstanding.

                  iii. Tri-County has no outstanding securities convertible into shares of capital stock or existing options, warrants, calls, commitments or other rights of any character granted or entered into by Tri-County relating to its authorized or issued stock and no such rights will be granted or entered into, other than options for 78,185 shares of Tri-County Stock described in
Section 2.4 hereto.

                  iv. There are no outstanding or unsatisfied preemptive rights or rights of first refusal with respect to Tri-County's capital stock.

                  v. No shares of Tri-County's capital stock have been or will be issued between the date hereof and the Closing Date.

                  vi. Attached to the Disclosure Schedules are complete and correct copies of Tri-County's articles of incorporation and bylaws, both certified as of a then recent date by the Secretary of Tri-County, the same to remain unchanged up to and including the Closing Date.

            b.    Subsidiaries.

                  i. Except for the Subsidiaries, Tri-County does not have any direct or indirect subsidiaries and does not have any interest in any partnership, firm, association, corporation, or joint venture other than investment securities purchased and loans made in the regular and usual course of its business. Tri-County Bank is a savings bank duly organized, validly existing and in good standing as a SAIF-insured financial institution under the laws of the United States. Tri-County Services is duly organized, validly existing and in good standing under the laws of the State of Wyoming.

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                  ii.  Tri-County  Bank and  Tri-County  Services each have full corporate  power and  authority,  and possess all  governmental,  regulatory and
other  permits,   licenses  and  authorizations  necessary  to  carry  on  their businesses as they are now being conducted.

                  iii. The outstanding shares of capital stock of each of the Subsidiaries are validly issued, fully paid and non-assessable and all such shares are owned of record and beneficially by Tri-County or Tri-County Bank and are not subject to any security interest, lien, encumbrance or any adverse claim of any kind.

                  iv. There are no outstanding securities convertible into shares of capital stock or existing options, warrants, calls, commitments or other rights of any character granted or entered into by either of the Subsidiaries relating to the capital stock of these subsidiaries and no such rights will be granted or entered into and no shares of these subsidiaries will be issued between the date hereof and the Closing Date.

                  v. Attached to Tri-County's Disclosure Schedules are complete and correct copies as of the date hereof of (A) the charter and bylaws of Tri-County Bank certified by an appropriate officer and (B) the articles of incorporation and bylaws of Tri-County Services certified by an appropriate officer, the same to remain unchanged up to and including the Closing Date.

            c. Financial Statements. Attached hereto as Exhibit I are copies of the following consolidated financial statements for Tri-County ("Tri-County Statements"), all of which are accurate and complete in all material respects, are in accordance with the books and records of Tri-County, have been prepared in accordance with generally accepted accounting principles consistently applied throughout for the periods indicated and present fairly the consolidated financial position of Tri-County and the consolidated results of Tri-County's operations for the periods ended on the dates indicated, it being understood that Tri-County's interim financial statements are not audited, not prepared with related notes and are subject to normal year-end adjustments:

            Consolidated Statements of Financial Condition, as of December 31, 1999 and 1998, and the related consolidated Statements of Operations, Stockholders' Equity and Cash Flows for the years then ended, audited by Dalby, Wendland & Co., P.C., and unaudited consolidated Statements of Financial Condition as of November 30, 2000

            d. Absence of Undisclosed Liabilities. Except as and to the extent reflected or reserved against in the Tri-County Statements, Tri-County and the Subsidiaries have no material liabilities or obligations, except those incurred in the ordinary course of their business, whether accrued, absolute, contingent or otherwise, including, governmental charges or lawsuits, or any tax liabilities due or to become due whether (i) incurred in respect of or measured by the consolidated income of Tri-County for any period up to the close of business on the respective dates of the Tri-County Statements, or (ii) arising out of transactions entered into, or any state of facts existing, prior thereto.

            e. Absence of Certain Changes or Events. Since November 30, 2000, and up to and including the Closing Date, except as disclosed in the Disclosure Schedules, there has not been:

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                  i.    any material disposition of any of the assets of Tri-
County or the Subsidiaries other than in the ordinary course of its business and for adequate consideration;

                  ii. any capital improvements, except for ordinary maintenance and repairs, by Tri-County or the Subsidiaries or any purchase of property by such entities at a cost in excess of $10,000 other than supplies in the ordinary course of business;

                  iii. any physical damage, destruction or loss not covered by insurance exceeding $10,000 in value or affecting in a material and adverse way the property, assets, business or prospects of Tri-County or the Subsidiaries;

                  iv. any material change in the accounting methods or practices of Tri-County unless required by regulation or generally accepted accounting principles;

                  v. any material change in the capital structure, financial condition, results of operation or business of Tri-County or the Subsidiaries;

                  vi. any increase in the compensation payable, or to become payable, by Tri-County or the Subsidiaries to any of its respective officers or employees, or any bonus, percentage compensation, service award or other like benefit, granted, made or accrued to, or to the credit of, any of its officers or employees, or any pension, retirement, deferred compensation or similar payment or arrangement made or agreed to by Tri-County or the Subsidiaries other than in accordance with preexisting plans or established standards, copies of which are attached to the Disclosure Schedules.

            f.    Tax Matters.

                  i. Tri-County and the Subsidiaries have filed all federal, state, municipal and local income, excise, property, special district, sales, transfer and other tax returns and reports of information statements which are required to be filed up to and including the date hereof and have paid all taxes which have become due pursuant to such returns or pursuant to any assessment which has become payable. Tri-County and the Subsidiaries will hereafter file such returns as are required to be filed by them prior to the Closing Date and will pay all taxes which become due pursuant to such returns or pursuant to any assessments.

                  ii. The returns filed and to be filed by Tri-County and the Subsidiaries have been and will be accurately and properly prepared.

                  iii. To the extent that any tax liability or assessment has accrued as of November 30, 2000, but has not yet become payable or has been proposed for assessment or determination as of November 30, 2000, but remains unpaid, the same has been reflected as a liability on the November 30, 2000, Tri-County Statements subject to normal year-end adjustments. Since November 30, 2000, Tri-County and the Subsidiaries have not incurred any liability with respect to any such taxes except for normal taxes incurred in the ordinary and regular course of their business, all of which will be fully accrued as a liability on the books of Tri-County or the Subsidiaries at the Closing Date.

                  iv. Tri-County and the Subsidiaries have not executed or filed with the Internal Revenue Service or any other taxing authority any agreement extending the period for assessment or collection of any income taxes. As of the date of this Agreement, there are no examinations, reviews, audits or investigations of any tax return or report of Tri-County or the Subsidiaries which are presently pending or threatened, and Tri-County and the Subsidiaries are not parties to any pending action or proceeding by any governmental authority for assessment or collection of income taxes.

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            g.    Title to Properties; Absence of Liens and Encumbrances, Leases
Enforceable.

                  i. Tri-County and the Subsidiaries have good and marketable title to their assets, real and personal (including those reflected in the Tri-County Statements, except as thereafter sold or otherwise disposed of in the ordinary course of business and for adequate consideration), free and clear of all mortgages, pledges, liens, charges and encumbrances, except (A) investment securities which are pledged to secure the deposit of public monies or monies under the control of any court, (B) the lien of taxes not yet due and payable or being contested in good faith by appropriate proceedings, and (C) such imperfections of title and encumbrances, if any, and such liens, if any, incidental to the conduct of their respective businesses or the ownership of their respective assets as are not material in amount and do not affect the value of, or interfere with the present use of, their assets or otherwise materially impair their operations. The Disclosure Schedules briefly describe all real property owned by Tri-County and the Subsidiaries.

                  ii. The structures and equipment owned or used by Tri-County and the Subsidiaries comply with all applicable laws, regulations and ordinances and are in good operating condition, subject to ordinary wear and tear.

                  iii. The real property, if any, leased by Tri-County or the Subsidiaries is held under valid and enforceable leases, copies of which are attached to the Disclosure Schedules. Tri-County and the Subsidiaries are not in default under any such leases. All rentals due and payable have been paid.

            h. Litigation. There are no material claims, actions, suits, proceedings or investigations pending or threatened, by or against, or otherwise materially affecting Tri-County or the Subsidiaries, or their assets, business or properties, or the transactions contemplated by this Agreement, or their directors, officers or employees in reference to actions taken by them in such capacity at law or in equity, or before or by any federal, state, municipal or other government department, commission, board, agency, instrumentality or authority, nor, to Tri-County's knowledge, is there any valid basis for any such action, proceeding or investigation, other than (i) claims by Tri-County and the Subsidiaries in the ordinary course of their business for the recovery of loans or protection of their interest as a secured or unsecured creditor, and (ii) claims fully covered by insurance.

            i. Power of Attorney and Bank Accounts. The Disclosure Schedules set forth (A) the names of all persons holding a power of attorney from Tri-County or the Subsidiaries, (B) the name of each bank in which Tri-County or either of the Subsidiaries has an account and (C) a list of all loans or loan commitments in which Tri-County or either of the Subsidiaries has only a participation and which are serviced by a third person.

            j. Proxy Statement. The information relating to the proxy statement for the meeting of Tri-County shareholders to vote upon the Merger shall be accurate and complete in all material respects, shall not omit to state any material fact required to be stated therein or necessary to prevent such information from being misleading, and shall comply in all material respects with the requirements of federal securities laws.

            k.    Authority Relative to the Agreement.

                  i. The execution, delivery and performance of this Agreement by Tri-County and Tri-County Bank has been duly and effectively authorized and approved by the Boards of Directors of Tri-County and Tri-County Bank, subject to the required vote of the Tri-County shareholders, and subject to obtaining the regulatory approvals and other consents contemplated by this Agreement.

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                  ii. This  Agreement  has been duly  executed and  delivered by
Tri-County and Tri-County Bank and constitutes a valid and binding obligation of Tri-County and Tri-County Bank enforceable in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, reorganization, insolvency, moratorium or other similar laws affecting creditors' rights generally and principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law);

                  iii. The consummation of the transactions contemplated by this Agreement will not in any material respect conflict with, violate or result in a material breach of or material default of in (A) any term, condition or provision of the articles of incorporation or bylaws of Tri-County or the charter, articles of incorporation or bylaws of the Subsidiaries; (B) any applicable law, rule, regulation or order of any court or governmental agency; or (C) any material agreement, lease, mortgage, note, contract or commitment of any kind, oral or written, formal or informal, to which Tri-County or the Subsidiaries is a party or by which they or their respective properties may be bound.

            l. Information Furnished to Platte. The documents furnished by Tri-County to Platte Valley (the "Tri-County Documents"), including but not limited to the Disclosure Schedules attached hereto as Exhibit C and the Tri-County Statements, are true and complete copies of such documents and do not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. Except as contemplated by this Agreement, there is no fact which Tri-County has not disclosed in the Tri-County Documents, which materially and adversely affects the properties, business, prospects, profits or condition (financial or otherwise) of Tri-County or the Subsidiaries or the ability of Tri-County to perform this Agreement, except that Tri-County makes no representation or warranty as to the effect of general economic conditions, the condition of the financial markets, future legislation or future regulatory action.

            m.    Compliance with Laws.

                  i. Tri-County and the Subsidiaries have all permits, licenses, authorizations, orders and approvals of, and have made all filings, applications and registrations with, federal, state, local or foreign governmental or regulatory bodies that are required in order to permit them to own or lease their properties and assets and to carry on their business as presently conducted and that are material to their business; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect and, to the best knowledge of Tri-County, no suspension or cancellation of any of them is threatened; and all such filings, applications and registrations are current.

                  ii. The conduct by Tri-County and the Subsidiaries of their business and the condition and use of their properties does not violate or infringe, in any respect material to any such business, any applicable domestic (federal, state or local) or foreign law, statute, ordinance, license or regulation.

                  iii. Neither Tri-County nor the Subsidiaries are in default under any order, license, regulation or demand of any federal, state, municipal or other governmental agency or with respect to any order, writ, injunction or decree of any court.

                  iv. Except for statutory or regulatory restrictions of general application, no federal, state, municipal or other governmental authority has placed any restriction on the business or properties of Tri-County or the Subsidiaries which reasonably could be expected to have a material effect on the business or properties of Tri-County or the Subsidiaries taken as a whole.

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            n.    Employee Benefit Plans.

                  i. True, accurate and complete copies of all pension plans, retirement plans, profit-sharing plans, deferred compensation agreements, collective bargaining agreements, insurance plans or any other similar employee benefit plans, agreements or arrangements of Tri-County and the Subsidiaries (the "Plans") are listed in the Disclosure Schedules and have been furnished to Platte Valley.

                  ii. Each Plan which is intended to provide tax-deferred benefits under any provision of the Internal Revenue Code of 1986, as amended, (the "Code"), meets all requirements that must be met in order for such tax-deferred benefits to be available. There has been no change in any of the documents delivered to Platte Valley under which each Plan is maintained and no change, since each Plan's most recent valuation date, in the operation of the Plan which could be expected to adversely affect or alter the tax status of, or materially increase the cost of maintaining, any such Plan.

                  iii. The reporting and disclosure requirements of the Employee Retirement Income Security Act of 1974 ("ERISA") and the Code, as applicable, and the group health plan continuation coverage requirements of the Code and ERISA have been fulfilled in all material respects. Tri-County has furnished or made available to Platte Valley copies of all filings, if any, with the Internal Revenue Service and the Department of Labor or other applicable authority for each Plan's most recent plan year.

                  iv. Neither Tri-County, the Subsidiaries, any of the Plans, any of the trusts created under any Plan nor any trustee, administrator or other fiduciary of a Plan has, to Tri-County's best knowledge, engaged in a "prohibited transaction," as such term is defined in the applicable provisions of the Code or of ERISA, or otherwise taken or omitted any action which could subject the Plans, Tri-County, the Subsidiaries, any of the trusts created under a Plan or any trustee or administrator thereof, or any party dealing with such Plans or trusts, to a material tax or penalty on prohibited transactions imposed by ERISA or the Code or otherwise, and neither Tri-County, the Subsidiaries, any Plan, any trust created under a Plan nor any other fiduciary of any Plan or its attendant trust has breached its fiduciary duties under ERISA in a manner which could result in a direct or indirect material liability to Tri-County, the Subsidiaries, or the trustee or administrator of any Plan.

                  v. The Pension Benefit Guaranty Corporation has not instituted proceedings to terminate (or appoint a trustee to administer) any Plan, and no event has occurred or condition exists which might constitute grounds under ERISA for the termination of (or the appointment of a trustee to administer) any Plan.

                  vi. The minimum funding requirements under the Code and ERISA have been satisfied with respect to each Plan.

            o. Insurance. The properties of Tri-County and the Subsidiaries are insured as disclosed in the Disclosure Schedules.

            p.    Environmental Protection.

                  i. To the best of Tri-County's knowledge, none of the assets of Tri-County and the Subsidiaries (defined for purposes of this subsection as the real property and tangible personal property owned or leased by Tri-County or the Subsidiaries) contain any hazardous materials (defined as any substance whose nature and/or quantity or existence, use, manufacture or effect render it subject to federal, state or local regulation as potentially injurious to public health or welfare, including, without limitation, friable asbestos or PCBs ("Hazardous Materials"), other than in such quantities which are incidental and customary for the maintenance and operation of such assets (e.g., cleaning fluids) ("Incidental Quantities").

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                  ii. No notice or other  communication  has been made or issued
by  any  governmental   agency  having   jurisdiction  over  Tri-County  or  the
Subsidiaries, or any other person, with respect to any alleged violation of any federal, state or local laws, rules, regulations, ordinances and codes governing Hazardous Materials and which are applicable to the assets of Tri-County and the Subsidiaries.

                  iii. To the best of Tri-County's knowledge, all Hazardous Materials which have been remediated from any assets of Tri-County or the Subsidiaries prior to or during their ownership by Tri-County or the Subsidiaries have been handled in compliance with all applicable laws.

                  iv. To the best of Tri-County's knowledge, except as disclosed in Tri-County's or the Subsidiaries' loan files as of November 30, 2000, no collateral securing any loan made by Tri-County or the Subsidiaries, contains any Hazardous Materials, other than in Incidental Quantities.

            q. Employee Relations. Copies of all employment and severance agreements between Tri-County and the Subsidiaries and their employees have been delivered to Platte Valley and are listed in the Disclosure Schedules. Tri-County and the Subsidiaries have complied with all federal, state and local laws or regulations applicable to them relating to the employment of labor and the provisions of such laws or regulations relating to wages, nondiscriminatory hiring and employment practices and procedures the violation of which would have a materially adverse effect on the financial condition, operations or prospects of Tri-County or the Subsidiaries. No claim has been made nor any proceeding commenced against Tri-County or Subsidiaries for any wages, penalties or other liabilities for failure to comply with any such laws or regulations. Neither Tri-County nor the Subsidiaries is subject to any collective bargaining agreement with its employees.

            r. Material Contract Defaults. Neither Tri-County nor either of the Subsidiaries is in default in any material respect under the terms of any outstanding contract, agreement, lease or other commitment, which is material to the business, operations, properties, assets, or the condition, financial or otherwise, of Tri-County or the Subsidiaries, all of which are listed on the Disclosure Schedules, or under the charter, articles of incorporation or bylaws of Tri-County or the Subsidiaries, and no event has occurred which, with notice or lapse of time, or both, may be or become an event of default under any such contract, agreement, lease or other commitment or under the charter, articles of incorporation, articles of association, or bylaws of Tri-County or the Subsidiaries.

            s. Agreements with Regulatory Authorities. Neither Tri-County nor either of the Subsidiaries is a party to any written agreement or memorandum of understanding with any federal or state administrative agency or commission or other governmental authority or instrumentality charged with supervision or regulation of banks or bank holding companies or engaged in the insurance of deposits which restricts materially the conduct of its business or in any manner relates to its capital adequacy, its credit policies or its management.

            t. Certain Loans. Tri-County and the Subsidiaries have not, as of the date hereof, and will not have as of the Closing Date, made any loan or any commitment to loan to any officer or director of Tri-County or either of the Subsidiaries, or any affiliate of Tri-County, the Subsidiaries or any director of Tri-County or either of the Subsidiaries, other than has been disclosed on the books and records of Tri-County to the Company and which meet applicable regulatory requirements.

            u. Absence of Illegal or Improper Payments. Neither Tri-County nor either of the Subsidiaries has made any payments to any entities or persons, governmental or otherwise, which payments are required to be disclosed under applicable disclosure policies of any governmental authority, nor, to the best knowledge and belief of Tri-County, have any directors, officers or employees of Tri-County or either of the Subsidiaries made any such payment in their capacities as directors, officer or employees of Tri-County or either of the Subsidiaries.

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            v. Regulatory  Requirements.  Tri-County and the  Subsidiaries  have accurately prepared and timely filed with the appropriate banking, securities and other regulatory or governmental authorities all necessary reports and filings and have paid all fees and assessments due and payable therewith. All such reports and filings complied in all material respects with all the rules and regulations promulgated by the applicable regulatory authority. There are no examinations, reviews or investigations of any report or filing concerning Tri-County or the Subsidiaries by a regulatory authority (except for regularly scheduled OTS and Federal Deposit Insurance Corporation examinations) which are currently pending or threatened, and neither Tri-County nor the Subsidiaries are a part to any pending or threatened regulatory action or proceedings.

            w. Reserves. The reserve for possible loan and lease losses shown in the Tri-County Statements is adequate in all material respects, including under the requirements of generally accepted accounting principles, to provide for possible losses, net of recoveries relating to loans previously charged off, on loans outstanding and as a percentage of loans no less than the percentage of reserve to loans on November 30, 2000, and other real estate owned has been written down or reserved for to reflect the amount Tri-County and the Subsidiaries could expect to receive for such real estate were it sold net of the costs of sale.

            x. Loan Documentation. The documentation relating to each loan made by Tri-County Bank, including security interests, mortgages and other liens, with respect to the collateral for such loans, is adequate for the enforcement of the loan except for inadequacies that will not in the aggregate have a material adverse effect on the financial condition of Tri-County and the Subsidiaries taken as a whole.

            y. Brokers and Finders. Other than Keefe, Bruyette & Woods, Inc., neither Tri-County, the Subsidiaries nor any officer, director or employee of Tri-County or the Subsidiaries has employed any broker or finder or incurred any liability for any financial advisory fees, brokerage fees, commissions or finder's fees, and no broker or finder has acted directly or indirectly for Tri-County or the Subsidiaries in connection with this Agreement or the transactions contemplated hereby.

      4.2 Representations and Warranties of Platte Valley and AcqCo. Platte Valley, Platte Valley National Bank and AcqCo hereby represent and warrant to Tri-County as of the date hereto and up to and including the Closing Date as follows:

            a. Organization. Platte Valley and Platte Valley National Bank are, and AcqCo will be upon the Closing Date, corporations duly organized, validly existing and in good standing under the laws of the State of Colorado or the United States, as the case may be, and have full corporate power and authority, and possess all material governmental, regulatory and other permits, licenses and authorizations necessary to carry on their respective businesses as now conducted, to enter into this Agreement and to perform their obligations hereunder.

            b.    Authority Relative to the Agreement.

                  i. The execution, delivery and performance of this Agreement by Platte Valley has been duly and effectively authorized and approved by the Boards of Directors of Platte Valley and Platte Valley National Bank, subject to obtaining the regulatory approvals and other consents contemplated by this Agreement.

                  ii. The  approval  of the  shareholders  of Platte  Valley and
Platte  Valley   National  Bank  are  not  required  for   consummation  of  the
transactions contemplated by this Agreement.

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                  iii.  This  Agreement  has been duly executed and delivered by
Platte Valley and Platte Valley National Bank and constitutes a valid and binding obligation of Platte Valley and Platte Valley National Bank enforceable in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, reorganization, insolvency, moratorium or other similar laws affecting creditors' rights generally and principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law);

                  iv. The consummation of the transactions contemplated by this Agreement will not in any material respect conflict with, violate or result in a material breach of or material default in (A) any term, condition or provision of the articles of incorporation, charter or bylaws of Platte Valley, Platte Valley National Bank or AcqCo; (B) any applicable law, rule, regulation or order of any court or governmental agency; or (C) any material agreement, lease, mortgage, note, contract or commitment of any kind, oral or written, formal or informal, to which either Platte Valley, Platte Valley National Bank or AcqCo is a party or by which they or their properties may be bound.

            c. Litigation. There are no material claims, actions, suits, proceedings or investigations pending or threatened by or against or otherwise materially affecting Platte Valley, Platte Valley National Bank or AcqCo which would prevent or enjoin Platte Valley, Platte Valley National Bank or AcqCo from carrying out their obligations under this Agreement.

            d. Proxy Statement. Information provided by Platte Valley and Platte Valley National Bank in writing for inclusion in the proxy statement for the meeting of Tri-County shareholders to vote upon the Merger will be accurate and complete in all material respects, will not omit to state any material fact required to be stated therein or necessary to prevent such information from being misleading, and will comply in all material respects with the requirements of federal securities laws.

            e. Funds Availability. Platte Valley has or will have adequate funds to pay the Consideration. Platte Valley will promptly notify Tri-County in writing if Platte Valley becomes aware that it no longer has funds available or it appears that funds will not be available at the Effective Time to pay the Consideration.

            f. Applications to Regulators. All of the representations contained in the applications filed by Platte Valley or Platte Valley National Bank with regulators with or on behalf of Tri-County, will be at the time the same were made accurate in all material respects, except Platte Valley and Platte Valley National Bank make no representation as to matter contained therein that are based on information provided by Tri-County to Platte Valley or Platte Valley National Bank.

                              ARTICLE 5 - COVENANTS

      5.1 Covenants of Tri-County. Tri-County covenants with Platte Valley as an inducement to Platte Valley to enter into this Agreement that:

            a. Access to Information Concerning Properties and Records. Tri-County will give to Platte Valley and to its counsel, accountants and other representatives ("advisers"), upon reasonable notice, during normal business hours throughout the period prior to the Closing Date, full access to the books, records, customer and loan files, contracts, and commitments of Tri-County and the Subsidiaries, except for documents as to which there exists an attorney-client privilege or except as otherwise restricted by law. For the period prior to the Effective Time, Tri-County shall deliver to Platte Valley such statements, schedules and reports concerning the business, operations and financial condition of Tri-County and the Subsidiaries as are regularly provided to their Boards of Directors at such times as they are regularly supplied to their Boards of Directors. Tri-County shall give notice to Platte Valley of all board of directors and committee meetings of Tri-County and the Subsidiaries. Platte Valley shall be entitled, at its expense, to have a representative attend any such meeting to observe and participate in discussion but not to vote on any matter.

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
            b. Conduct of Business. Until the Effective Time or the earlier termination of this Agreement, and except as contemplated by this Agreement or disclosed in the Disclosure Schedules or as consented to or otherwise approved by Platte Valley in writing:

                  i. the business of Tri-County and the Subsidiaries shall be conducted only in the ordinary course which, without limitation, shall include using their best efforts to maintain in force the insurance policies now in effect, or insurance policies providing substantially the same coverage to the extent such coverage remains available to Tri-County and the Subsidiaries with acceptable limitations and at a reasonable cost;

                  ii. no change shall be made in the articles of incorporation or bylaws of Tri-County or Tri-County Services and in the charter or bylaws of Tri-County Bank;

                  iii. no change shall be made in the number of shares of capital stock of Tri-County or the Subsidiaries issued and outstanding, nor shall any option, warrant, call, convertible security, commitment or other right be granted or made by either Tri-County or the Subsidiaries relating to its authorized or issued capital stock;

                  iv. no purchase order, contract or commitment (other than deposits, loans, loan commitments and investments or the sale of other real
estate  owned  in  the  ordinary   course  of  business  of  Tri-County  or  the
Subsidiaries) shall be entered into by or on behalf of Tri-County or the Subsidiaries extending for more than one year or involving payment by Tri-County and the Subsidiaries of more than $10,000 in any one contract or related series of contracts or otherwise materially affecting their business;

                  v. no employment agreement or other agreement shall be entered into with any employee of Tri-County or the Subsidiaries, no salary or benefits of any employee of Tri-County or the Subsidiaries shall be increased, no employee benefit plan shall be modified or amended, and no executive officer or director bonuses shall be paid;

                  vi. Tri-County and the Subsidiaries shall use their best efforts, consistent with conducting their business in accordance with their own business judgment, to retain their depositors and customers and to preserve their business in its present form and to preserve the good will of the depositors, customers and others having business relations with Tri-County and the Subsidiaries;

                  vii. Tri-County and the Subsidiaries shall duly comply in all material respects with all applicable laws, the failure to comply with which would have a material adverse effect upon their business or financial condition;

                  viii. no dividends shall be paid, or distributions made, with respect to Tri-County Stock prior to the Closing, except for the cash dividend described in Section 2.3 hereof;

                  ix. no security shall be sold or purchased until after twenty-four (24) hours' prior written notice of such purchase or sale shall have been given to Platte Valley's President and Platte Valley's approval or non-objection of such transactions shall not be unreasonably withheld.

                  x. the obligations under all employment, severance or other agreements between Tri-County and the Subsidiaries and their employees related to the termination of such agreements shall not be in excess of $321,920.00.

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                  xi.  no  loans  (A)  in  excess  of  $150,000,  or  (B) to any director, officer or affiliate of Tri-County or either of the Subsidiaries, shall be approved without twenty-four (24) hours' prior written notice to the President of Platte Valley and Platte Valley's approval or non-objection of such transactions shall not be unreasonably withheld.

            c. No Solicitation. Tri-County, the Subsidiaries and their officers and directors will not, and Tri-County shall direct and use its best efforts to cause its and the Subsidiaries employees, agents and representatives to not, during the period beginning on the date hereof and ending on the first to occur of the Effective Time or the termination of this Agreement, (i) sell or arrange for the sale of any Tri-County or either of the Subsidiaries' capital stock; or
(ii) negotiate, solicit or encourage or authorize any person to solicit from any third party any proposals relating to the merger or consolidation of Tri-County or the Subsidiaries, disposition of the business or assets of Tri-County or the Subsidiaries or the acquisition of the capital stock of Tri-County or the Subsidiaries; or (iii) except to the extent legally required for the discharge by the board of directors of its fiduciary duties, make any information concerning Tri-County or the Subsidiaries available to any person for the purpose of affecting or causing a merger, consolidation or disposition of Tri-County or the Subsidiaries or their assets or common stock. If any offer is received from another party, Tri-County and its officers and directors shall promptly inform Platte Valley of the terms of that offer and the identity of the offeror.

            d. Information for Applications and Statements. Tri-County shall furnish to Platte Valley in a timely manner all information concerning
Tri-County and the Subsidiaries required for inclusion in all regulatory applications to be filed, in any other notices or statements to be made by Platte Valley to any governmental or regulatory body required to consummate the Merger.

            e. Shareholder Meeting. As soon as practicable, Tri-County shall take all reasonable action necessary in accordance with applicable law and its articles of incorporation and bylaws to convene a meeting of shareholders to vote upon this Agreement and the Merger. Subject to applicable laws, Tri-County shall use reasonable efforts to solicit from its shareholders proxies in favor of such adoption and approval and shall take all other reasonable action necessary or helpful to secure a vote of its shareholders in favor of the Merger. The proxy statement relating to such meeting shall be approved by Platte Valley prior to its filing with the Securities and Exchange Commission, and such approval shall not be unreasonably withheld.

            f. Due Diligence. Tri-County shall use its best efforts to deliver by the Closing Date all opinions, certificates and other documents required to be delivered by it and to cause all conditions to Closing being satisfied in a timely manner.

      5.2 Covenants of Platte Valley. Platte Valley covenants with Tri-County as an inducement to Tri-County to enter into this Agreement that:

            a. Approvals of Regulatory Authorities. As soon as practicable, Platte Valley shall file applications with the proper regulatory authorities for approval of the Merger and the acquisition of Tri-County by Platte Valley and all related transactions including, but not limited to, the approvals set forth in Section 3.1(c) of this Agreement, and shall thereafter take all action with due diligence to obtain the approval of such regulatory authorities. To the extent permitted by law, all filings, requests for approval or other submissions for any regulatory approval shall be made available for review by Tri-County prior to filing.

            b. Information for Proxy Statement. Platte Valley shall furnish to Tri-County in a timely manner any requested information concerning Platte Valley and its subsidiaries required for inclusion in Tri-County's proxy statement to be filed with the Securities and Exchange Commission and mailed to Tri-County shareholders.

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
            c. Due Diligence. Platte Valley shall use its best efforts to deliver by the Closing Date all opinions, certificates and other documents required to be delivered by it and to cause all conditions to Closing being satisfied in a timely manner.

            d. Status Reports. Platte Valley shall advise Tri-County from time to time regarding Platte Valley's applications for regulatory approval of the Merger and provide Tri-County with copies of all applications, comments, correspondence and approvals to or from regulators in connection with the applications.

            e. Directors and Officers Indemnification Insurance Coverage. For a period of three (3) years after the Effective Time, Platte Valley shall provide to the persons who served as directors or officers of Tri-County or Tri-County Bank on or before the Effective Time insurance against liabilities and claims (and related expenses) made against them resulting from their service as such prior to the Effective Time, substantially similar in all material respects to the insurance coverage provided to them in such capacities of the date hereof; provided, however, if Platte Valley is unable to maintain or obtain the insurance called for by this Section on commercially reasonable terms, Platte Valley shall use its best efforts to obtain as much comparable insurance as available. In lieu of the foregoing, Tri-County shall renew any existing insurance or purchase any "discovery period" insurance provided for thereunder at Platte Valley's request and Tri-County's expense.

      5.3 Mutual Covenants. Each party covenants to the other party as an inducement to enter into this Agreement that:

            a. Confidentiality. Each party agrees recognizes and acknowledges that the data and information it shall or may obtain from the other party during the due diligence review (the "Information") comprise valuable, special and unique assets of the other party. Each party and its employees, agents and representatives shall hold in confidence any and all of the Information and shall not, in whole or in part, disclose the Information to any person or business for any reason or purpose whatsoever, and shall not make use of any such Information for any reason or purpose other than to evaluate the proposed acquisition. These restrictions shall not apply to such Information (A) which is at the time of disclosure in the public domain other than as a result of confidential disclosure by the party; (B) which was disclosed by a third party not subject to any restrictions on disclosure; (C) which is required to be disclosed by the order of a court or other competent authority or under applicable law; or (D) with respect to which a party may have given its consent. Further, each party may disclose the Information to its legal counsel, accountants and other professional advisors subject to their agreement to maintain the Information in strict confidence and not to disclose or use the Information, in whole or in part, other than in the course of advising such party. In the event a party is requested or required by a court or other confident authority or under applicable law to disclose the Information, such party shall give the other party prompt notice of such request or requirement to enable the party to seek an appropriate protective order, and shall consult and cooperate with the party in attempting to resist or narrow the scope of such requests or requirement.

            b. Return of Documents. In the event that the Merger is not consummated, or this Agreement is otherwise terminated, each party shall promptly return to the other party all such confidential information (and all copies thereof), without retaining any copies, or to the extent agreed by the other party, shall destroy information and documents not to be returned, including all electronic images; and thereafter all such information shall continue not to be disclosed by each such party and their directors, officers, employees, agents and advisers to third parties without the written consent of the other party.

            c. Employees. In the event this Agreement is terminated, the parties hereto further agree that they will not solicit for employment by such party or any related entities (including but not limited to wholly or partially owned subsidiaries or affiliates in which any of such party's representatives have a controlling interest) any of the officers of the other party so long as they are employed by the other party for a period of two years after termination of the Agreement without obtaining the prior written consent of the other party. For the purposes of this Agreement, "solicit for employment" shall not include (i) referrals made by a placement agency or service or (ii) responses to any advertisement appearing in a newspaper, magazine or trade publication.

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                            ARTICLE 6 - MISCELLANEOUS

      6.1 Termination. This Agreement may be terminated and the Merger abandoned (either before or after approvals and authorizations by the shareholders of Tri-County contemplated hereby and without seeking further shareholder approval) at any time prior to the Effective Time only in one of the following manners:

            a. Mutual Agreement. By mutual written consent of the parties authorized by their respective Boards of Directors at any time prior to the Effective Time.

            b. Expiration of Time. By written notice from Tri-County to Platte Valley or from Platte Valley to Tri-County, if the Closing Date shall not have occurred on or before June 30, 2001.

            c. Unsatisfied Conditions. By written notice from Tri-County to Platte Valley or from Platte Valley to Tri-County, as the case may be, stating that the party giving such notice elects to terminate this Agreement and abandon the transaction contemplated hereunder as of a stated date, which shall not be less than ten business days after the date on which such notice is given, because the party providing such notice will be unable, on or before June 30, 2001, after having exercised all reasonable efforts and actions, to meet or satisfy one or more specified conditions precedent to the obligation of the other party to close under this Agreement, unless the other party waives the satisfaction of such conditions precedent within such ten-day period.

            d. Breach. By written notice from Platte Valley to Tri-County or from Tri-County to Platte Valley, in the event of a material breach by the other party hereto of any representation, warranty, covenant or other agreement contained in this Agreement, which breach is not cured after thirty (30) days' written notice thereof is given to the party committing such breach by the other party.

            e. Environmental Report. Platte Valley shall have the right, in its discretion and at its sole expense, to arrange with an environmental consultant to prepare an environmental report on any property owned or leased by Tri-County or the Subsidiaries. If such report indicates the presence of Hazardous
Materials on any such property or properties and if the costs for any remediation indicated by such reports are deemed material by Platte Valley, Platte Valley shall have the right to terminate this Agreement by written notice to Tri-County.

            f. Review of Tri-County Disclosure Schedules. By Platte Valley within five (5) business days of receipt by Platte Valley of the Tri-County Disclosure Schedules.

      6.2 Termination; Lack of Survival of Representations and Warranties. In the event of the termination and abandonment of this Agreement pursuant to
Section 6.1 herein, this Agreement shall become void and have no effect, except that (i) the provisions of Sections 5.3 (Mutual Covenants) and 6.3 (Expenses and Damages) of this Agreement shall survive any such termination and abandonment. Termination shall not relieve the breaching party from liability for an uncured intentional and willful breach of a representation, warranty, covenant, or agreement giving rise to such termination.

      6.3   Expenses and Damages.

            a. Payment of Own Expenses.  Except as provided below and in Section
6.4 herein, each party shall pay its own expenses in connection with the Agreement and the Merger. Any expenses incurred by any executive officer of Tri-County for tax planning or employment-related issues shall be considered personal expenses and not Tri-County corporate expenses. Nothing contained in this Section 6.3 shall be deemed to preclude either from seeking to recover damages which it incurs as a result of breach by the other party of this Agreement or to obtain other legal or equitable relief (including specific performance).

            b. Tri-County Termination. Platte Valley shall pay Tri-County $150,000 in the event Tri-County terminates this Agreement pursuant to Section 6.1(d).

            c. Platte Valley Termination. Tri-County shall pay Platte Valley $150,000 in the event Platte Valley terminates this Agreement pursuant to
Section 6.1(d).

      6.4   Exclusivity.

            a. Tri-County agrees that it, or any of its Subsidiaries, shall not solicit or encourage inquiries or proposals with respect to, or engage in any negotiations concerning, or provide any confidential information to, or have any discussions with, any person relating to, any Acquisition Proposal (as defined in this Section 6.4), and shall immediately cease and cause to be terminated any activities, discussions or negotiations conducted prior to the date of this Agreement with any parties concerning any Acquisition Proposal. Tri-County shall promptly advise Platte Valley of the receipt of any Acquisition Proposal and the substance thereof (including the identity of the person making such Acquisition Proposal). For purposes of this Section 6.4, an "Acquisition Proposal" means any tender or exchange offer, proposal for a merger, consolidation or other business combination or similar transaction involving Tri-County or any of its respective Subsidiaries or any proposal or offer to purchase or acquire in any manner all or a majority of the voting ownership, beneficial ownership or right to vote securities in, or a majority of the assets or deposits of Tri-County or any of its respective Subsidiaries, other than the transaction contemplated by this Agreement.

            b. In the event that Tri-County, during the term of this Agreement and without having received the written consent of Platte Valley, shall have determined in accordance with its fiduciary duties to accept any Acquisition
Proposal or to recommend to its shareholders that any Acquisition Proposal be approved or accepted, then Tri-County so determining or recommending shall be liable to Platte Valley in the amount of Four Hundred Fifty Thousand Dollars ($450,000) as liquidated damages, the payment of which shall be made at the time of the acceptance of any Acquisition Proposal. It is acknowledged and understood by Tri-County that the calculation, ascertainment or quantification of the amount of monetary damages which would be sustained by Platte Valley to this Agreement as a result of the acceptance or recommendation of acceptance of any Acquisition Proposal by the Tri-County is uncertain and problematic and that Platte Valley would suffer substantial damages to its business and operations which cannot be measured in monetary terms, and recognizing such, Tri-County agrees that the foregoing amount of liquidated damages is its reasonable estimate of the amount of damages which would be sustained by Platte Valley, during the term of this Agreement and without having received the written consent of Platte Valley, shall have determined to accept any Acquisition Proposal or to recommend to its shareholders that any Acquisition Proposal be approved or accepted.

      6.5 Desirable Amendments. Subject to the performance of the respective fiduciary obligations of each party, if at any time after the date hereof, it shall appear that any change or changes in the structure of the transactions contemplated hereby shall be necessary or desirable or comply with applicable law, or to comply with the requirements of regulatory authorities having jurisdiction over the transactions so as to enable the transactions contemplated hereby to be consummated, the parties hereto agree to use their best efforts to effect such changes in this Agreement and the other documents contemplated hereby in taking such other actions as may be required to effect such changes, provided that neither party hereto shall be required to agree to any change in the amount or form of consideration set forth herein.

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
      6.6 Survival of Representations, Warranties and Covenants. The respective representations, warranties, agreements and covenants of the parties in this Agreement shall survive the Effective Time for a period of two years. Each party shall be deemed to have relied upon each and every representation and warranty of the other party, regardless of any investigation heretofore or hereafter made by or on behalf of such party.

      6.7 Benefits of this Agreement. This Agreement and the rights and obligations of Platte Valley and Tri-County hereunder shall not be assigned by any party to any third party, except with the prior written consent of the other. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective permitted successors and assigns. Nothing in this Agreement, expressed or implied, is intended to confer upon any person, other than the parties hereto, the shareholders of Tri-County, and their respective permitted successors and assigns, any rights or remedies under or by reason of this Agreement and, except as for Sections 2.5 and 6.8 of this Agreement, there are no third-party beneficiaries of this Agreement.

      6.8   Employees and Employee Benefits.

            a. All employees of Tri-County shall be evaluated by Platte Valley for retention or elimination prior to the Effective Time. With the exception of employees that are parties to employment or severance agreements with Tri-County or Tri-County Bank, Platte Valley agrees that for a period of twelve (12) months following the Effective Time, any employee of Tri-County Bank whose employment is involuntarily terminated by Platte Valley for a reason other than just cause on or after the Effective Time shall be entitled to receive a severance payment equal to two weeks of salary in effect as of December 31, 2000, for each year of service to Tri-County Bank with a maximum of three (3) months.

            b. All employees of Tri-County who continue as employees of Platte Valley after the Merger shall (i) notwithstanding Section 6.8(a), continue their regular salary in effect on the Closing Date until the earlier to occur of their termination of employment or December 31, 2001; (ii) receive service credits for employment at Tri-County prior to the Effective Time for purposes of meeting the eligibility requirements and vesting requirements for all Platte Valley benefit programs which such employees shall become eligible to participate in on or after the Effective Time including, but not limited to, retirement, vacation (as set forth in Section 6.8(c)), sick leave (as set forth in Section 6.8(d), and health and disability plans (as set forth in Section 6.9(d); and (iii) receive in cash all accrued vacation as of December 31, 2000, as set forth in Exhibit J attached hereto.

            c. Platte Valley's vacation time policy is earned in the year prior to the year in which it is taken. However, transitional vacation advances for 2001 will be given to all Tri-County employees retained based on their service credits of employment at Tri-County. If any Tri-County employee should terminate their employment with Platte Valley or be terminated by Platte Valley on or before December 31, 2001, any vacation taken by employees in 2001 shall be reimbursed to Platte Valley by employee.

            d. Any Tri-County employee who has accrued sick leave available on December 31, 2000, will be allowed "Banked Days" per Platte Valley's "Banked Policy" as follows: "any vacation / illness days not taken during the year in which they were awarded will be banked (up to six days maximum) for use the next year towards a catastrophic illness, surgery or accident, as outlined in the Medical Leave of Absence Policy--an absence due to illness, disability, mental health or chemical dependency, which extends beyond six working days, but not more than 21 days and is requested in writing, accompanied by an acceptable physician's statement, and is approved in advance by the supervisor, the division / department manager and the Corporate Director of Human Resource--Section V, Page 5.5 and 5.6. Any unused banked days will be cleared annually on December 31st and a new bank started each year from the previous year's unused illness/vacation days."

            e. No full-time Tri-County employee or dependant of such employee shall be subject to any uninsured waiting periods of pre-existing condition exclusions under any plan of Platte Valley or its subsidiaries, except when (i) there was more than a 63-day period between the end of the prior coverage and enrollment for the Platte Valley coverage, during which the individual was not covered under any creditable coverage; and (ii) the employee or covered person cannot provide satisfactory evidence of creditable coverage for 12 months prior to the Closing Date. However, if the employee or covered person has a pre-existing condition and cannot provide satisfactory evidence of creditable coverage for the 12 months prior to the Closing Date, such person will be treated for purposes of coverage under Platte Valley's benefit plan as he would have been treated under the Tri-County benefit plan.

      6.9 Notices. Any notice, request, instruction, legal process, or other instrument to be given or served hereunder by any party to another, shall be deemed given or served if in writing and delivered personally or sent by registered or certified mail, postage prepaid, to the respective party or parties at the following addresses:

   If to Platte Valley:          Platte Valley Financial Service Companies, Inc.
                                 Attn: H. Hod Kosman, President
                                 1212 Circle Drive
                                 Scottsbluff, Nebraska 69363-2308

   With copies to:               Rothgerber Johnson & Lyons LLP
                                 Attn:  Karen L. Witt, Esq.
                                 1200 17th Street, Suite 3000
                                 Denver, CO  80202

   If to Tri-County:             Tri-County Bancorp, Inc.
                                 Attn: Robert L. Savage, President
                                 2201 Main Street
                                 Torrington, Wyoming 82240-2317

   With copies to:               Gregory A. Gehlmann, Esq.
                                 Manatt, Phelps & Phillips, LLP
                                 1501 M Street, N.W., Suite 700
                                 Washington, DC 20005-1702

and to such other person or address or addresses as either party may designate to the other by like notice as set forth above.

      6.10 Publicity. Tri-County and Platte Valley shall have all publicity, press releases and other announcements relating to this Agreement, and the transactions contemplated hereby, reviewed in advance by both Platte Valley and Tri-County.

      6.11 Entire Agreement. This Agreement contains the entire agreement between the parties hereto with respect to the transactions contemplated hereby and thereby supersedes all prior and contemporaneous agreements, understandings, negotiations and discussions, whether oral or written, of the parties, and there are no warranties, representations, covenants or other agreements between the parties in connection with the subject matter hereof except as specifically set forth herein.

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
      6.12 Waiver or Modification. Any party to this Agreement may, at any time prior to the Effective Time, by action taken by its Board of Directors or officers thereunto duly authorized, waive any of the terms or conditions of this Agreement or agree to an amendment or modification to this Agreement by an agreement in writing executed in the same manner (but not necessarily by the same persons) as this Agreement. No amendment, modification or waiver of this Agreement shall be binding unless executed in writing by the party to be bound thereby. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provisions hereof (whether or not similar), nor shall any waiver constitute a continuing waiver unless so expressly provided. Tri-County's Board of Directors may authorize the amendment or supplementation of this Agreement or waiver of any provision hereof or thereof, either before or after the approval of Tri-County's shareholders (and without seeking further shareholder approval), so long as such amendment, supplement or waiver does not result in the reduction of the consideration given or result in an adverse tax or other effect to Tri-County's shareholders.

      6.13 Controlling Law. This Agreement shall be construed in accordance with the laws of the State of Colorado, except to the extent that federal law is applicable.

      6.14 Counterparts. This Agreement may be executed in any number of copies, each of which shall be deemed an original, and all of which together shall be deemed one and the same instrument.


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


      IN WITNESS WHEREOF, pursuant to authority duly given by the respective Boards of Directors of Platte Valley, Platte Valley National Bank, Tri-County, Tri-County Bank and AcqCo, this Agreement has been signed on behalf of said corporations by their respective Presidents or Vice Presidents and attested by their respective Secretaries or Assistant Secretaries, all on the date first written above. The signature of a Secretary or Assistant Secretary is intended not only as an execution hereof, but also is a certification that such parties' Board of Directors has duly authorized the execution and delivery of this Agreement.

                                    PLATTE VALLEY FINANCIAL SERVICE
                                    COMPANIES, INC.


Attest:  /s/ James Kozal            By:  /s/ H. Hod Kosman
        ------------------------        ----------------------------------
                                          H. Hod Kosman, President and CEO

                                    PLATTE VALLEY NATIONAL BANK,
                                    Torrington, Wyoming


Attest:  /s/ James Kozal            By:  /s/ H. Hod Kosman
       -------------------------        ----------------------------------
                                          H. Hod Kosman, Chairman

                                    TRI-COUNTY BANCORP, INC.


Attest:     /s/ Earl F. Warren      By:  /s/ Robert L. Savage
       ------------------------        ----------------------------------
                                         Robert L. Savage, President and CEO

                                    TRI-COUNTY BANK

Attest:     /s/ Earl F. Warren      By:  /s/ Robert L. Savage
       ------------------------        ----------------------------------
                                         Robert L. Savage, President and CEO


                                    PLATTE VALLEY ACQUISITION COMPANY
                                    (In Organization)


Attest:  /s/ James Kozal            By:  /s/ H. Hod Kosman
       -------------------------        ----------------------------------
                                          H. Hod Kosman, President and CEO

                                   APPENDIX B
              OPINION AND LETTER OF KEEFE, BRUYETTE & WOODS, INC.

                          KEEFE, BRUYETTE & WOODS, INC.
                        SPECIALISTS IN FINANCIAL SERVICES
                      211 Brandenton Ave., Dublin, OH 43017

Phone                                                                      Fax
(614) 766-8400                                                  (614) 766-8406

February 20, 2001

Board of Directors
Tri-County Bancorp, Inc.
2201 Main Street
Torrington, WY  82240-2317

Dear Gentlemen:

You have requested our opinion as an independent investment banking firm regarding the fairness, from a financial point of view, to the stockholders of Tri-County Bancorp, Inc. ("TRIC"), of the consideration to be paid by Platte Valley Financial Service Companies, Inc. ("PVFS") in the merger (the "Merger") between TRIC and PVFS. We have not been requested opine as to, and our opinion does not in any manner address, TRIC's underlying business decision to proceed with or effect the Merger.

Pursuant to the Acquisition Agreement and Plan of Merger, dated January 24, 2001, by and among TRIC and PVFS (the "Agreement"), at the effective time of the Merger, PVFS will acquire all of TRIC's issued and outstanding shares of common stock. PVFS will pay to the shareholders of TRIC $12.60 cash per share (the "Consideration"). The complete terms of the proposed transaction are described in the Agreement, and this summary is qualified in its entirety by reference thereto.

Keefe, Bruyette & Woods, Inc., as part of its investment banking business, is regularly engaged in the evaluation of businesses and securities in connection with mergers and acquisitions, negotiated underwritings, and distributions of listed and unlisted securities. We are familiar with the market for common stocks of publicly traded banks, savings institutions and bank and savings institution holding companies.

In connection with this opinion we reviewed certain financial and other business data supplied to us by TRIC including (i) the Acquisition Agreement and Plan of Merger by and among TRIC and PVFS, (ii) Annual Report, Proxy Statement and Form 10-K for the years ended December 31, 1997, 1998 and 1999, (iii) Form 10-Q for the quarters ended March 31, 2000, June 30, 2000,

September 30, 2000 and other information we deemed relevant. We discussed with management and the boards of directors of TRIC and its wholly owned subsidiary, Tri-County Federal Savings Bank, the current position and prospective outlook for TRIC. We considered historical quotations and the prices of recorded transactions in TRIC's common stock over the last three years. We reviewed financial and stock market data of other savings institutions, particularly in the Western region of the United States, and the financial and structural terms of several other recent transactions involving mergers and acquisitions of savings institutions or proposed changes of control of comparably situated companies.

For PVFS, we reviewed the financial statements, for the years ended December 31, 1997, 1998, and 1999, and publicly-available information for the nine months ended September 30, 2000 and certain other information deemed relevant. We also discussed with management of PVFS, the current position and prospective capital outlook for PVFS.

For purposes of this opinion we have relied, without independent verification, on the accuracy and completeness of the material furnished to us by TRIC and PVFS and the material otherwise made available to us, including information from published sources, and we have not made any independent effort to verify such data. With respect to the financial information, including forecasts and asset valuations we received from TRIC, we assumed (with your consent) that they had been reasonably prepared reflecting the best currently available estimates and judgment of TRIC's management. In addition, we have not made or obtained any independent appraisals or evaluations of the assets or liabilities, and potential and/or contingent liabilities of TRIC or PVFS. We have further relied on the assurances of management of TRIC and PVFS that they are not aware of any facts that would make such information inaccurate or misleading. We express no opinion on matters of a legal, regulatory, tax or accounting nature or the ability of the Merger, as set forth in the Agreement, to be consummated.

In rendering our opinion, we have assumed that in the course of obtaining the necessary approvals for the Merger, no restrictions or conditions will be imposed that would have a material adverse effect on the contemplated benefits of the Merger to TRIC or the ability to consummate the Merger. Our opinion is based on the market, economic and other relevant considerations as they exist and can be evaluated on the date hereof.

Consistent with the engagement letter with you, we have acted as financial advisor to TRIC in connection with the Merger and will receive a fee for such services. In addition, TRIC has agreed to indemnify us for certain liabilities arising out of our engagement by TRIC in connection with the Merger.

Based upon and subject to the foregoing, as outlined in the foregoing paragraphs and based on such other matters as we considered relevant, it is our opinion that as of the date hereof, the consideration to be paid by PVFS in the Merger is fair, from a financial point of view, to the stockholders of TRIC.

This opinion may not, however, be summarized, excerpted from or otherwise publicly referred to without our prior written consent, although this opinion may be included in its entirety in the proxy statement of TRIC used to solicit stockholder approval of the Merger. It is understood that this letter is directed to the Board of Directors of TRIC in its consideration of the Agreement, and is not intended to be and does not constitute a recommendation to any stockholder as to how such stockholder should vote with respect to the Merger.

Very truly yours,


/s/ Keefe, Bruyette & Woods, Inc.


Keefe, Bruyette & Woods, Inc.

                                   APPENDIX C
                           WYOMING DISSENTERS' RIGHTS

WYOMING BUSINESS CORPORATION ACT:   ARTICLE 13.   DISSENTERS' RIGHTS


17-16-1301.  Definitions.

      (a) As used in this article:

            (i) "Beneficial shareholder" means the person who is a beneficial owner of shares held in a voting trust or by a nominee as the record shareholder;

            (ii) "Corporation" means the issuer of the shares held by a dissenter before the corporate action, or the surviving, new, or acquiring corporation by merger, consolidation, or share exchange of that issuer;

            (iii) "Dissenter" means a shareholder who is entitled to dissent from corporate action under W.S. 17-16-1302 and who exercises that right when and in the manner required by W.S. 17-16-1320 through 17-16-1328;

            (iv) "Fair value," with respect to a dissenter's shares, means the value of the shares immediately before the effectuation of the corporate action to which the dissenter objects, excluding any appreciation or depreciation in anticipation of the corporate action unless exclusion would be inequitable;

            (v) "Interest" means interest from the closing date of the Merger of the corporate action until the date of payment, at the average rate currently paid by the corporation on its principal bank loans, or, if none, at a rate that is fair and equitable under all the circumstances;

            (vi) "Record shareholder" means the person in whose names shares are registered in the records of a corporation or the beneficial owner of shares to the extent of the rights granted by a nominee certificate on file with a corporation;

            (vii) "Shareholder" means the record shareholder or the beneficial shareholder.

17-16-1302. Right to dissent.

      (a) A shareholder is entitled to dissent from, and to obtain payment of the fair value of his shares in the event of, any of the following corporate actions:

            (i) Consummation of a plan of merger or consolidation to which the corporation is a party if:

               (A) Shareholder approval is required for the merger or the consolidation by W.S. 17-16-1103 or 17-16-1111 or the articles of incorporation and the shareholder is entitled to vote on the merger or consolidation; or
               (B) The corporation is a subsidiary that is merged with its parent under W.S. 17-16-1104.

            (ii) Consummation of a plan of share exchange to which the corporation is a party as the corporation whose shares will be acquired, if the shareholder is entitled to vote on the plan;

            (iii) Consummation of a sale or exchange of all, or substantially all, of the property of the corporation other than in the usual and regular course of business, if the shareholder is entitled to vote on the sale or exchange, including a sale in dissolution, but not including a sale pursuant to court order or a sale for cash pursuant to a plan by which all or substantially all of the net proceeds of the sale will be distributed to the shareholders within one (1) year after the date of sale;

            (iv) An amendment of the articles of incorporation that materially and adversely affects rights in respect of a dissenter's shares because it:

                  (A) Alters or  abolishes a  preferential  right of the shares;
                  (B) Creates, alters or abolishes a right in respect of redemption, including a provision respecting a sinking fund for the redemption or repurchase, of the shares; (C) Alters or abolishes a preemptive right of the holder of the shares to acquire shares or other securities; (D) Excludes or limits the right of the shares to vote on any matter, or to cumulate votes, other than a limitation by dilution through issuance of shares or other securities with similar voting rights; or (E) Reduces the number of shares owned by the shareholder to a fraction of a share if the fractional share so created is to be acquired for cash under W.S. 17-16-604.

             (v) Any corporate action taken pursuant to a shareholder vote to the extent the articles of incorporation, bylaws, or a resolution of the board of directors provides that voting or nonvoting shareholders are entitled to dissent and obtain payment for their shares.

      (b) A shareholder entitled to dissent and obtain payment for his shares under this article may not challenge the corporate action creating his entitlement unless the action is unlawful or fraudulent with respect to the shareholder or the corporation.

17-16-1303. Dissent  by nominees and beneficial owners.

      (a) A record shareholder may assert dissenters' rights as to fewer than all the shares registered in his name only if he dissents with respect to all shares beneficially owned by any one (1) person and notifies the corporation in writing of the name and address of each person on whose behalf he asserts dissenters' rights. The rights of a partial dissenter under this subsection are determined as if the shares as to which he dissents and his other shares were registered in the names of different shareholders.

      (b) A beneficial shareholder may assert dissenters' rights as to shares held on his behalf only if:

            (i) He submits to the corporation the record shareholder's written consent to the dissent not later than the time the beneficial shareholder asserts dissenters' rights; and

            (ii) He does so with respect to all shares of which he is the beneficial shareholder or over which he has power to direct the vote.


17-16-1320. Notice of dissenters' rights.

      (a) If proposed corporate action creating dissenters' rights under W.S. 17-16-1302 is submitted to a vote at a shareholders' meeting, the meeting notice shall state that shareholders are or may be entitled to assert dissenters' rights under this article and be accompanied by a copy of this article.

      (b) If corporate action creating dissenters' rights under W.S. 17-16-1302 is taken without a vote of shareholders, the corporation shall notify in writing all shareholders entitled to assert dissenters' rights that the action was taken and send them the dissenters' notice described in W.S. 17-16-1322.

17-16-1321. Notice of intent to demand payment.

      (a) If proposed corporate action creating dissenters' rights under W.S. 17-16-1302 is submitted to a vote at a shareholders' meeting, a shareholder who wishes to assert dissenters' rights shall deliver to the corporation before the vote is taken written notice of his intent to demand payment for his shares if the proposed action is effectuated and shall not vote his shares in favor of the proposed action.

      (b) A shareholder who does not satisfy the requirements of subsection (a) of this section is not entitled to payment for his shares under this article.

17-16-1322. Dissenters' notice.

      (a) If proposed corporate action creating dissenters' rights under W.S. 17-16-1302 is authorized at a shareholders' meeting, the corporation shall deliver a written dissenters' notice to all shareholders who satisfied the requirements of W.S.17-16-1321.

      (b) The dissenters' notice shall be sent no later than ten (10) days after the corporate action was taken, and shall:

            (i) State where the payment demand shall be sent and where and when certificates for certificated shares shall be deposited;

            (ii) Inform holders of uncertificated shares to what extent transfer of the shares will be restricted after the payment demand is received;

            (iii) Supply a form for demanding payment that includes the date of the first announcement to news media or to shareholders of the terms of the proposed corporate action and requires that the person asserting dissenters' rights certify whether or not he acquired beneficial ownership of the shares before that date;

            (iv) Set a date by which the corporation shall receive the payment demand, which date may not be fewer than thirty (30) nor more than sixty
      (60) days after the date the notice  required  by  subsection  (a) of this section is delivered; and

            (v) Be accompanied by a copy of this article.

17-16-1323. Duty to demand payment.

      (a) A shareholder sent a dissenters' notice described in W.S. 17-16-1322 shall demand payment, certify whether he acquired beneficial ownership of the shares before the date required to be set forth in the dissenters' notice pursuant to W.S. 17-16-1322(b)(iii), and deposit his certificates in accordance with the terms of the notice.

      (b) The shareholder who demands payment and deposits his share certificates under subsection (a) of this section retains all other rights of a shareholder until these rights are cancelled or modified by the taking of the proposed corporate action.

      (c) A shareholder who does not demand payment or deposit his share certificates where required, each by the date set in the dissenters' notice, is not entitled to payment for his shares under this article.

17-16-1324. Share restrictions.

      (a) The corporation may restrict the transfer of uncertificated shares from the date the demand for their payment is received until the proposed corporate action is taken or the restrictions released under W.S. 17-16-1326.

      (b) The person for whom dissenters' rights are asserted as to uncertificated shares retains all other rights of a shareholder until these rights are cancelled or modified by the taking of the proposed corporate action.

17-16-1325. Payment.

      (a) Except as provided in W.S. 17-16-1327, as soon as the proposed corporate action is taken, or upon receipt of a payment demand, the corporation shall pay each dissenter who complied with W.S. 17-16-1323 the amount the corporation estimates to be the fair value of his shares, plus accrued interest.

      (b) The payment shall be accompanied by:

            (i) The corporation's balance sheet as of the end of a fiscal year ending not more than sixteen (16) months before the date of payment, an income statement for that year, a statement of changes in shareholders'
      equity for that year, and the latest available interim financial statements, if any;

            (ii) A statement of the corporation's estimate of the fair value of the shares;

            (iii) An explanation of how the interest was calculated;

            (iv) A statement of the dissenter's right to demand payment under W.S. 17-16-1328; and

            (v) A copy of this article.

17-16-1326. Failure to take action.

      (a) If the corporation does not take the proposed action within sixty (60) days after the date set for demanding payment and depositing share certificates, the corporation shall return the deposited certificates and release the transfer restrictions imposed on uncertificated shares.

      (b) If after returning deposited certificates and releasing transfer restrictions, the corporation takes the proposed action, it shall send a new dissenters' notice under W.S. 17-16-1322 and repeat the payment demand procedure.

17-16-1327. After-acquired shares.

      (a) A corporation may elect to withhold payment required by W.S. 17-16-1325 from a dissenter unless he was the beneficial owner of the shares before the date set forth in the dissenters' notice as the date of the first announcement to news media or to shareholders of the terms of the proposed corporate action.

      (b) To the extent the corporation elects to withhold payment under subsection (a) of this section, after taking the proposed corporate action, it shall estimate the fair value of the shares, plus accrued interest, and shall pay this amount to each dissenter who agrees to accept it in full satisfaction of his demand. The corporation shall send with its offer a statement of its estimate of the fair value of the shares, an explanation of how the interest was calculated, and a statement of the dissenter's right to demand payment under W.S. 17-16-1328.

17-16-1328. Procedure if shareholder dissatisfied with payment or offer.

      (a) A dissenter may notify the corporation in writing of his own estimate of the fair value of his shares and amount of interest due, and demand payment of his estimate, less any payment under W.S. 17-16-1325, or reject the corporation's offer under W.S. 17-16-1327 and demand payment of the fair value of his shares and interest due, if:

            (i) The dissenter believes that the amount paid under W.S. 17-16-1325 or offered under W.S. 17-16-1327 is less than the fair value of his shares or that the interest due is incorrectly calculated;

            (ii) The corporation fails to make payment under W.S. 17-16-1325 within sixty (60) days after the date set for demanding payment; or
            (iii) The corporation, having failed to take the proposed action, does not return the deposited certificates or release the transfer restrictions imposed on uncertificated shares within sixty (60) days after the date set for demanding payment.

      (b) A dissenter waives his right to demand payment under this section unless he notifies the corporation of his demand in writing under subsection (a) of this section within thirty (30) days after the corporation made or offered payment for his shares.

17-16-1330. Court action.

      (a) If a demand for payment under W.S. 17-16-1328 remains unsettled, the corporation shall commence a proceeding within sixty (60) days after receiving the payment demand and petition the court to determine the fair value of the shares and accrued interest. If the corporation does not commence the proceeding within the sixty (60) day period, it shall pay each dissenter whose demand remains unsettled the amount demanded.

      (b) The corporation shall commence the proceeding in the district court of the county where a corporation's principal office, or if none in this state, its registered office, is located. If the corporation is a foreign corporation without a registered office in this state, it shall commence the proceeding in the county in this state where the registered office of the domestic corporation merged with or whose shares were acquired by the foreign corporation was located.

      (c) The corporation shall make all dissenters, whether or not residents of this state, whose demands remain unsettled parties to the proceeding as in an action against their shares and all parties shall be served with a copy of the petition. Nonresidents may be served by registered or certified mail or by publication as provided by law.

      (d) The jurisdiction of the court in which the proceeding is commenced under subsection (b) of this section is plenary and exclusive. The court may appoint one (1) or more persons as appraisers to receive evidence and recommend decision on the question of fair value. The appraisers have the powers described in the order appointing them, or in the amendment to it. The dissenters are entitled to the same discovery rights as parties in other civil proceedings.

      (e) Each dissenter made a party to the proceeding is entitled to judgment for:

            (i) The amount, if any, by which the court finds the fair value of his shares, plus interest, exceeds the amount paid by the corporation; or

            (ii) The fair value, plus accrued interest, of his after-acquired shares for which the corporation elected to withhold payment under W.S. 17-16-1327.

17-16-1331. Court costs and counsel fees.

      (a) The court in an appraisal proceeding commenced under W.S. 17-16-1330 shall determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court. The court shall assess the costs against the corporation, except that the court may assess costs against all or some of the dissenters, in amounts the court finds equitable, to the extent the court finds the dissenters acted arbitrarily, vexatiously, or not in good faith in demanding payment under W.S. 17-16-1328.

      (b) The court may also assess the fees and expenses of counsel and experts for the respective parties, in amounts the court finds equitable:

            (i) Against the corporation and in favor of any or all dissenters if the court finds the corporation did not substantially comply with the requirements of W.S. 17-16-1320 through 17-16-1328; or
            (ii) Against either the corporation or a dissenter, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by this article.

      (c) If the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated, and that the fees for those services should not be assessed against the corporation, the court may award to these counsel reasonable fees to be paid out of the amounts awarded the dissenters who were benefited.

                                   APPENDIX D
                       1999 ANNUAL REPORT TO STOCKHOLDERS

                    [COMPANY LOGO]
                    Tri-County Bancorp, Inc.
                    1999 Annual Report

       ----------------------------------------------------------------

       TABLE OF CONTENTS
       ----------------------------------------------------------------

            Selected Financial Data                             i
       ----------------------------------------------------------------

            Letter to Stockholders                             ii
       ----------------------------------------------------------------

            Management's Discussion and Analysis                1
       ----------------------------------------------------------------

            Report of Independent Auditors                      9
       ----------------------------------------------------------------

            Consolidated Statements of Financial Condition     10
       ----------------------------------------------------------------

            Consolidated Statements of Operations              11
       ----------------------------------------------------------------

            Consolidated Statements of Stockholders' Equity    12
       ----------------------------------------------------------------

            Consolidated Statements of Cash Flows              13
       ----------------------------------------------------------------

            Notes to Consolidated Financial Statements         15
       ----------------------------------------------------------------

            Corporate and Stockholders' Information            31
       ----------------------------------------------------------------

SELECTED FINANCIAL DATA
                                                 At December 31,
                                    1999      1998     1997    1996    1995
                                  -------------------------------------------
                                                  (In Thousands)
BALANCE SHEET DATA Total amount of:
   Assets                         $88,516   $81,308 $89,961  $85,888  $65,766
   Loans receivable, net           48,980    42,054  40,425   35,265   25,514
   Mortgage-backed & investment
     securities - Available for
     sale                          27,239    28,727  36,526   35,140   18,097
   Mortgage-backed & investment
     securities - Held to           7,238     5,336   7,987   10,320   18,264
   maturity
   Deposits                        51,809    45,974  45,405   48,533   44,583
   FHLB advances                   25,558    23,799  29,697   23,460    7,000
   Stockholders' equity            10,251    10,421  13,827   13,146   13,496

                                             Year Ended December 31,
                                    1999     1998      1997    1996    1995
                                  -------------------------------------------
                                                  (In Thousands)
STATEMENT OF OPERATIONS DATA
   Interest income                 $5,923    $6,173  $6,466   $5,494   $4,600
   Net interest income              2,505     2,627   2,744    2,468    2,266
   Provision for loan losses           --        --      --       --       --
   Non-interest income                313       291     105      159      171
   Non-interest expenses            1,658     1,564   1,623    1,811(1) 1,458
   Net income                         794       938     901      540(1)   649


                                        At or For Year Ended December 31,
                                    1999     1998      1997    1996     1995
                                  -------------------------------------------
FINANCIAL RATIOS & OTHER DATA
   Return on average assets        0.94%    1.09%     1.02%    0.71%(1) 1.04%
   Return on average               7.69%    6.72%     6.68%    4.05%(1) 4.96%
   stockholders' equity
   Average interest rate spread 2.53% 2.39% 2.48% 2.68% 2.69% Net yield on average earning
   assets                          3.07%    3.14%     3.19%    3.35%    3.62%
   Non-interest expense to
   total assets                    1.87%    1.92%     1.80%    2.11%(1) 2.22%
   Average equity/average total
   assets                         12.17%   16.03%    15.20%   16.82%   20.47%
   Non-performing loans/total
   assets                          0.00%    0.00%     0.00%    0.04%    0.03%
   Dividends/total income         49.27%   50.13%    42.95%   57.83%(1)37.40%

                                        At or For Year Ended December 31,
                                    1999     1998     1997     1996     1995
                                  -------------------------------------------
PER SHARE INFORMATION(2)
   Earnings per share - diluted   $0.85    $0.78     $.071     $0.41(1) $0.47
   Dividends per share             0.44     0.43      0.33      0.25     0.19
   Book value per share           11.31    11.86     11.84     10.80    10.53

------------------------------
(1)Includes the effect of a one-time special assessment to recapitalize the SAIF.
(2)Restated to reflect 100% stock dividend paid December 8, 1997

To Our Stockholders:

Tri-County Bancorp, Inc. achieved a third year of record earnings in 1999. Earnings per share on a fully diluted basis were $0.85, which exceeded 1998 by 9.0% or $0.07. The tender offer completed in late 1998 reduced the number of shares outstanding and provided a positive influence to the excellent earnings per share performance this year. Additionally, as a result of the tender offer in 1998 capital was reduced by $4.5 million. The loss of capital reduced the amount of low cost funds available for investment and contributed to a reduction in total income of $144,000. Both the increase in earnings per share and the reduction in the dollar amount of earnings were anticipated.

This year was also significant with a 16.5% increase in the loan portfolio, and an 8.3% increase in deposits (when reduced by a $2,000,000 short term public deposit at year end). Securities varied by only a small increase over the previous year. These changes are consistent with the goals of the Company of increasing loans and deposits while holding the investment portfolio at or below its present level.

The Company has made other significant changes this past year. The first is our entrance into agricultural lending and increased emphasis on commercial business relationships. Joe Guth, our Executive Vice President, joined our Company in May and has helped to facilitate this change. Secondly, we are in the process of opening a new branch in Cheyenne, Wyoming. We will emphasize small business relationships in the Cheyenne market and expect that this new facility will help shift the asset mix over a period of time to higher yielding and shorter term loans. As of the writing of this letter, the new Cheyenne branch is close to completion, and we expect to have it open in early April. The new branch will have a negative impact on earnings for a few years until it reaches a break-even point, however, we have set aggressive goals for the branch and expect success.

The Company announced a repurchase of 5% of outstanding common stock in February 2000. We expect to complete this repurchase program soon and at very favorable prices.

We thank the Stockholders for their continued support of the Company. Please contact us with your questions about Tri-County Bancorp, Inc.

Sincerely,



Robert L. Savage                                  Larry C. Goddard
President and Chief Executive Officer             Chairman of the Board

MANAGEMENT DISCUSSION AND ANALYSIS OF FINANCIAL
CONDITION AND RESULTS OF OPERATIONS

THE COMPANY'S BUSINESS

Tri-County Bancorp, Inc. (the "Company") is a unitary savings and loan holding company which, under existing laws, may engage in various types of business activities, provided that Tri-County Bank ("the Bank") retains a specified amount of its assets in housing-related investments. At the present time, since it does not conduct any active business, the Company does not intend to employ any persons other than officers, using the support staff from the Bank from time to time to meet its administrative needs.

The Bank is a federally chartered stock savings bank headquartered in Torrington, Wyoming with an additional branch office in Wheatland, Wyoming and a new branch in Cheyenne, Wyoming that is scheduled to open in April 2000. The Bank was founded in 1935 as a federally chartered savings and loan association under the name Tri-County Federal Savings and Loan Association. The Bank's deposits are federally insured by the Savings Association Insurance Fund ("SAIF"). The Bank converted from mutual to stock form in September 1993.

The Bank is primarily engaged in attracting deposits from the general public and using those funds to originate real estate loans on one-to-four family residences and, to a lesser extent, consumer loans, agricultural and commercial real estate loans, and agricultural and commercial business loans. The Bank's market area is primarily Goshen and Platte Counties, Wyoming and Scottsbluff County in western Nebraska and will expand into Laramie County, Wyoming when the Cheyenne branch opens. The Bank offers its customers several types of real estate loans, including adjustable-rate and fixed-rate mortgage loans and also originates multi-family and commercial real estate loans, and consumer loans, including automobile and home equity loans. In addition, the Bank purchases loans from and participates in loans with other financial and mortgage banking institutions on a case by case basis. These activities are conducted in Wyoming and other Rocky Mountain States. The Bank also invests in investment securities and mortgage-backed securities.

CAPITAL STOCK

Since its issuance in September 1993, the Company's common stock has been traded over-the-counter on the Nasdaq SmallCap MarketSM appearing under the symbol "TRIC." The following table reflects the stock price as published by the Nasdaq statistical report.

                                                           DIVIDEND
      1998                           LOW      HIGH         DECLARED
      First Quarter--03/31/98      $13.13    $15.00         $.10
      Second Quarter--06/30/98     $12.50    $16.50         $.11
      Third Quarter--09/30/98      $11.50    $13.00         $.11
      Fourth Quarter--12/31/98     $11.25    $14.00         $.11

      1999
      First Quarter--03/31/99      $10.50    $14.69         $.11
      Second Quarter--06/30/99      $9.81    $13.31         $.11
      Third Quarter--09/30/99       $9.00    $13.75         $.11
      Fourth Quarter--12/31/99      $8.25    $11.75         $.11

The number of shareholders  of record as of December 31, 1999 was  approximately
219. This does not reflect the number of persons or entities who held stock in nominee or "street" name through various brokerage firms. At December 31, 1999 there were 906,234 shares outstanding. The Company completed a tender offer for stock in December of 1998 whereby 314,125 shares were purchased at a price of $14.00 per share.

The Company's ability to pay dividends to stockholders is dependent upon the dividends it receives from the Bank. The Bank may not declare or pay a cash dividend on any of its stock if the effect thereof would cause the Bank's regulatory capital to be reduced below (1) the amount required for the liquidation account established in connection with the Bank's conversion from mutual to stock form, or (2) the regulatory capital requirements imposed by the Office of Thrift Supervision ("OTS"), the Bank's chartering authority and primary federal regulator.

FINANCIAL CONDITION

ASSETS

Total assets of the Bank increased by $7.21 million or 8.86% during the year of 1999. The increase was primarily the result of increases in loans receivable, securities held to maturity and bank property and equipment which more than offset decreases in interest earning deposits and securities available for sale.

Interest earning deposits decreased $1.85 million during the period. The decrease was primarily the result of the funding of loans.

Securities available for sale decreased by $1.49 million during the year ended December 31, 1999. Securities totaling $3.44 million were sold, principal payments and prepayments of $5.39 million were received on mortgage-backed securities, a $1 million agency security was called by the issuer and the market value of the securities decreased $1.26 million during the period. These decreases were partially offset by purchases of agency securities totaling $9.5 million.

Securities held to maturity increased by $1.9 million. The increase was the result of the purchase of agency and mortgage-backed securities totaling $4 million which more than offset principal payments and prepayments of $1.59 million on the Bank's portfolio of mortgage-backed securities and the maturity of a $500,000 agency security.

Loans receivable increased $6.93 million during the twelve months ended December 31, 1999. During this period, the Bank originated or purchased portfolio residential mortgage loans totaling $10.03 million, non-residential mortgage loans totaling $4.15 million, consumer loans totaling $3.14 million, and commercial loans totaling $1.66 million. During the same period, the Bank received scheduled principal payments and prepayments totaling $15.21 million on its loan portfolio. Of the total mortgage loans originated or purchased during the year, $7.13 million were adjustable rate and $7.05 million were fixed rate loans. Because of a lack of demand for certain types of loans in the Bank's primary lending area, purchased loans totaled 32% of mortgage lending during the period. The majority of purchased loans are residential and non-residential real estate loans in Colorado and Idaho mountain resort communities and non-residential real estate loans along the front range of Colorado. Purchased loans are subjected to the same underwriting standards and loan terms as those originated by the Bank for its portfolio.

Bank property and equipment increased by $1.23 million and was primarily the result of the purchase of land and the continuing construction of a new branch bank located in Cheyenne, Wyoming. The parcel of land consists of 4.5 acres of which 1 acre will be used as the site for the new branch and the remaining 3.5 will be offered for sale or held for future development jointly by the Bank and an undetermined third party. The total cost of the facility is estimated to be $1.4 million and the projected opening date is in the second quarter of 2000. The Bank has sufficient liquid assets to fund the cost of the new facility.

LIABILITIES

Deposit balances increased by $5.84 million or 12.69% from $45.97 million at December 31, 1998 to $51.81 million at December 31, 1999. The net increase consisted of a decrease of $0.13 million in savings accounts and increases of $0.31 million, $1.84 million, and $3.82 million in demand deposits, NOW and time deposits, respectively.

Advances from the Federal Home Loan Bank ("FHLB") increased $1.76 million during the year of 1999. The advances are a supplement to the Bank's retail deposits and were used to fund loan originations and to purchase loans and investment securities.

Deferred income taxes decreased by $0.38 million during the year and was mainly the result of the application of SFAS No. 115, Accounting for Certain Investments in Debt and Equity Securities, which requires unrealized gains and losses on available for sale securities to be reported, net of deferred income taxes, as a separate component of stockholders' equity. The market value of these securities decreased $1.26 million during the period, which resulted in a decrease in deferred income taxes.

STOCKHOLDERS' EQUITY

Overall, stockholders' equity decreased $0.17 million during the year.

The increase in additional paid-in capital of $211,000 was caused, in part, by the application of an accounting standard which requires charging current expense for the fair value of shares of stock committed to be released by the Bank's Employee Stock Ownership Plan and crediting the difference between the fair value and the cost of the shares to paid-in capital which resulted in an increase of $73,000. Also, directors and officers of the Bank exercised stock options on 28,186 shares, which increased additional paid-in capital by $138,000.

The increase in retained earnings was the result of net earnings totaling $794,000 which more than offset the decrease in retained earnings caused by the payments of dividends of $0.44 per share totaling $391,000.

As discussed earlier, SFAS No. 115 requires unrealized gains and losses on securities classified available for sale to be shown as a separate component of stockholders' equity in an amount, which is net of deferred income taxes. The market value of securities classified as available for sale decreased during the twelve-month period and resulted in a decrease, net of deferred income tax, of $834,000 in stockholders' equity.

AVERAGE BALANCE SHEET

The following table sets forth certain information relating to average balance sheets and reflects the average yield on assets and average cost of liabilities for the periods indicated and the average yields earned and rates paid. Such yields and costs are derived by dividing income or expense by the average balance of assets or liabilities, respectively, for the periods presented. Average balances are derived from month-end balances. Management does not believe that the use of month-end instead of daily average balances has caused any material difference in the information presented.

                                           12 Months Ended Dec.                12 Months Ended Dec.
                                                 31, 1999                           31, 1998
                                       -------------------------------------------------------------------

                                       Average               Average        Average              Average
                                       Balance    Interest  Yield/Cost      Balance  Interest  Yield/Cost
                                       -------    --------  ----------      -------  --------  ----------
Interest-earning assets:
  Loans receivable                     $45,919     $3,681       8.02%       $42,012   $3,465     8.25%
  Securities - Available for
   sale                                 28,656      1,780       6.21%        33,446    2,099     6.28%
  Securities - Hold to maturity          5,615        398       7.09%         6,697      504     7.53%
  Other interest-earning assets          1,412         64       4.53%         2,331      105     4.50%
                                         -----         --                     -----      ---
   Total interest-earning assets       $81,602     $5,923       7.26%       $84,486   $6,173     7.31%
                                                   ------                             ------
Non-interest earning assets              2,730                                1,665
                                         -----                                -----
   Total Assets                        $84,332                              $86,151
                                       =======                              =======
Interest-bearing liabilities:
  Interest-bearing demand deposits     $11,865       $381       3.21%        $8,689     $282     3.25%
  Savings deposits                       4,268        119       2.79%         4,529      125     2.76%
  Time deposits                         31,011      1,534       4.95%        31,016    1,645     5.30%
  Other borrowings                      25,088      1,384       5.52%        25,954    1,494     5.76%
                                        ------      -----                    ------    -----
   Total interest-bearing liabilities  $72,232     $3,418       4.73%       $70,188   $3,546     5.05%
                                                   ------                             ------
Non-interest bearing demand deposits       719                                  824
Other non-interest bearing
  liabilities                            1,143                                1,264
                                         -----                                -----
                Total liabilities      $74,094                              $72,276
Retained earnings                       10,238                               13,875
                                        ------                               ------
   Total liabilities & retained
     earnings                          $84,332                              $86,151
                                       =======                              =======
Net interest income                                $2,505                             $2,627
                                                   ======                             ======
Interest rate spread                                            2.53%                            2.26%
Net yield on interest earning
  assets (Margin)                                               3.07%                            3.11%
Ratio of average interest-earning
  assets to interest-bearing
  liabilities                                                 112.97%                          120.37%

                                                                               4

RATE/VOLUME ANALYSIS

The table below sets forth certain information regarding changes in interest income and interest expense of the Bank for the periods indicated. For each category of interest-earning asset and interest-bearing liability, information is provided on changes attributable to (i) changes in volume (changes in average volume multiplied by old rate); (ii) changes in rates (changes in rate multiplied by old average volume); (iii) changes in rate/volume (changes in rate multiplied by the changes in average volume).

                                     12 Months Ended Dec. 31      12 Months Ended Dec. 31
                                          1999 vs. 1998                1998 vs. 1997
                                    --------------------------   --------------------------
                                    Increase (Decrease) Due To   Increase (Decrease) Due To
                                    --------------------------   --------------------------
                                                   Rate/                        Rate/
                                    Volume  Rate  Volume  Net    Volume  Rate  Volume   Net
Interest-earning assets:
  Loans receivable                   322    (97)    (9)  216      352    (28)    (4)   320
  Securities - Available for sale   (356)  (173)   210  (319)    (356)  (173)    52   (477)
  Securities - Hold to maturity      (81)   (29)     4  (106)    (173)    (9)     2   (180)
  Other interest-earning assets      (41)     1     (1)  (41)      61     (9)    (8)    44
                                     ---      -     --   ---       --     --     --     --
    Total interest-earning assets   (156)  (298)   204  (250)    (116)  (219)    42   (293)

Interest-bearing liabilities:
  Savings accounts                   (88)  (144)   214   (18)     (88)   (49)     1   (136)
  Other liabilities                  (50)   (62)     2  (110)     (39)    (1)     0    (40)
                                     ---    ---      -  ----      ---     --      -    ---
     Total interest-bearing
       liabilities                  (138)  (206)   216  (128)    (127)   (50)     1 (  176)

Net change in interest income        (18)   (92)    12  (122)      11   (169)    41   (117)
                                     ===    ===     ==  ====       ==   ====     ==   ====

RESULTS OF OPERATIONS

NET INCOME

Net income decreased $144,000 during the year ended December 31, 1999 when compared to 1998. Net interest income decreased by $122,000, non-interest income increased by $23,000 and non-interest expense increased by $94,000.
The provision for income taxes decreased by $49,000.

INTEREST INCOME

Interest income from loans increased $215,000 or 6.22% for the year ended December 31, 1999. The increase was the result of an increase in the average balance of loans outstanding of $4.14 million which more than offset a decrease in yield on the loans from 8.25% to 8.02%.

The decrease of $319,000 in interest and dividends on securities available for sale was the result of a decrease in the average balance of securities of $4.26 million and a decrease in the average yield on the portfolio from 6.28% to 6.21%. The decrease in yield was the result of the disproportionately greater principal payments and prepayments on mortgage-backed securities with higher yields when compared to the overall yield on the portfolio and the purchase of securities with yields less than the yield on the existing portfolio.

Interest on securities held to maturity decreased $106,000 and was caused primarily by a decrease in the average balance of the portfolio of $1.08 million and a decrease in the yield on the portfolio from 7.53% to 7.09%. The decrease in yield was the result of the disproportionately greater principal payments and prepayments on mortgage-backed securities with higher yields when compared to the overall yield on the portfolio.

The decrease in income from other interest-earning assets of $41,000 was primarily caused by a decrease in the average balance of these assets which more than offset a slight increase in the yield on this asset. This category of assets consists primarily of interest-earning demand deposits held at FHLB.

INTEREST EXPENSE

Interest expense on deposits decreased $18,000 during 1999 when compared to 1998. This decrease was the result of a decrease in the average cost of deposits from 4.64% to 4.31%, which offset an increase of $2.91 million in the average balance of deposits.

The Bank took advantage of a relatively inexpensive source of funding available through the FHLB to supplement retail deposits and to purchase financial instruments that yield a slightly higher return than the rate charged on the advances. The average balance of these borrowings was $866,000 less during 1999 than 1998 and the average cost of the borrowings decreased from 5.76% to 5.52% which resulted in an decrease of $110,000 in interest expense.

PROVISION FOR LOAN LOSSES

No provision for loan losses was made during the year ended December 31, 1999. The allowance for loan losses is based on management's evaluation of the risk inherent in its loan portfolio after giving due consideration to the changes in general market conditions and in the nature and volume of the Bank's loan activity. The Bank intends to continue to provide for loan losses based on its periodic review of the loan portfolio and general market conditions. The allowance for loan losses amounted to $464,000 at year-end. While the Bank maintains its allowance for loan losses at a level which it considers adequate to provide for potential losses, there can be no assurances that further additions will not be made to the loan loss allowance and that such losses will not exceed the estimated amounts.

NON-INTEREST INCOME

Total non-interest income increased by $23,000 during 1999 when compared to 1998.

Service charges on deposits  increased  $16,000 mainly because of an increase in
chargeable  events  and  an  increase,   in  November,  in  the  amount  of  the
non-sufficient funds charge.

The decrease in the gain on the sale of loans of $22,000 was the result of a decrease in the dollar amount of loans sold.

The Bank sold available for sale securities in 1999 and recognized a gain of $4,000 while securities sold in the previous year produced gains of $81,000.

The increase in other income was the result of the disposition of property acquired in 1992 by way of a foreclosure of an office building. The property was assigned to the Bank per a deficiency judgement and was subsequently redeemed by the borrower in 1999 at which time the Bank recognized a gain in the amount of $97,000.

NON-INTEREST EXPENSE

Overall, non-interest expense increased $94,000 during 1999.

Compensation and benefits increased by $48,000 in 1999 and was primarily caused by the hiring of additional staff. The increase in personnel was necessary to support the growth of commercial and agricultural lending and the opening of the new branch in Cheyenne, Wyoming.

Occupancy and equipment expense increased $11,000 and was primarily caused by increases in utilities, telephone, and building and equipment repairs and maintenance.

Other expenses increased by $35,000 when compared to the same period of the previous year. The increase in expenses was mainly caused by increased marketing expenses regarding the introduction and development of new and existing loan and deposit products and to inform the Bank's customers of its efforts to become fully Year 2000 compliant. The Bank also had increases in professional expenses and supplies.

The Bank has undertaken a project to open a third office in Cheyenne, Wyoming. Non-interest expense will increase as a result of the staffing and equipping of this office which is expected to open in April 2000. A reduction in net income (and possibly losses) compared to prior periods is expected as a result of these expenses until the new office results in higher overall levels of loan and deposit activity to offset the additional expenses. The Bank believes that this expansion should enhance shareholder value and hopes that the decrease in earnings will not be as great following the end of 2001. This statement of beliefs concerning the expansion is a forward looking statement. The Private Securities Litigation Reform Act of 1995 (the "Act") provides protection to Tri-County in making certain forward looking statements that are accompanied by the factors that could cause actual results to differ materially from the forward looking statement. As with any expansion, if the new office or additional personnel do not ultimately result in increased loan and deposit activity and increased net income, these expenses would continue to have an adverse affect on net income past the end of year 2001.

INCOME TAXES

The provision for income taxes decreased by $49,000. The main reason for the decrease in income taxes was the decrease in income before taxes of $193,000.

YEAR 2000

Like many financial institutions, we rely on computers to conduct our business and information systems processing. Industry experts were concerned that on January 1, 2000, some computers might not be able to interpret the new year properly, causing computer malfunctions. Some banking industry experts remain concerned that some computers may not be able to property interpret additional dates in the year 2000. We have operated and evaluated our computer operating systems since January 1, 2000 and have not identified any errors or experienced any computer system malfunctions. We will continue to monitor our information systems to assess whether they are at risk of misinterpreting any future dates and will develop appropriate contingency plans to prevent any potential system malfunction or correct any system failures. The Company has not been informed of any such problem experienced by its vendors or its customers, nor by any of the municipal agencies that provide services to the Company.

Nevertheless, it is too soon to conclude that there will not be any problems arising from the Year 2000 problem, particularly at some of the Company's vendors. The Company will continue to monitor its significant vendors of goods and services with respect to Year 2000 problems they may encounter as those issues may effect the Company's financial position, results of operations and cash flows. The Company does not believe at this time that these potential problems will materially impact the ability of the Company to continue its operations, however, no assurance can be given that this will be the case.

The expectations of the Company contained in this section on Year 2000 are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and involve substantial risks and uncertainties that may cause actual results to differ materially from those indicated by the forward-looking statements. All forward-looking statements in this section are based on information available to the Company on the date of this document, and the Company assumes no obligation to update such forward-looking statements.

IMPACT OF INFLATION AND CHANGING PRICES

The financial statements of the Bank and notes thereto, presented elsewhere herein, have been prepared in accordance with generally accepted accounting principles, which require the measurement of financial position and operating results in terms of historical dollars without considering the change in the relative purchasing power of money over time and due to inflation. The impact of inflation is reflected in the increased cost of the Bank's operations.

Unlike most industrial companies, nearly all of the assets and liabilities of the Bank are monetary. As a result, interest rates have a greater impact on the Bank's performance than do the effects of general levels of inflation. Interest rates do not necessarily move in the same direction or to the same extent as the price of goods and service.

         Board of Directors
         Tri-County Bancorp, Inc. and Subsidiaries


         REPORT OF INDEPENDENT AUDITORS


         We have audited the accompanying consolidated statements of financial condition of Tri-County Bancorp, Inc. and Subsidiaries (Tri-County) as of December 31, 1999 and 1998, and the related consolidated statements of operations, stockholders' equity and cash flows for the years then ended. These consolidated financial statements are the responsibility of Tri-County's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

         We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

         In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial condition of Tri-County Bancorp, Inc. and Subsidiaries as of December 31, 1999 and 1998, and the consolidated results of their operations and their cash flows for the years then ended, in conformity with generally accepted accounting principles.




         /s/DALBY, WENDLAND & CO., P.C.
         Grand Junction, Colorado

         February 4, 2000

                  TRI-COUNTY BANCORP, INC. AND SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

                                                               December 31,
                                                            1999         1998
                                                       -----------   -----------
                       ASSETS

Cash and due from banks                                 $1,187,935   $  385,804
Interest-bearing deposits with banks                     1,128,404    2,979,241
Securities available for sale, at fair value            27,238,804   28,727,466
Securities held to maturity                              7,237,691    5,335,700
Loans held for sale, at market value                             -      435,721
Loans receivable, net of allowance for loan losses
of $464,453 (1999) and $409,984 (1998)                  48,979,883   42,054,222
Accrued interest receivable                                642,561      450,017
Bank property and equipment                              2,028,288      801,141
Other assets                                                72,270      138,685
                                                            ------      -------
   Total Assets                                        $88,515,836  $81,307,997
                                                       ===========  ===========

        LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities
   Demand deposits                                       $ 997,117   $  690,177
   NOW accounts                                          7,612,597    5,776,145
   Savings accounts                                      8,611,853    8,737,500
   Other time deposits                                  34,587,587   30,770,264
                                                        ----------   ----------
   Total Deposits                                       51,809,154   45,974,086

Advances from Federal Home Loan Bank                    25,558,367   23,799,117
Accounts payable and accrued expenses                      370,245      216,841
Advances by borrowers for taxes and insurance              115,691      110,167
Deferred income taxes                                      411,587      787,119
                                                           -------      -------
   Total Liabilities                                    78,265,044   70,887,330
                                                        ==========   ==========

Stockholders' Equity
   Preferred stock, $.10 par value, 5,000,000 shares
     authorized, none issued                                     -            -
   Common stock,  $.10 par value, 10,000,000 shares
    authorized, 1,548,611 (1999) and 1,520,425
    (1998) shares issued                                   154,861      152,043
   Additional paid-in capital                            7,530,906    7,319,578
   Retained earnings - substantially restricted          9,663,761    9,260,742
   Unearned compensation relating to Employee Stock
     Ownership Plan                                       (224,250)    (284,050)
   Accumulated other comprehensive income                  272,904    1,106,701
   Treasury stock - 642,377 (1999) and 641,627
   (1998) shares, at cost                               (7,147,390)  (7,134,347)
                                                        ----------   ----------
   Total Stockholders' Equity                           10,250,792   10,420,667
                                                        ----------   ----------
   Total Liabilities and Stockholders' Equity          $88,515,836  $81,307,997
                                                       ===========  ===========




                           See accompanying notes.
                                                                              10

                  TRI-COUNTY BANCORP, INC. AND SUBSIDIARIES

                    CONSOLIDATED STATEMENTS OF OPERATIONS

                                                                Years ended December 31,
                                                                  1999              1998
                                                                  ----              ----
INTEREST INCOME
   Interest and fees on loans                               $3,680,585          $3,465,184
   Interest and dividends on available for sale securities
     Taxable interest                                        1,633,720           1,957,415
     Dividends                                                 147,042             141,048
   Interest on held to maturity securities
     Taxable interest                                          387,646             498,712
      Nontaxable interest                                       10,496               5,611
   Other interest earning assets                                63,677             105,045
                                                                ------             -------
   Total Interest Income                                     5,923,166           6,173,015
                                                             ---------           ---------
INTEREST EXPENSE
   Deposits                                                  2,034,069           2,052,506
   Advances                                                  1,383,889           1,493,513
                                                             ---------           ---------
   Total Interest Expense                                    3,417,958           3,546,019
                                                             ---------           ---------
   Net Interest Income                                       2,505,208           2,626,996
PROVISION FOR LOAN LOSSES                                            -                   -
                                                                 -----               -----
   Net Interest Income After Provision for Loan Losses       2,505,208           2,626,996
                                                             ---------           ---------
NONINTEREST INCOME
   Service charges on deposits                                 134,999             119,371
   Gain on sale of loans                                        42,869              65,085
   Gain on sale of investments available for sale                3,696              80,940
   Other income                                                131,646              25,296
                                                               -------              ------
   Total Noninterest Income                                    313,210             290,692
                                                               -------             -------
NONINTEREST EXPENSE
   Compensation and benefits                                   960,059             911,667
   Occupancy and equipment                                     329,363             318,803
   Federal insurance premiums                                   27,200              27,921
   Other expenses                                              340,974             305,620
                                                               -------             -------
   Total Noninterest Expense                                 1,657,596           1,564,011
                                                             ---------           ---------
   Income Before Income Taxes                                1,160,822           1,353,677
PROVISION FOR INCOME TAXES                                     366,440             415,614
                                                               -------             -------
   Net Income                                                $ 794,382           $ 938,063
                                                             =========           =========

EARNINGS PER SHARE
   Basic                                                       $   .90             $   .83
                                                               =======             =======
   Diluted                                                     $   .85             $   .78
                                                               =======             =======

                            See accompanying notes.

                    TRI-COUNTY BANCORP, INC. AND SUBSIDIARIES
                 CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

                 For the years ended December 31, 1999 and 1998

                                                                 Accumulated
                                                                   Other                                        Employee     MSBP
                                                                   Compre-              Additional                Stock    Unearned
                                        Comprehensive  Retained    hensive      Common    Paid-In   Treasury    Ownership   Compen-
                                Total       Income     Earnings  Income(loss)    Stock    Capital     Stock        Plan     sation
                                -----       ------     --------  ------------    -----    -------     -----        ----     ------
Balance-December 31, 1997   $13,827,184               $8,792,947     $817,476  $149,500 $7,100,600 $(2,645,314) $(343,850) $(44,175)
Comprehensive income
   Net earnings                 938,063     $ 938,063    938,063            -         -          -           -          -         -
    Unrealized gain on
    securities, net of tax
    and reclassification
    adjustment                  289,225       289,225          -      289,225         -          -           -          -         -
                                              -------
   Comprehensive income                    $1,227,288
                                           ==========
Repayment of ESOP debt           59,800                        -            -         -          -           -     59,800         -
Allocation of ESOP shares        94,395                        -            -         -     94,395           -          -         -
Amortization of deferred
 compensation                    44,175                        -            -         -          -           -          -    44,175
Stock options exercised         127,126                        -            -     2,543    124,583           -          -         -
Dividends paid - cash          (470,268)                (470,268)           -         -          -           -          -         -
Treasury stock purchased     (4,489,033)                       -            -         -          -  (4,489,033)         -         -
                              ---------                  -------      -------     -----    -------   ---------     ------    ------
Balance-December 31, 1998    10,420,667                9,260,742    1,106,701   152,043  7,319,578  (7,134,347)  (284,050)        -
Comprehensive income (loss)
   Net earnings                 794,382     $ 794,382    794,382            -         -          -           -          -         -
    Unrealized (loss) on
    securities, net of tax
    and reclassification
    adjustment                 (833,797)     (833,797)         -     (833,797)        -          -           -          -         -
                                              -------
   Comprehensive (loss)                     $ (39,415)
                                            =========
Repayment of ESOP debt           59,800                        -            -         -          -           -     59,800         -
Allocation of ESOP shares        73,217                        -            -         -     73,217           -          -         -
Stock options exercised         140,929                        -            -     2,818    138,111           -          -         -
Dividends paid - cash          (391,363)                (391,363)           -         -          -           -          -         -
Treasury stock purchased        (13,043)                       -            -         -          -     (13,043)         -         -
                                 ------                  -------      -------     -----    -------      ------     ------    ------
Balance-December 31, 1999   $10,250,792               $9,663,761     $272,904  $154,861 $7,530,906 $(7,147,390) $(224,250)   $    -
                 === ====   ===========               ==========     ========  ======== ========== ===========  =========    ======

                            See accompanying notes.

                  TRI-COUNTY BANCORP, INC. AND SUBSIDIARIES
                    CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                        Years ended December 31,
                                                             1999        1998
                                                             ----        ----
OPERATING ACTIVITIES
Net income                                               $ 794,382    $ 938,063
Adjustments to reconcile net income to net cash
provided by operations
   Depreciation and amortization                           168,596      134,794
   Provision for deferred taxes                             54,000      (23,000)
   Gain on sale of securities available for sale            (3,696)     (80,940)
   Gain on sale of loans                                   (42,869)     (65,085)
   FHLB stock dividends received                          (132,800)    (128,500)
   Unvested forfeitable stock awarded                            -       44,175
   Changes in assets and liabilities
    Origination of loans held for sale                  (3,109,995)  (3,862,039)
    Proceeds from sale of loans held for sale            3,588,584    3,608,514
    Accrued interest receivable                           (192,544)     205,322
    Other assets, net                                      153,216      556,952
    Other liabilities, net                                 136,320       70,254
                                                           -------       ------
    Net Cash Provided By Operations                      1,413,194    1,398,510
                                                         ---------    ---------
INVESTING ACTIVITIES
Net loan origination and principal repayments on        (1,505,741)   4,594,499
loans
Purchase of loans                                       (5,439,723)  (6,210,552)
Activity in available for sale securities
   Sale proceeds                                         3,440,721    3,129,251
   Maturities, prepayments and calls                     6,392,460   18,164,932
   Purchases                                            (9,499,420) (12,906,090)
Activity in held to maturity securities
   Maturities, prepayments and calls                     2,093,251    2,830,392
   Purchases                                            (3,998,975)    (177,000)
Proceeds from sale of real estate owned                          -       23,966
Investment in property, equipment and real estate
owned                                                   (1,340,639)     (29,627)
                                                        ----------      -------
   Net Cash Provided (Used) By Investing Activities    $(9,858,066)  $9,419,771
                                                       -----------   ----------

FINANCING ACTIVITIES
Net change in noninterest-bearing demand, savings
   and NOW deposits                                     $2,017,744   $2,158,365
Net change in time deposits                              3,817,324   (1,589,432)
Advances from Federal Home Loan Bank                    15,975,000   12,500,000
Repayment of Federal Home Loan Bank advances           (14,215,750) (18,397,500)
Net change in advances by borrowers for taxes and
   insurance                                                 5,525        8,901
Dividends paid                                           (391,363)     (470,268)
Exercise of stock options                                  140,929      127,126
ESOP payments received                                      59,800       59,800
Purchase of treasury stock                                 (13,043)  (4,489,033)
                                                           -------   ----------
   Net Cash Provided (Used) by Financing Activities      7,396,166  (10,092,041)
                                                         ---------  -----------
   Increase (Decrease) in Cash and Cash Equivalents     (1,048,706)     726,240
Cash and cash equivalents - beginning of period          3,365,045    2,638,805
                                                         ---------    ---------
Cash and cash equivalents - end of period               $2,316,339   $3,365,045
                                                        ==========   ==========

Cash and due from banks                                 $1,187,935    $ 385,804
Interest-bearing deposits with banks                     1,128,404    2,979,241
                                                         ---------    ---------
                                                        $2,316,339   $3,365,045
                                                        ==========   ==========
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
   Cash paid for
    Income taxes                                         $ 255,400    $ 438,600
                                                         =========    =========
    Interest expense                                    $3,414,338   $3,565,230
                                                        ==========   ==========
   Noncash transactions
    Loans transferred to real estate owned              $        -    $  23,966
                                                        ==========    =========


                           See accompanying notes.

                  TRI-COUNTY BANCORP, INC. AND SUBSIDIARIES
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                          December 31, 1999 and 1998


NOTE 1 -   NATURE OF OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNT POLICIES

Tri-County Bancorp, Inc. (Tri-County) is a bank holding company organized under Wyoming law in 1993 and headquartered in Torrington, Wyoming. Through its subsidiaries, Tri-County provides a variety of banking services to customers in its primary market area of eastern Wyoming.

Basis of Presentation
The consolidated financial statements include the accounts of Tri-County, its wholly-owned subsidiaries, Tri-County Bank (the Bank) and First Tri-County Services, Inc. The investment in the subsidiaries is accounted for using the equity method of accounting. All significant intercompany accounts and transactions have been eliminated in consolidation. Certain prior period amounts have been reclassified to conform with the current year's presentation.

The preparation of financial statements in conformity with generally accepted accounting principles (GAAP) requires management to make estimates and assumptions that affect amounts reported in the consolidated financial statements. Actual results could differ from those estimates.

Cash and Cash Equivalents
For the purpose of reporting cash flows, cash and cash equivalents include cash on hand, demand deposits at other financial institutions and overnight deposits.

Securities
Securities that Tri-County has both the positive intent and ability to hold to maturity are classified as securities held to maturity and are carried at amortized cost, adjusted for amortization of premium or accretion of discount using the interest method. Securities that may be sold prior to maturity for asset/liability management purposes, or that may be sold in response to changes in interest rates, to changes in prepayment risk, to increase regulatory capital or other similar factors, are classified as securities available for sale and carried at fair value with any adjustments to fair value, after tax, reported as a separate component of stockholders' equity. Declines in the fair value of individual held to maturity and available for sale securities below their cost, that are other than temporary, result in write-downs of the individual securities to their fair value. The related write-downs are included in earnings as realized losses. Securities purchased for trading purposes are held in the trading portfolio at fair value, with changes in fair value included in noninterest income. Tri-County had no trading securities at December 31, 1999 or 1998, or during the years then ended.

Interest and dividends on securities, including the amortization of premiums and the accretion of discounts, are reported in interest and dividends on securities using the interest method. Gains and losses on the sale of securities are recorded on the trade date and are calculated using the specific-identification method.

Federal Home Loan Bank Stock
The Bank, as a member of the Federal Home Loan Bank (FHLB), is required to maintain an investment in capital stock of the FHLB. No ready market exists for the FHLB stock, and it has no quoted market value. The stock is carried at cost and is assumed to have a market value which is equal to cost. The stock is included in securities available for sale in the accompanying consolidated financial statement.

Loans Held for Sale
Mortgage loans originated and intended for sale in the secondary market are carried at the lower of cost or estimated market value in the aggregate. Net unrealized losses are recognized in a valuation allowance by a charge to income. The cost of loans held for sale at December 31, 1998 approximated their estimated market value.

Servicing
The Bank sells certain loans to the Federal Home Loan Mortgage Corporation (FHLMC) with servicing retained. Capitalized servicing rights are reported in other assets and are amortized into noninterest income in proportion to, and over the period of estimated net servicing revenue. Impairment of mortgage servicing rights is assessed at each reporting date based on the fair value of those rights. Fair values are estimated using discounted cash flows based on a current market interest rate. For purposes of measuring impairment, the rights are stratified by loan type and interest rate. The amount of impairment recognized, through a valuation allowance, is the amount by which the capitalized mortgage servicing rights for a stratum exceed their fair value.

Loans
Loans that management has the intent and ability to hold for the foreseeable future or until maturity or pay-off generally are reported at the principal amount outstanding, net of deferred loan fees, discounts, and the allowance for loan losses. Interest on loans is calculated by using the simple interest method on the balance of the principal amount outstanding. Interest income on loans receivable is accrued as earned based on the principal balance outstanding. Tri-County discontinues the accrual of interest when the related loan is 90 days delinquent. Net direct loan origination costs/fees, when material, are deferred and amortized over the term of the loan as a yield adjustment.

The accrual of interest on impaired loans is discontinued when, in management's opinion, the borrower may be unable to meet payments as they become due. When interest accrual is discontinued, all unpaid accrued interest is reversed, for impaired loans, cash receipts are applied entirely against principal until the loan has been collected in full, after which time any additional cash receipts are recognized as interest income. Tri-County had no significant loans considered impaired or on non-accrual status at December 31, 1999 or 1998.

Allowance for Loan Losses
The allowance for loan losses reflects management's judgment as to the level considered adequate to absorb potential losses inherent in the loan portfolio. This judgment is based on a review of individual loans, historical loss experience, economic conditions, portfolio trends and other factors. Allowances for impaired loans are generally determined based on collateral values or the present value of estimated cash flows. The allowance is increased by provisions charged to earnings and reduced by charge-offs, net of recoveries. Changes in the allowance relating to impaired loans are charged or credited to the provision for loan losses. Because of uncertainties inherent in the estimation process, management's estimate of credit losses inherent in the loan portfolio and the related allowance may change in the near term.

Property and Equipment
Property and equipment are recorded at cost. Depreciation is provided using the straight-line method over the estimated useful lives of the related assets.

Impairment of Long-Lived Assets
Loans are considered to be impaired and an impairment loss recognized when expected future cash flows are less than the asset's carrying value. No assets were considered impaired at December 31, 1999 or 1998.

Other Real Estate
Other real estate, acquired through partial or total satisfaction of loans, is included in other assets and carried at the lower of cost or fair value less estimated costs of disposition. At the date of acquisition, any losses are charged to the allowance for loan losses. Subsequent write-downs are included in noninterest expense. Realized losses from disposition of the property and declines in fair value that are considered permanent are charged to the reserve for other real estate, as applicable.

Income Taxes
Deferred tax assets and liabilities are reflected at currently enacted income tax rates applicable to the period in which the deferred tax assets or liabilities are expected to be realized or settled. As changes in tax laws or rates are enacted, deferred tax assets and liabilities are adjusted through the provision for income taxes.

Stock Options
SFAS No. 123 (SFAS 123), Accounting for Stock-Based Compensation, allows an entity to choose to compute compensation expense related to stock options using a fair value method or continue to use the intrinsic value method. If the intrinsic value method is chosen, then Tri-County will be required to present pro forma data for all awards granted in future fiscal years. If the fair value method is selected, SFAS 123 would be effective.

Tri-County had no stock option transactions that would require the implementation of SFAS 123 in the years ended December 31, 1999 and 1998. It is currently anticipated that Tri-County will continue to account for stock-based compensation plans under the intrinsic value method. Final determination of the method selected will be done in the year Tri-County has transactions covered by this accounting pronouncement.

Earnings Per Share
Basic earnings per share represents income available to each share of common stock outstanding during the reporting period. Diluted earnings per share represents income available to each share of common stock outstanding during the reporting period adjusted for the potential issuance of common shares for stock options.

The calculation of basic and diluted earnings per share for the years ended December 31 is as follows:


                                               1999            1998
                                               ----            ----

     Net income                              $794,382        $ 938,063
                                             ========        =========

     Average common shares outstanding        885,897        1,127,425
     Dilutive effect of stock options          50,303           74,227
                                               ------           ------
                                              936,200        1,201,652
                                              =======        =========
     Earnings per share
     Basic                                     $  .90          $   .83
     Diluted                                   $  .85          $   .78

New Accounting Standards
In June 1998, the Financial Accounting Standards Board (FASB) issued SFAS No. 133 (SFAS 133), Accounting for Derivative Instruments and Hedging Activities, which establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities. The effective date of SFAS 133 was deferred until June 15, 2000 with the issuance of SFAS No. 137.

The adoption of SFAS 133 is not expected to have a material effect on Tri-County's financial statements.

NOTE 2 -   SECURITIES

                                                                 Gross      Gross
                                                  Amortized   Unrealized  Unrealized    Fair
Securities Available for Sale                         Cost       Gains      Losses      Value
   December 31, 1999
   Debt Securities
     U.S. Agency securities                      $13,999,671       $   -   $(424,516) $13,575,155
     U.S. Agency mortgage-backed securities       10,379,986      24,521    (253,343)  10,151,164
                                                  ----------      ------    --------   ----------
       Total Debt Securities                      24,379,657      24,521    (677,859)  23,726,319
                                                  ----------      ------    --------   ----------
   Equity Securities
     FHLMC stock                                      22,871   1,076,415           -    1,099,286
     Mutual funds
       ARM portfolio                                 536,085           -      (9,586)     526,499
     FHLB stock                                    1,886,700           -           -    1,886,700
                                                   ---------   ---------      ------    ---------
        Total Equity Securities                    2,445,656   1,076,415      (9,586)   3,512,485
                                                   ---------   ---------      ------    ---------
                                                 $26,825,313  $1,100,936   $(687,445) $27,238,804
                                                 ===========  ==========   =========  ===========
   December 31, 1998
   Debt Securities
     U.S. Agency securities                       $5,497,441   $ 104,134        $  -   $5,601,575
     U.S. Agency mortgage-backed securities       15,803,325      70,322      (5,140)  15,868,507
                                                  ----------      ------      ------   ----------
       Total Debt Securities                      21,300,766     174,456      (5,140)  21,470,082
                                                  ----------     -------      ------   ----------
   Equity Securities
     FHLMC stock                                      23,459   1,520,335           -    1,543,794
     Mutual funds
       ARM portfolio                               1,036,085         505      (5,305)   1,031,285
       Mortgage securities performance portfolio   2,936,437           -      (8,032)   2,928,405
     FHLB stock                                    1,753,900           -           -    1,753,900
                                                   ---------   ---------       -----    ---------
     Total Equity Securities                       5,749,881   1,520,840     (13,337)   7,257,384
                                                   ---------   ---------     -------    ---------
                                                 $27,050,647  $1,695,296    $(18,477) $28,727,466
                                                 ===========  ==========    ========  ===========

                                                                Gross      Gross
                                                  Amortized  Unrealized  Unrealized      Fair
Securities Held-to-Maturity                           Cost      Gains      Losses       Value
   December 31, 1999
   U.S. Agency securities                         $2,000,000   $       -    $(19,690)  $1,980,310
   State and other political subdivisions            173,278           -           -      173,278
   U.S. Agency mortgage-backed securities          5,064,413      73,263     (14,155)   5,123,521
                                                   ---------      ------     -------    ---------
                                                  $7,237,691   $  73,263    $(33,845)  $7,277,109
                                                  ==========   =========    ========   ==========
   December 31, 1998
   U.S. Agency securities                          $ 501,286   $  13,089        $  -    $ 514,375
   State and other politicaL subdivisions            175,949           -           -      175,949
   U.S. Agency mortgage-backed securities          4,658,465     125,433           -    4,783,898
                                                   ---------     -------        ----    ---------
                                                  $5,335,700   $ 138,522        $  -   $5,474,222
                                                  ==========   =========        ====   ==========

The amortized cost and fair value of debt securities at December 31, 1999, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                                  Available for Sale       Held to Maturity
                                                  ------------------       ----------------
                                                   Amortized    Fair       Amortized       Fair
                                                      Cost      Value         Cost         Value
                                                    ----        -----         ----         -----
   Due in one year or less                       $         - $         - $         -  $         -
   Due after one year through five years           8,000,000   7,782,125           -            -
   Due after five years through ten years          5,999,671   5,793,030     173,278      173,278
   Due after ten years                                     -           -   2,000,000    1,980,310
                                                   ---------   ---------   ---------    ---------
                                                  13,999,671  13,575,155   2,173,278    2,153,588
   Mortgage-backed securities                     10,379,986  10,151,164   5,064,413    5,123,521
                                                  ----------  ----------   ---------    ---------
                                                 $24,379,657 $23,726,319  $7,237,691   $7,277,109
                                                 =========== ===========  ==========   ==========

Sales of  securities  available  for sale  during the years  ended  December  31 follows:

                                        Proceeds     Gross Gains   Gross Losses
                                        --------     -----------   ------------
   1999                                $3,440,721      $33,096      $(29,906)
   1998                                $3,129,251     $127,048      $(46,108)

Tri-County pledges investments for public deposits held in excess of $100,000 (see Note 5). The carrying and fair values of the pledged investments at December 31 follows:
                                                         Carrying      Fair
                                                          Value        Value
   1999                                                $11,751,071  $11,346,968
   1998                                                 $9,769,442   $9,830,029

NOTE 3 -   LOANS RECEIVABLE
                                                            December 31,
                                                          1999        1998
                                                          ----        ----
   Real estate - mortgage                             $34,657,019  $32,403,370
   Real estate - commercial                             7,070,295    6,141,006
   Real estate - agriculture                            2,580,403            -
   Real estate - construction                             564,900      414,250
   Commercial                                             810,791      449,949
   Installment loans to individuals                     4,033,212    3,310,068
                                                        ---------    ---------
                                                       49,716,620   42,718,643
   Less:
     Allowance for loan losses                           (464,453)    (409,984)
     Unadvanced loan funds                               (196,639)    (176,848)
     Deferred loan fees                                   (75,645)     (77,589)
                                                          -------      -------
                                                      $48,979,883  $42,054,222
                                                      ===========  ===========

A summary of the changes in the allowance for loan losses is as follows:

                                                      Years Ended December 31,
                                                            1999         1998
                                                            ----         ----
Beginning of the period                                  $409,984     $412,456
Provision for losses                                            -            -
Loan charge-offs                                          (16,101)      (2,738)
Recoveries                                                 70,570          266
                                                           ------          ---
                                                         $464,453     $409,984
                                                         ========     ========

Loans serviced for others are not included in the accompanying consolidated statements of financial condition. The unpaid principal balances of mortgage loans serviced for others at December 31 were $2,492,400 (1999) and $586,000
(1998). The balance of capitalized rights, net of valuation allowances, included in other assets at December 31 was $14,599 (1999) and $3,692 (1998).

NOTE 4 -   PROPERTY AND EQUIPMENT

                                                             December 31,
                                                           1999          1998
                                                           ----          ----
   Land                                                 $ 791,634     $ 65,776
   Building and improvements                            1,115,984    1,115,984
   Furniture, fixtures and equipment                      654,367      614,764
   Construction-in-progress                               578,677            -
                                                          -------    ---------
                                                        3,140,662    1,796,524
   Less accumulated depreciation                       (1,112,374)    (995,383)
                                                       ----------     --------
                                                       $2,028,288    $ 801,141
                                                       ==========    =========

Depreciation expense for the years ended December 31 was $116,991 (1999) and $115,365 (1998).

NOTE 5 -   DEPOSITS

At December 31, 1999, scheduled maturities of certificates of deposit were as follows:

   Year
   ----
   2000                                                            $28,340,773
   2001                                                              5,078,502
   2002                                                                878,238
   2003                                                                290,074
                                                                       -------
                                                                   $34,587,587
                                                                   ===========

The Federal Deposit Insurance Corporation (FDIC), an agency of the U.S. Government, insures all depositors up to $100,000 in accordance with the rules and regulations of the FDIC. Deposits in excess of $100,000 at December 31 were $8,760,495 (1999) and $5,200,407 (1998) (see Note 2).

NOTE 6 -   ADVANCES FROM FEDERAL HOME LOAN BANK

Advances from the FHLB at December 31 were  $25,558,367  (1999) and  $23,799,117
(1998). The following table summarizes the maturities of the FHLB advances:


   Year
   ----
   2000                                              4.71% - 6.08%  $7,225,000
   2001                                              5.39% - 6.74%   5,550,000
   2002                                                      5.59%   2,000,000
   2003                                                      5.10%   1,000,000
   2004                                              4.97% - 5.45%   5,000,000
   Thereafter                                        5.45% - 6.13%   4,783,367
                                                                    ----------
                                                                   $25,558,367
                                                                   ===========

Pursuant to a blanket pledge agreement with the FHLB, the advances are secured by the FHLB stock, real estate loans and other securities not otherwise pledged.

NOTE 7 -   INCOME TAXES

The provisions for federal income taxes are as follows:

                                                        Years ended December 31,
                                                            1999         1998
                                                            ----         ----
   Current                                               $312,440     $438,614
   Deferred                                                54,000      (23,000)
                                                           ------      -------
                                                         $366,440     $415,614
                                                         ========     ========

Deferred income taxes and benefits are provided for significant income and expense items recognized in different years for tax and financial reporting purposes. Temporary differences which give rise to significant deferred tax assets (liabilities) follow:


                                                               December 31,
                                                            1999        1998
                                                            ----        ----
   Joint venture income                                     $   -     $ 32,000
   Loan origination fees                                    1,278        4,000
   Bad debt reserve                                       159,722      139,000
   Net unrealized loss on available for sale securities   225,394        4,300
   Less: valuation allowance                                    -            -
                                                          -------      -------
                               Total Deferred Assets      386,394      179,300
                                                          -------      -------
   Federal Home Loan Bank stock dividends                (412,046)    (366,900)
   Net unrealized gain on available for sale securities  (365,981)    (574,482)
   Accelerated depreciation                               (19,954)     (25,037)
                                                          -------      -------
                          Total Deferred Liabilities     (797,981)    (966,419)
                                                         --------     --------
                            Net Deferred Liabilities    $(411,587)   $(787,119)
                                                        =========    =========

Total income tax expense differed from the amounts computed by applying the U.S. federal income tax rate of 34 percent in 1999 and 1998 to income before income taxes as a result of the following:

                                                       Years ended December 31,
                                                           1999         1998
                                                           ----         ----
   Normal "expected" corporate taxes                     $392,350     $460,250
   Change in tax provision resulting from
     Income tax refunds                                   (17,000)     (15,500)
     Other                                                 (8,910)     (29,136)
                                                           ------      -------
                                                         $366,440     $415,614
                                                         ========     ========

Tri-County and its subsidiaries file a consolidated income tax return. Excess of bad debt reserves for income tax purposes over book provision for the Bank at December 31, 1999 were approximately $1,453,000. No deferred income tax liability has been provided for these reserves. If such reserves are used for purposes other than to absorb the Bank's bad debts, the amount used is subject to the then current federal corporate tax rates. Tri-County and its subsidiaries are not subject to state income taxes.

NOTE 8 -   RELATED PARTY TRANSACTIONS

Tri-County has had, and may be expected to have in the future, financial transactions in the ordinary course of business with directors, principal officers, their immediate families and affiliated companies in which they are principal stockholders (commonly referred to as related parties), all of which have been made in compliance with federal regulations.

Activity in loans to related parties for the years ended December 31 is as follows:

                                                           1999         1998
                                                           ----         ----
   Balance, beginning of year                            $159,494     $147,593
     New loans                                            266,112       91,420
     Repayments                                          (290,318)     (79,519)
                                                         --------      -------
   Balance, end of year                                  $135,288     $159,494
                                                         ========     ========

Terms and rates of interest on deposit accounts of directors and officers are substantially the same as those extended to unrelated Tri-County customers. At December 31 deposits of related parties totaled $299,582 (1999) and $436,815(1998).

NOTE 9 -   EMPLOYEE RETIREMENT PLAN

Tri-County sponsors a 401(k) plan where Tri-County matches up to 3% of the employees qualifying compensation. Employees may contribute up to 10% of their qualifying compensation. Tri-County's expense was $19,686 (1999) and $18,489
(1998).

NOTE 10 -  STOCK REPURCHASE PLAN

On October 16, 1998, the board of directors of Tri-County authorized a stock repurchase plan (the Plan). The Plan provided for the purchase of up to $4.5 million (including expenses) of the shares of its common stock, $0.10 par value for cash. On December 9, 1998, the Plan culminated with the purchase of 314,125 shares at $14 per share. Including expenses, $4,489,033 was recorded in the accompanying consolidated statement of stockholders' equity as an addition to Treasury Stock. In 1999, the board of directors authorized stock repurchase on an individual transaction basis. The Company repurchased 750 shares for $13,043.

NOTE 11 -  STOCK BENEFIT PLANS

Stock Option Plan
Tri-County adopted a stock option plan (Option Plan) whereby stock options of 149,500 common shares may be granted to directors and officers of the Bank. Options granted under the Option Plan may be either options that qualify as Incentive Stock Options as defined in Section 422 of the Internal Revenue Code of 1986, as amended, or options that do not qualify. In the event of a change in control, as defined, all options are immediately exercisable.

On September 28, 1993, qualified stock options were granted for the purchase of 143,522 shares exercisable at the market price at the date of grant of $5 per share. All options expire ten years from the date of the grant. The options vested over a 5 year period.

A summary of Tri-County's Option Plan as of December 31 follows:


                                                    1999                 1998
                                                    ----                 ----
                                                      Exercise         Exercise
                                               Shares  Price    Shares  Price
                                               ------  ------   ------  -----
Outstanding, beginning of the year            118,097  $5.00   143,522  $5.00
Granted                                             -      -         -      -
Exercised                                     (28,186) $5.00   (25,425) $5.00
Canceled                                            -      -         -      -
                                               ------           ------
Outstanding, end of the year                   89,911  $5.00   118,097   $5.00
                                               ======          =======
Options exercisable at the end of the year     89,911  $5.00   118,097   $5.00

Employee Stock Ownership Plan
Tri-County sponsors an employee stock ownership plan (ESOP) that covers substantially all employees. Tri-County issued stock for a note receivable from the ESOP, which is unconditionally guaranteed by the Bank. The note is at prime (determined at the beginning of each quarter), payable quarterly through the third quarter of 2003 and is included in the accompanying consolidated financial statements as a reduction in stockholders' equity. At December 31 the balance of the note was $224,250 (1999) and $284,050 (1998).

The ESOP loan payments are provided by the Bank's contributions to the ESOP and by dividends received on Tri-County's stock held by the ESOP's trustee. Through the second quarter of 1999, the Bank's ESOP contributions were based on the note's scheduled principal and interest payments, net of Tri-County cash dividends received. Beginning with the third quarter of 1999, Tri-County's board of directors elected to have dividends received by the ESOP allocated directly to plan participants.

The shares held by the ESOP are released in the proportion each year's principal payment bears to the total principal payments. Released stock is allocated based on the ratio of each participating employee's eligible compensation to the total eligible compensation. Currently, shares are released at 11,960 shares per year.

The Bank's ESOP contributions are recorded as compensation expense and totaled $117,372 (1999) and $133,524 (1998). Dividends used to satisfy note payments were $38,419 (1999) and $51,428 (1998). As of December 31 the ESOP held 44,850
(1999) and 56,810 (1998) unallocated shares. The unallocated shares' fair value at December 31 (based on NASDAQ) was $464,601 (1999) and $704,444 (1998).

Management Stock Bonus Plan
Tri-County and the Bank adopted a management stock bonus plan (MSBP) to enable the Bank to attract and retain experienced and capable personnel in key positions of responsibility. A total of 59,800 shares of restricted stock were awarded on September 28, 1993, the conversion date, in the form of restricted stock payable over a five-year vesting period, at 20 percent per year, beginning September 28, 1994. Tri-County recognized compensation expense in the amount of the fair market value of the common stock at the grant date, prorata over the years during which the shares were payable. The unvested shares were entitled to all voting and other stockholder rights, except that the shares, while restricted, cannot be sold, pledged or otherwise disposed of, and are required to be held in escrow.

Through December 31, 1997, unamortized deferred compensation related to the MSBP is deducted from stockholders' equity. As of December 31, 1998, all MSBP shares were distributed and all deferred compensation expense recognized.

NOTE 12 -   REGULATORY CAPITAL

The Bank is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators. These actions, if undertaken, could have a direct material effect on the Bank's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, banks must meet specific capital guidelines that involve quantitative measures of the Bank's assets, liabilities, and certain off-balance sheet items as calculated under regulatory accounting practices. Bank's capital amounts and classifications are also subject to qualitative judgments by the regulators about components, risk weightings and other factors.

Quantitative measures established by regulation to ensure capital adequacy require banks to maintain minimum amounts and ratios of total and Tier 1 capital (as defined in the regulations) to risk-weighted assets (as defined). Management believes that, as of December 31, 1999, the Bank meets all capital adequacy requirements to which it is subject.

As of December 31, 1999, the most recent notification from applicable regulatory agencies categorize the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the Bank must maintain minimum ratios as set forth in the following table (amounts in thousands):

                                                                                 To Be Well
                                                                              Capitalized Under
                                                              For Capital     Prompt Corrective
                                               Actual      Adequacy Purposes  Action Provision
                                          -----------------------------------------------------
                                          Dollars  Ratio    Dollars  Ratio    Dollars  Ratio
                                          -------  -----    -------  -----    -------  -----
December 31, 1999
Total Capital (to risk-weighted assets)   $9,164   22.6%    $3,250    8.0%    $4,063   10.0%
Tier 1 Capital (to risk-weighted assets)  $8,216   20.2%    $1,625    4.0%    $2,438    6.0%
Tier 1 Capital (to adjusted total assets) $8,216    9.4%    $3,495    4.0%    $4,369    5.0%

December 31, 1998
Total Capital (to risk-weighted assets)   $8,717   25.1%    $2,783    8.0%    $3,479   10.0%
Tier 1 Capital (to risk-weighted assets)  $8,307   23.9%    $1,392    4.0%    $2,087    6.0%
Tier 1 Capital (to adjusted total assets) $8,307   10.4%    $3,195    4.0%    $3,993    5.0%

NOTE 13 -  OFF-BALANCE SHEET ACTIVITIES

In the normal course of business, Tri-County enters into commitments to extend credit with off-balance-sheet risk to meet the financing needs of its customers. Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the commitment. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. As some commitments normally expire without being drawn upon, the total commitment amount does not necessarily represent future cash requirements.

Tri-County evaluates each customer's credit worthiness on a case-by-case basis, using the same credit policies in making commitments and conditional obligations as it does for on-balance-sheet instruments. The amount and type of collateral obtained, if deemed necessary by Tri-County upon extension of credit, is based upon management's credit evaluation. Tri-County's underwriting policies for mortgage loans generally require a maximum loan-to-value of 80% for owner occupied residential loans and 75% on non-owner occupied one-to-four family loans. Owner occupied residential loans in excess of 80% are generally required to obtain private mortgage insurance.

Tri-County had the following commitments at December 31, 1999:

Loan commitments                                       $1,680,490
Lines of credit                                        $1,677,701
Available overdraft protection                         $  193,666

The loan commitments ($299,819 fixed rate and $1,380,671 adjustable rate) are at interest rates ranging from 6.27% to 8.5%. Tri-County's loan commitments include commitments to purchase loans in western Colorado ($387,000) as well as commitments to extend credit to customers in Tri-County's market area.

Tri-County's market area primarily consists of eastern Wyoming. Agriculture and related support industries are a significant factor in the primary market area's economy.

Tri-County purchases loans in other market areas through mortgage banking relationships. The majority of the purchased loans are in certain resort areas of Colorado and Idaho. These loans comprise approximately 43% of the loan portfolio.

NOTE 14 -  COMMITMENTS AND CONTINGENCIES

Construction-in-Progress
Tri-County is building a branch office in Cheyenne, Wyoming and anticipates it will be completed in March 2000. Construction costs through December 31, 1999 are included in the accompanying consolidated statement of financial position (see Note 4). Subsequent to December 31, 1999, approximately $178,000 in costs have been incurred in the construction of the building.
Estimated cost to complete the building is $438,700.

Self-Insured Health Plan
The Bank sponsors a self-insured health plan for eligible employees. The Plan provides for payment by the Bank of health claims up to $3,000 per eligible employee, with reinsurance coverage for all claims greater than $3,000. An estimate of claims incurred but not reported and claims reported but not funded is included in accounts payable at December 31, 1999 and 1998.

Year 2000 Compliance
Tri-County relies upon computers for the daily conduct of its business and for general data processing. Accordingly, a Year 2000 Contingency Plan (the Plan) was developed and implemented by the Bank to address year 2000 issues. The Bank's ability to process data and provide financial services and products was unaffected by the change to the year 2000. The Plan identified dates beyond January 1, 2000 as potential problem dates; therefore, the Bank is continuing to monitor these dates. It is the Bank's assertion that its plan and procedures are adequate to mitigate any adverse outcomes.

Other
In the normal course of business, Tri-County is involved in various legal actions arising from its lending and collection activities. In the opinion of management, the outcome of these legal actions will not significantly affect the consolidated financial position of Tri-County.

NOTE 15 -  STOCKHOLDERS' EQUITY

In 1993, Tri-County was formed when the Bank converted from a mutual to a stock form of ownership. A "liquidation account" was established that restricts a portion of net worth for the benefit of deposit accounts at the Bank at the time of the conversion. Eligible account holders who close their accounts cause a corresponding reduction in the liquidation account. Except for the repurchase of stock, payment of dividends and complete liquidation, the existence of the account does not restrict the use of the Bank's net worth. At December 31, 1999, the liquidation account was $1,328,247 as compared to $6,432,095 at inception.

Payment of dividends to Tri-County by the Bank are subject to the above restriction as well as various other regulatory restrictions and approvals.

NOTE 16 -   COMPREHENSIVE INCOME

Effective January 1, 1998, Tri-County adopted SFAS No. 130, Reporting Comprehensive Income. SFAS 130 requires that an enterprise (a) classify items of other comprehensive income by their nature in a financial statement and (b) display the accumulated balance of other comprehensive income separately from retained earnings and additional paid-in capital in the equity section of a statement of financial condition. Tri-County's only item of other comprehensive income is the unrealized gain (loss) on securities available for sale, which is reported net of tax effect. The following schedule reflects the unrealized holding gains arising during the years ended December 31, 1999 and 1998:


                                                                     Before-Tax   Tax (Expense)   Net-of-Tax
                                                                       Amount      or Benefit       Amount
                                                                       ------      ----------       ------
1999
Unrealized holding losses arising during the period                  $(1,259,632)    $ 428,274    $(831,358)
Less reclassification adjustment for gains realized in net earnings       (3,696)        1,257       (2,439)
                                                                          ------         -----       ------
                  Net Unrealized Losses                              $(1,263,328)    $ 429,531    $(833,797)
                                                                     ===========     =========    =========

1998
Unrealized holding gains arising during the period                     $ 519,159     $(176,514)    $342,645
Less reclassification adjustment for gains realized in net earnings      (80,940)       27,520      (53,420)
                                                                         -------        ------      -------
                  Net Unrealized Gains                                 $ 438,219     $(148,994)    $289,225
                                                                       =========     =========     ========

NOTE 17 -   FAIR VALUE OF FINANCIAL INSTRUMENTS

Fair value is the amount at which a financial instrument could be exchanged in a current transaction between willing parties, other than in a forced sale or liquidation, and is best evidenced by a quoted market price, if one exists.

Fair value estimates are made as of a specific point in time based on the characteristics of the financial instruments and relevant market information. Where available, quoted market prices are used. In other cases, fair values are based on estimates using present value or other valuation techniques. These techniques involve uncertainties and are significantly affected by the assumptions used and judgments made regarding risk characteristics of various financial instruments, discount rates, estimates of future cash flows, future expected loss experience and other factors. Changes in assumptions could significantly affect these estimates and the resulting fair values. Derived fair value estimates cannot be substantiated by comparison to independent markets and, in many cases, could not be realized in an immediate sale of the instrument. Also, because of differences in methodologies and assumptions used to estimate fair values, Tri-County's fair values should not be compared to those of other financial institutions.

Fair value estimates are based on existing financial instruments without attempting to estimate the value of anticipated future business and the value of assets and liabilities that are not considered financial instruments. Accordingly, the aggregate fair value amounts presented do not purport to represent the underlying market of Tri-County.

The following summary presents the methodologies and assumptions used to estimate the fair value of Tri-County's financial instruments.

Assets for Which Fair Value Approximates Carrying Value: The fair value of certain financial assets carried at cost, including cash and due from banks, deposits with banks, and accrued interest receivable are considered to approximate their respective carrying values due to their short-term nature and negligible credit losses. In addition, as discussed in Note 1, Tri-County valued loans held for sale at fair value.

Federal Home Loan Bank Stock: As discussed in Note 1, the stock's fair value approximates carrying value due to the limited marketability.

Securities: Held to maturity securities are carried at amortized costs. Available for sale securities are carried at fair value. Fair value of actively traded securities is determined by the secondary market, while the fair value of nonactively traded securities is based on independent broker quotations.

Loans: Loans are valued using methodologies suitable for each loan type. Variable rate loans that reprice frequently and have no significant change in credit risk, fair value is assumed to approximate carrying amount. Fair value of other loans is estimated using a discounted cash flow analysis based on interest rates currently offered for similar loan products.

Liabilities for Which Fair Value Approximates Carrying Value: The fair value of accounts payable, accrued liabilities and accrued interest payable is considered to approximate their respective book values due to their short-term nature. By definition, fair values of deposits with no stated maturities, such as demand deposits, savings and NOW accounts and money market deposit accounts are equal to the amounts payable on demand at the reporting date.

Time Deposits: The fair value of time deposits is estimated by discounting cash flows based on contractual maturities at current interest rates offered for similar products.

Long-Term Debt: The valuation of long-term debt with floating rates is estimated to be the same as carrying value. Fair value of long-term debt with fixed rates is estimated based on quoted market prices for similar issues, or by using current rates offered to Tri-County for debt of the same remaining maturity.

Unused Commitments and Lines of Credit: Tri-County has reviewed the unfunded portion of commitments to extend credit as well as lines of credit and available overdraft protection. The fair value of such financial instruments is considered to equal the amounts payable on demand at the reporting date.

Following are the estimated fair values of Tri-County's financial instruments:

                                                                December 31, 1999      December 31, 1998
                                                                -----------------      -----------------
                                                               Carrying       Fair    Carrying       Fair
                                                                Amount       Value     Amount       Value
                                                                ------       -----     ------       -----
Financial assets
 Assets for which fair value approximates book value         $ 2,958,900 $ 2,958,900 $ 4,250,783 $ 4,250,783
 Securities                                                  $34,476,495 $34,515,913 $34,063,166 $34,201,688
 Loans                                                       $48,979,883 $48,646,126 $42,054,222 $42,667,077

Financial liabilities
 Liabilities for which fair value approximates book value    $17,591,812 $17,591,812 $15,420,663 $15,420,663
 Time deposits                                               $34,587,587 $34,577,196 $30,770,264 $30,892,273
 Long-term debt                                              $25,558,367 $25,034,584 $23,799,117 $23,862,484

Off-balance sheet commitments                                $ 3,551,857 $ 3,551,857 $ 1,798,800 $ 1,798,800

NOTE 18 -  PARENT COMPANY FINANCIAL INFORMATION


                        CONDENSED PARENT COMPANY ONLY
                           STATEMENTS OF CONDITION

                                                             December 31,
                                                           1999        1998
                                                           ----        ----
         Assets
           Cash                                         $ 249,071    $ 157,539
           Investment in subsidiary                     8,440,088    8,591,255
           Securities available for sale                  526,499      530,780
           Other assets, net                              760,974       32,770
                                                          -------       ------
                                        Total Assets   $9,976,632   $9,312,344
                                                       ==========   ==========
         Liabilities and stockholders' equity
           Other liabilities                             $  5,071     $  1,879
           Stockholders' equity                         9,971,561    9,310,465
                                                        ---------    ---------
          Total Liabilities and Stockholders' Equity   $9,976,632   $9,312,344
                                                       ==========   ==========

                           STATEMENTS OF OPERATIONS

                                                       Years ended December 31,
                                                          1999          1998
                                                          ----          ----
         Revenue
           Equity in earnings of subsidiary             $ 775,616    $ 917,644
           Other income                                    49,020       57,285
         Expense
           Operating expenses                             (47,254)     (52,416)
           Income tax benefit                              17,000       15,550
                                                           ------       ------
                                          Net Income     $794,382    $ 938,063
                                                         ========    =========

                           STATEMENTS OF CASH FLOWS

                                                               Years ended December 31,
                                                                    1999        1998
                                                                    ----        ----
Operating activities
Net income                                                       $ 794,382    $ 938,063
Adjustments to reconcile net income to net cash
     provided (used) by operating activities
  Earnings of subsidiary                                          (775,616)    (917,644)
  Amortization of organization expense                                   -          801
  (Increase) decrease in other assets and accrued liabilities        2,301        8,386
                                                                     -----        -----
  Net Cash Provided (Used)  by Operating Activities                 21,067       29,606
                                                                    ------       ------
Investing activities
  Purchase of property                                            (725,858)           -
  Dividends received                                             1,000,000    4,650,000
                                                                 ---------    ---------
  Net Cash Provided by Investing Activities                        274,142    4,650,000
                                                                   -------    ---------
Financing activities
  Dividends paid                                                  (391,363)    (470,268)
  Stock options exercised                                          140,929      127,126
  ESOP payments received                                            59,800       59,800
  Treasury stock purchased                                         (13,043)  (4,489,033)
                                                                   -------   ----------
  Net Cash Used by Financing Activities                           (203,677)  (4,772,375)
                                                                  --------   ----------
  Net Increase (Decrease) in Cash                                   91,532      (92,769)
Cash and cash equivalents - beginning of period                    157,539      250,308
                                                                   -------      -------
Cash and cash equivalents - end of period                        $ 249,071    $ 157,539
                                                                 =========    =========

                                  DIRECTORS
                          LARRY C. GODDARD, Chairman
            ROBERT L. SAVAGE, President & Chief Executive Officer
                           CARL F. RUPP, Secretary
                               LANCE H. GRIGGS
                               DAVID C. KELLAM
                               WILLIAM J. RUEB

                                   AUDITORS
                         DALBY, WENDLAND & CO., P.C.
                        464 Main Street, P.O. Box 430
                        Grand Junction, Colorado 81502

                                 LEGAL COUNSEL
                                   JOHN MAIER
                              110 West 22nd Avenue
                           Torrington, Wyoming 82240

                                SPECIAL COUNSEL
                           MALIZIA SPIDI & FISCH, PC
                        1301 K Street, N.W., Suite 700 E
                             Washington, D.C. 20005

REGISTRAR AND STOCK TRANSFER AGENT
Inquiries regarding stock transfer, registration, lost certificates or changes in name and/or address should be directed to the stock transfer agent and registrar in writing.

ATTN:  Investor Relations
AMERICAN SECURITIES TRANSFER & TRUST, INC.
12039 West Alameda Parkway, Suite Z-2
Lakewood, Colorado 80228

MARKET MAKERS
The following firms are currently market makers in the Company's shares:

Keefe, Bruyette & Woods, Inc. - New York, New York
Spear, Leeds & Kellogg - New York, New York

FORM 10-KSB
A copy of Form 10-KSB for the year ended December 31, 1999, excluding exhibits, as filed with the Securities and Exchange Commission, will be furnished without charge to stockholders upon request to the Secretary, Tri-County Bancorp, Inc., P.O. Box 1057, Torrington, Wyoming 82240.

ANNUAL MEETING
The annual meeting of stockholders of Tri-County Bancorp, Inc. will be held at 3:00 p.m. on April 26, 2000 at Tri-County Bank's main office, 2201 Main Street, Torrington, Wyoming.

MAIN OFFICE 2201 Main Street, P.O. Box 1057 Torrington, Wyoming 82240 Telephone - (307) 532-2111
Fax - (307) 532-7631
Email -  email@tricobank.com
Web Site - www.tricobank.com

BRANCH OFFICES
957 Maple, P.O. Box 337
Wheatland, Wyoming 82201
Telephone - (307) 322-9215
Fax - (307) 322-4080

421 Vandehei Avenue, P.O. Box 3260
Cheyenne, Wyoming 82003
Telephone - (307) 778-0021
Fax - (307) 778-0022

                              EXECUTIVE OFFICERS

                               Robert L. Savage
                     President & Chief Executive Officer

                                Joseph P. Guth
                           Executive Vice President

                             Earl F. Warren, Jr.
                            Senior Vice President

                               Tommy A. Gardner
                   Vice President & Chief Financial Officer

                                    STAFF

                  Thomas W. Bass, President & Branch Manager
             Roseanne L. Burnett, Vice President & Branch Manager
                      Jane E. Faber, Assistant Secretary
                       Richard R. Yates, Vice President
                              Pamela D. Cundall
                               Pam J. Heilbrun
                             Colleen M. Holtzclaw
                               Nancy A. Martin
                               Brita F. Mehling
                               Terri J. Pindell
                                Cheryl A. Rutt
                               Becky J. Shaffer
                                Linda L. Smith
                               Darlene L. Sorge
                               Debra K. Stoeger
                             Lynette K. Strecker
                                Scott L. Vasko
                              Mona Kay Williams

                                   APPENDIX E
                        QUARTERLY REPORT ON FORM 10-QSB
                    FOR THE QUARTER ENDED SEPTEMBER 30, 2000

                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                  FORM 10-QSB


(Mark One)  QUARTERLY  REPORT  PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES
EXCHANGE   ACT  OF  1934

For  the   quarterly   period   ended  September  30,  2000
                                      ------------------------------------------

                                       OR

TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the  transition  period  from                           to
                                   -----------------------    ------------------
Commission  file  number           0-22220
                         ---------------------------
                            TRI-COUNTY BANCORP, INC.
--------------------------------------------------------------------------------
       (Exact Name of Small Business Issuer as Specified in Its Charter)

     WYOMING
--------------------------------------------------------------------------------
(State or Other Jurisdiction of Incorporation or Organization)

83-0304855
--------------------------------------------------------------------------------
(I.R.S. Employer Identification No.)

2201 MAIN STREET,  TORRINGTON, WY 82240
--------------------------------------------------------------------------------
(Address of Principal Executive Offices) (Zip  Code)

Issuer's  Telephone  Number,  Including  Area Code  (307)  532-2111
                                                   -----------------------------

                                      N/A
--------------------------------------------------------------------------------
(Former  Name,  Former  Address and Former  Fiscal Year,  if Changed  Since Last
Report)

Check  whether  the issuer:  (1) has filed all  reports  required to be filed by
Section 13 or 15(d) of the Securities Exchange Act of 1934 during the past 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90
days. Yes X    No

The number of shares outstanding of each of the issuer's classes of common stock as of October 31, 2000.

          Class                                             Outstanding
-------------------------------         ----------------------------------------
$.10 par value common stock                                 875,494

Transitional Small Business Disclosure Format (check one): Yes        No X

                         TRI-COUNTY BANCORP, INC. AND SUBSIDIARIES

                                      INDEX

         PART I - FINANCIAL INFORMATION

         Item 1.  Financial Statements

                  Condensed Consolidated Statements of Financial
                  Condition as of September 30, 2000 and
                  December 31, 1999 (unaudited).............................3

                  Condensed Consolidated Statements of Operations
                  for the Three Months and Nine Months Ended
                  September 30, 2000 and 1999 (unaudited)...................4

                  Condensed Consolidated Statements of Stockholder's Equity for the Nine Months Ended September 30, 2000
                  and 1999 (unaudited)......................................5

                  Condensed Consolidated Statements of Cash Flows
                  for the Nine Months Ended September 30, 2000
                  and 1999 (unaudited)......................................6

                  Notes to Condensed Consolidated Financial Statements......7

         Item 2.  Management's Discussion and Analysis or Plan
                  of Operation..............................................9


         PART II  OTHER INFORMATION

         Item 1.  Legal Proceedings........................................17

         Item 2.  Changes in Securities....................................17

         Item 3.  Default Upon Senior Securities...........................17

         Item 4.  Submissions of Matters to a Vote of Security Holders.....17

         Item 5.  Other Information........................................17

         Item 6.  Exhibits and Reports on Form 8-K.........................17


         SIGNATURES........................................................18

                         PART I - FINANCIAL INFORMATION
                          Item 1 - Financial Statements

                    TRI-COUNTY BANCORP, INC. AND SUBSIDIARIES
                CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
                                   (unaudited)

                                                                 September 30,  December 31,
                                                                      2000         1999
                                                                        (unaudited)
                                                                ---------------------------
                        ASSETS
    Cash and due from banks                                    $ 1,286,004     $ 1,187,935
    Interest-bearing deposits with banks                           362,774       1,128,404
    Securities available for sale, at fair value                26,150,273      27,238,804
    Securities held to maturity, market value of
    $7,252,142 (2000) and $7,277,109 (1999)                      7,201,859       7,237,691
    Loans held for sale, at market value                            88,227               -
    Loans receivable, net of allowance for loan losses of
    $464,000 (2000) and $464,453 (1999)                         58,766,590      48,979,883
    Accrued interest receivable                                    869,396         642,561
    Bank property and equipment                                  2,712,412       2,028,288
    Other assets                                                    91,821          72,270
                                                                    ------          ------
                                              Total Assets     $97,529,356     $88,515,836
                                                               ===========     ===========
             LIABILITIES AND STOCKHOLDERS' EQUITY

    Demand deposits                                            $ 1,461,195     $   997,117
    Savings and NOW deposits                                    16,486,457      16,224,450
    Time deposits                                               36,493,222      34,587,587
                                                                ----------      ----------
                                            Total Deposits      54,440,874      51,809,154

    Advance from Federal Home Loan Bank                         31,712,742      25,558,367
    Accounts payable and accrued expenses                          349,856         370,245
    Advances by borrowers for taxes and insurance                  149,707         115,691
    Deferred income taxes                                          588,958         411,587
                                                                   -------         -------
                                         Total Liabilities      87,242,137      78,265,044
                                                                ----------      ----------
    Stockholders' Equity
       Preferred stock, $.10 par value, 5,000,000 shares
         authorized, none issued                                         -               -
       Common stock, 10,000,000 share of $.10 par value
         authorized, 1,561,345 (2000) and
         1,548,611 (1999) shares issued                            156,135         154,861
       Additional paid-in capital                                7,636,346       7,530,906
       Retained earnings - substantially restricted              9,665,932       9,663,761
       Unearned compensation relating to Employee Stock
         Ownership Plan                                           (179,400)       (224,250)
       Accumulated other comprehensive income                      560,919         272,904
       Treasury stock, 685,851 (2000) and 642,377 (1999)
         shares, at cost                                        (7,552,713)     (7,147,390)
                                                                ----------      ----------
                                Total Stockholders' Equity      10,287,219      10,250,792
                                                                ----------      ----------
                Total Liabilities and Stockholders' Equity     $97,529,356     $88,515,836
                                                               ===========     ===========

                 See notes to condensed consolidated financial statements.

                     TRI-COUNTY BANCORP, INC. AND SUBSIDIARIES
                  CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                                    (unaudited)

                                                      Three Months Ended              Nine Months Ended
                                                           Sept. 30,                       Sept. 30,
                                                     2000            1999            2000            1999
                                                -------------------------------------------------------------
Interest Income
     Loans                                       $1,227,915    $  933,777        $3,330,965      $2,700,684
     Securities available for sale                  421,152       450,443         1,275,566       1,333,059
     Securities held to maturity                    143,640       106,157           436,033         279,708
     Other interest earning assets                    4,085         6,674            17,219          55,024
                                                      -----         -----            ------          ------
                    Total Interest Income         1,796,792     1,497,051         5,059,783       4,368,475
                                                  ---------     ---------         ---------       ---------
Interest Expense
     Deposits                                       678,342       507,461         1,870,223       1,493,926
     Advances and other borrowings                  505,183       363,465         1,327,248       1,017,048
                                                    -------       -------         ---------       ---------
                   Total Interest Expense         1,183,525       870,926         3,197,471       2,510,974
                                                  ---------       -------         ---------       ---------
                      Net Interest Income           613,267       626,125         1,862,312       1,857,501
                                                    -------       -------         ---------       ---------
Provision for credit losses                               -             -                 -               -
                                                    -------       -------         ---------       ---------
      Net Interest Income After Provision
                        for Credit Losses           613,267       626,125         1,862,312       1,857,501
                                                    -------       -------         ---------       ---------
Non-interest Income
     Gain on sale of loans                            3,114         9,060            18,729          35,468
     Gain (loss) on sale of
       available-for-sale securities                      -             -            (6,157)          3,696
     Service charges on deposits                     42,585        35,560           120,207          97,147
     Other, net                                      16,586         9,557            41,956          22,305
                                                     ------         -----            ------          ------
                Total Non-interest Income            62,285        54,177           174,735         158,616
                                                     ------        ------           -------         -------
Non-interest Expense
     Compensation and benefits                      338,341       256,482           950,885         680,057
     Occupancy and equipment                        110,521        80,080           305,150         245,761
     Federal deposit insurance premium                2,665         6,718             7,864          20,183
     Other, net                                      98,252        85,866           331,758         242,490
                                                     ------        ------           -------         -------
               Total Non-interest Expense           549,779       429,146         1,595,657       1,188,491
                                                    -------       -------         ---------       ---------
             Earnings Before Income Taxes           125,773       251,156           441,390         827,626
Provision for Income Taxes                           47,600        81,940           151,300         275,640
                                                     ------        ------           -------         -------
                             Net Earnings        $   78,173    $  169,216        $  290,090      $  551,986
                                                 ==========    ==========        ==========      ==========
Earnings Per Common Share - Diluted                   $0.09         $0.20             $0.32           $0.59
                                                      =====         =====             =====           =====
      Cash Dividend Paid Per Common Share             $0.11         $0.11             $0.33           $0.33
                                                      =====         =====             =====           =====

            See notes to condensed consolidated financial statements.

                                        TRI-COUNTY BANCORP, INC. AND SUBSIDIARIES
                                CONDENSED CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY

                                  For the Nine Months Ended September 30, 1999 and 2000
                                                       (unaudited)

                                                                                 Employee   Accumulated
                                                       Additional                  Stock       Other
                                              Common    Paid-In     Retained    Ownership  Comprehensive   Treasury
                                               Stock    Capital     Earnings       Plan        Income        Stock        Total
                                            ----------------------------------------------------------------------------------------
Balance - December 31, 1998                  $152,043  $7,319,578  $9,260,742  ($284,050)   $1,106,701    ($7,134,347)  $10,420,667

Net earnings                                        -           -     551,986          -             -              -       551,986
Other comprehensive income:
  Unrealized market adjustments, net of
    tax and reclassification adjustment                                                       (625,527)                    (625,527)
                                            ----------------------------------------------------------------------------------------
          Comprehensive income                      -           -     551,986          -      (625,527)             -       (73,541)
                                            ----------------------------------------------------------------------------------------
Repayment of ESOP debt                              -           -           -     44,850             -              -        44,850
Allocation of ESOP shares                           -      60,033           -          -             -              -        60,033
Dividends paid - cash                               -           -    (291,677)         -             -              -      (291,677)
Stock options exercised                         1,297      63,553           -          -             -              -        64,850
Treasury stock purchased                            -           -           -          -             -        (13,043)      (13,043)
                                             --------  ----------  ----------  ---------      --------    -----------   -----------
Balance - September 30, 1999                 $153,340  $7,443,164  $9,521,051  ($239,200)     $481,174    ($7,147,390)  $10,212,139
                                             ========  ==========  ==========  =========      ========    ===========   ===========

Balance - December 31, 1999                  $154,861  $7,530,906  $9,663,761  ($224,250)     $272,904    ($7,147,390)  $10,250,792

Net earnings                                        -           -     290,090          -             -              -       290,090
Other comprehensive income:
   Unrealized market adjustments, net of
     tax and reclassification adjustment                                                       288,015                      288,015
                                            ----------------------------------------------------------------------------------------
          Comprehensive income                      -           -     290,090          -       288,015              -       578,105
                                            ----------------------------------------------------------------------------------------
Repayment of ESOP debt                              -           -           -     44,850             -              -        44,850
Allocation of ESOP shares                           -      43,044           -          -             -              -        43,044
Dividends paid - cash                               -           -    (287,918)         -             -              -      (287,918)
Stock options exercised                         1,272      62,397           -          -             -              -        63,669
Treasury stock purchased                            -           -           -          -             -       (405,323)     (405,323)
                                             --------  ----------  ----------  ---------      --------       --------      --------
Balance - September 30, 2000                 $156,133  $7,636,347  $9,665,933  ($179,400)     $560,919    ($7,552,713)  $10,287,219
                                             ========  ==========  ==========  =========      ========    ===========   ===========

           See notes to condensed consolidated financial statements.

                    TRI-COUNTY BANCORP, INC. AND SUBSIDIARIES
                CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                                   (unaudited)

                                                             Nine Months Ended
                                                               September 30,

                                                              2000        1999
                                                           -------------------------
Operating Activities

Net Income                                                   $290,090     $551,986
Adjustments to reconcile net income to net cash provided
    (used) by operations
  Depreciation and amortization                               101,415      115,787
  Provision for deferred taxes                                 29,000       29,998
  Loss (Gain) on sale of securities available for sale          6,157       (3,696)
  Gain on sale of loans                                       (10,509)     (24,567)
  FHLB stock dividend received                                (93,100)     (99,000)
  Changes in assets and liabilities
    Origination of loans held for sale                       (838,966)  (2,767,195)
    Proceeds from sale of loans held for sale                 761,248    2,668,196
    Accrued interest receiveable                             (226,836)    (202,373)
    Other assets, net                                         (76,536)     132,926
    Other liabilities, net                                     79,637       30,153
                                                               ------       ------
             Net Cash Provided (Used) by Operations           $21,600     $432,215
                                                              -------     --------
Investing Activities

Net loan originations and principal repayments on loans     $(629,527)   $(642,301)
Purchase of loans                                          (9,157,178)  (4,297,922)
Activity in available for sale securities
  Sales proceeds                                              320,000    3,440,720
  Maturities, prepayments and calls                         1,284,940    5,845,007
  Purchases                                                         -   (9,499,419)
Activity in hold to maturity securities
  Maturities, prepayments and calls                         1,030,424    1,167,112
  Purchases                                                  (995,000)  (2,998,975)
  Investment in property and equipment                       (778,211)    (989,712)
                                                             --------     --------
   Net Cash Provided (Used) by Investing Activities       $(8,924,552) $(7,975,490)
                                                          -----------  -----------
Financing Activities
Net increase (decrease) in deposits                        $2,631,720   $1,817,045
Net increase (decrease) in advances from borrowers for
  taxes and insurance                                          34,016       44,388
FHLB borrowings                                            29,715,000   10,200,000
Repayment of FHLB advance                                 (23,560,625)  (6,035,625)
Payments received from ESOP                                    44,850       44,850
Exercise of stock options                                      63,670       64,850
Treasury stock purchased                                     (405,323)     (13,043)
Cash dividends paid                                          (287,917)    (291,678)
                                                             --------     --------
   Net Cash Provided (Used) by Financing Activities        $8,235,391   $5,830,787
                                                           ----------   ----------
   Increase (Decrease) in Cash and Cash Equivalents         $(667,561) $(1,712,488)

Cash and cash equivalents - beginning of period            $2,316,339   $3,365,044
                                                           ----------    ---------
Cash and cash equivalents - end of period                  $1,648,778   $1,652,556
                                                           ==========   ==========
Cash and due from banks                                    $1,286,004   $1,242,346
Interest-bearing deposits with banks                          362,774      410,210
                                                              -------      -------
                                                           $1,648,778   $1,652,556
                                                           ==========   ==========
Supplemental Disclosure of Cash Flow Information
Cash paid for:
     Interest expense                                      $3,277,156   $2,507,359
                                                           ==========   ==========
     Income taxes                                            $238,900     $255,400
                                                             ========     ========

           See notes to consolidated condensed financial statements.

                    TRI-COUNTY BANCORP, INC. AND SUBSIDIARIES


              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                               September 30, 2000
                                   (unaudited)

NOTE 1 - BASIS OF PRESENTATION

The unaudited condensed consolidated financial statements include the accounts of Tri-County Bancorp, Inc. (the "Company"), Tri-County Bank (formerly Tri-County Federal Savings Bank) (the "Bank") and First Tri-County Services, Inc. All significant intercompany balances and transactions have been eliminated in consolidation.

The accompanying unaudited condensed consolidated financial statements were prepared in accordance with generally accepted accounting principles for interim financial information and with instructions for Form 10-QSB and Article 10 of Regulation S-X. Accordingly, they do not include all information and disclosures required by generally accepted accounting principles for complete financial statements. The accompanying consolidated financial statements do not purport to contain all the necessary financial disclosures required by generally accepted accounting principles that might otherwise be necessary in the circumstances and should be read together with the 1999 consolidated financial statements and notes thereto of Tri-County Bancorp, Inc. and Subsidiaries included in the Company's Annual Report on Form 10-KSB for the year ended December 31, 1999. However, all normal recurring adjustments have been made which, in the opinion of Management, are necessary to the fair presentation of the financial statements.

The results of operations for the nine-month period ended September 30, 2000 are not necessarily indicative of the results which may be expected for the year ending December 31, 2000 or any other period.

See Notes 2 and 3.


NOTE 2 - EARNINGS PER SHARE

In February  1997, the FASB issued  Statement No. 128,  Earnings Per Share (SFAS
128). SFAS 128 replaced the calculation of primary and fully diluted earnings per share (EPS) with basic and diluted EPS. Unlike primary EPS, basic EPS excludes any dilutive effects of options, warrants, and convertible securities. Diluted EPS is very similar to fully diluted EPS. All EPS amounts presented have been restated, as applicable, to conform with the new requirements.


NOTE 3 - INVESTMENTS

Effective January 1, 1994, the Company adopted SFAS No. 115, Accounting for Certain Investments in Debt and Equity Securities. In accordance with SFAS No. 115, the Company classified its investment securities and mortgage-backed securities as either "held to maturity," "available for sale," or "trading." Management has determined that all applicable securities are either "held to maturity" or "available for sale."

Investment and mortgage-backed securities designated as held to maturity are stated at cost adjusted for amortization of the related premiums and accretion of discounts, computed using the level yield method. The Company has the positive intent and ability to hold these securities to maturity.

Investment and mortgage-backed securities designated as available for sale are stated at estimated market value. Unrealized gains and losses are aggregated and reported as a separate component of equity capital, net of deferred taxes. These securities are acquired with the intent to hold them to maturity, but they are available for disposal in the event of unforeseen liquidity needs.

Effective January 1, 1998, the Company adopted SFAS No. 130, Reporting Comprehensive Income. SFAS No. 130 requires that an enterprise (a) classify items of other comprehensive income by their nature in a financial statement and
(b) display the accumulated balance of other comprehensive income separately from retained earnings and additional paid-in capital in the equity section of a statement of financial condition. The Company's only item of other comprehensive income is the unrealized gain (loss) on securities available for sale, which is reported net of tax effect. The following schedule reflects the unrealized holding gains arising during the periods ended September 30, 2000 and 1999.

                                                                     Before-Tax   Tax Benefit   Net-of-Tax
                                                                       Amount     or (Expense)    Amount
                                                                     ----------   ------------  ----------
For the Nine Months ended September 30, 1999

Accumulated Comprehensive Income - Dec. 31, 1998                     $1,676,820   ($570,119)    $1,106,701
  Unrealized hold gains (losses) arising during the period             (951,465)    323,499       (627,966)
  Gain (Loss)  reclassification  adjustment for gains
    (losses) realized in net earnings                                     3,696      (1,257)         2,439
                                                                          -----      ------          -----
Accumulated  Comprehensive  Income  -  September 30, 1999              $729,051   ($247,877)      $481,174
                                                                       ========   =========       ========

For the Nine Months ended September 30, 2000

Accumulated Comprehensive Income - Dec. 31, 1999                       $413,491   ($140,587)      $272,904
  Unrealized hold gains (losses) arising during the period              442,543    (150,464)       292,079
  Gain (Loss)  reclassification  adjustment for for gains
    (losses) realized in net earnings                                    (6,157)      2,093         (4,064)
                                                                         ------       -----         ------
Accumulated  Comprehensive  Income  -  September 30, 2000              $849,877   ($288,958)      $560,919
                                                                       ========   =========       ========

On June 15, 1998, the financial Accounting Standards Board (FASB) issued SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities. SFAS No. 133, effective for fiscal years beginning after June 15, 2000, establishes a new model for accounting for derivatives and hedging activities. Upon the Statement's initial application, all derivative instruments are required to be recognized in the statement of financial position as either assets or liabilities and measured at fair value. FASB also issued SFAS No. 138, Accounting for Certain Derivative Instruments and Certain Hedging Activities. SFAS No. 138 will be adopted concurrently with SFAS No. 133 on January 1, 2001. Company management does not expect the adoption of SFAS No 133 and 138 to have a material impact on the financial statements.

                                  PART I - FINANCIAL INFORMATION
             Item 2 - Management's Discussion and Analysis or Plan of Operation


GENERAL

Tri-County Bancorp, Inc. (the "Company") was incorporated on June 15, 1993, and is the holding company of Tri-County Bank (the "Bank"). On September 28, 1993, the Bank completed its conversion from a mutual savings and loan association to a stock form of ownership at which time the Company issued 747,500 shares of Common Stock and utilized a portion of the proceeds to acquire all of the issued shares of the Bank.

The Company is headquartered in Torrington, Wyoming and its principal business currently consists of the operation of its wholly owned subsidiary, Tri-County Bank. The Bank's primary business is attracting retail deposits from the general public and investing those deposits and other borrowed funds in various loan products, including mortgage-backed and mortgage-related securities, federal agency securities and other investment securities.

The Company's results of operations are dependent primarily on its net interest income, which is the difference between the interest earned on its assets, primarily its loans and securities portfolios, and its cost of funds, which consists of the interest paid on its deposits and borrowings. The Company's net income also is affected by its provision for loan losses as well as non-interest income, compensation and benefits, occupancy expenses, Federal deposit insurance premiums, other non-interest expenses, and income tax expense. Other non-interest expenses consist of real estate lending operations, legal expenses, accounting services and other miscellaneous costs. The earnings of the Company are significantly affected by general economic and competitive conditions, particularly changes in market interest rates, government policies and actions of regulatory authorities.

CHANGES IN FINANCIAL CONDITION

ASSETS

Total assets of the Bank increased by $9.01 million or 10.18% during the first nine months of 2000. The increase was primarily the result of increases in loans receivable and bank property and equipment which more than offset decreases in interest earning deposits and securities available for sale.

Securities available for sale decreased by $1.09 million during the nine months ended September 30, 2000. The Bank redeemed shares in a mutual fund totaling $326,000 and principal payments and prepayments of $1.28 million were received on mortgage-backed securities which more than offset an increase of $436,000 in the market value of the portfolio.

Securities held to maturity decreased by $36,000 during the first nine months of 2000. The decrease was the result of the receipt of principal payments and prepayments of $1.03 million on the Bank's portfolio of mortgage-backed securities, which more than offset the purchase of an agency security totaling $995,000.

Loans receivable increased $9.79 million or 19.98% during the nine months ended September 30, 2000. During this period the Bank originated or purchased portfolio residential mortgage loans totaling $12.57 million, non-residential mortgage loans totaling $1.72 million, consumer loans totaling $3.41 million, and commercial loans totaling $3.87 million. During the same period the Bank received scheduled principal payments and prepayments totaling $11.54 million on its loan portfolio. Of the total mortgage loans originated or purchased during the year, $9.58 million were adjustable rate and $4.71 million were fixed rate loans. Because of a lack of demand for certain types of loans in the Bank's primary lending area, purchased loans totaled 41% of total lending during the period. The majority of purchased loans are residential and non-residential real estate loans in Colorado and Idaho mountain resort communities and non-residential real estate loans along the front range of Colorado. Purchased loans are subjected to the same underwriting standards and loan terms as those originated by the Bank for its portfolio.

Bank property and equipment increased by $684,000 and was primarily the result of the completion of a new branch bank located in Cheyenne, Wyoming. The total cost of the facility was $1.35 million and the opening date was April 3, 2000.

LIABILITIES

Total liabilities of the Bank increased $8.98 million or 11.47% during the first nine months of 2000. Increases of $2.63 and $6.15 million in deposits and Federal Home Loan Bank advances primarily caused the increase, respectively.

Deposit balances increased by $2.63 million or 5.08% from $51.81 million at December 31, 1999 to $54.44 million at September 30, 2000. The increase consisted of increases of $464,000, $262,000, and $1.91 million in demand deposits, savings and NOW deposits, and time deposits, respectively.

Advances from the Federal Home Loan Bank ("FHLB") increased $6.15 million during the first nine months of 2000. The advances are a supplement to the Bank's retail deposits and were primarily used to fund loan originations and purchases.

Deferred income taxes increased by $177,000 during the year and was mainly the result of the application of SFAS No. 115, Accounting for Certain Investments in Debt and Equity Securities, which requires unrealized gains and losses on available for sale securities to be reported, net of deferred income taxes, as a separate component of stockholders' equity. The market value of these securities increased $436,000 during the period, which resulted in an increase in deferred income taxes.

STOCKHOLDERS' EQUITY

Overall, stockholders' equity increased $36,000 during the first nine months of 2000.

The increase in additional paid-in capital of $105,000 was caused, in part, by the application of an accounting standard which requires charging current expense for the fair value of shares of stock committed to be released by the Bank's Employee Stock Ownership Plan and crediting the difference between the fair value and the cost of the shares to paid-in capital which resulted in an increase of $43,000. Also, directors and officers of the Bank exercised options on 12,734 shares of common stock, which increased additional paid-in capital by $62,000.

The increase in retained earnings was the result of net earnings totaling $290,000 which offset the decrease in retained earnings caused by the payments of dividends of $0.33 per share totaling $288,000.

As discussed earlier, SFAS No. 115 requires unrealized gains and losses on securities classified available for sale to be shown as a separate component of stockholders' equity in an amount, which is net of deferred income taxes. The market value of securities classified as available for sale increased during the first nine months of 2000 and resulted in an increase, net of deferred income tax, of $288,000 in stockholder's equity.

The increase in treasury stock of $405,000 was the result of the repurchase of 43,474 shares during the first nine months of 2000 at an average price of $9.323 per share.

COMPARISON OF THE RESULTS OF OPERATIONS FOR THE THREE MONTHS ENDED SEPTEMBER 30, 2000 AND SEPTEMBER 30, 1999

NET INCOME

Net income decreased $91,000 during the quarter ended September 30, 2000 when compared to 1999. Net interest income decreased by $13,000, non-interest income increased by $8,000 and non-interest expense increased by $121,000. The provision for income taxes decreased by $34,000.

INTEREST INCOME

Interest income from loans increased $294,000 or 31.50% for the quarter ended September 30, 2000. The increase was the result of an increase in the average balance of loans outstanding of $12.02 million and an increase in the yield from 7.92% to 8.30%.

The decrease of $29,000 in interest and dividends on securities available for sale was the result of a decrease in the average balance of securities of $2.68 million, which more than offset an increase in the average yield on the portfolio from 6.33% to 6.54%. The increase in yield was primarily the result of an increase in yield on mortgage-backed securities with adjustable interest rates held in the portfolio.

Interest on securities held to maturity increased $37,000 and was caused primarily by an increase in the average balance of the portfolio of $966,000 and an increase in the yield on the portfolio from 6.74% to 7.93%. The increase in yield was primarily the result of the purchase of securities with yields greater than the yield on the existing portfolio and an increase in yield on mortgage-backed securities with adjustable interest rates held in the portfolio.

The decrease in income from other interest-earning assets of $3,000 was primarily caused by a decrease in the average balance of these assets that more than offset an increase in the yield on these assets. This category of assets consists primarily of interest-earning demand deposits held at FHLB.

INTEREST EXPENSE

Interest expense on deposits increased $171,000 during the third quarter of 2000 when compared to the third quarter of 1999. This increase was the result of an increase in the average cost of deposits from 4.33% to 5.10% and an increase of $6.33 million in the average balance of deposits.

The Bank took advantage of a relatively inexpensive source of funding available through the FHLB to supplement retail deposits. The average balance of these borrowings was $4.85 million greater during the third quarter of 2000 than in 1999 and the average cost of the borrowings increased from 5.47% to 6.44%, which resulted in an increase of $142,000 in interest expense.

PROVISION FOR LOAN LOSSES

No provision for loan losses was made during the quarter ended September 30, 2000. The allowance for loan losses is based on Management's evaluation of the risk inherent in its loan portfolio after giving due consideration to the changes in general market conditions and in the nature and volume of the Bank's loan activity. The Bank intends to continue to provide for loan losses based on its periodic review of the loan portfolio and general market conditions. The allowance for loan losses amounted to $464,000 at quarter-end. While the Bank maintains its allowance for loan losses at a level, which it considers adequate to provide for potential losses, there can be no assurances that further additions will not be made to the loss allowance and that such losses will not exceed the estimated amounts.

NON-INTEREST INCOME

Total non-interest income increased by $8,000 during the three-month period ended September 30, 2000 when compared to the same period of 1999.

The decrease in the gain on sale of loans of $6,000 was the result of a decrease in the dollar amount of loans sold.

Service charges on deposits increased $7,000 mainly because of an increase in chargeable events and an increase in November of 1999 in the amount of the Non-Sufficient Funds ("NSF") charge.

The increase in other income of $7,000 was the result of increases in loan servicing fees, Automated Teller Machine surcharges, and the sale of collectible coins and credit life and disability insurance.

NON-INTEREST EXPENSE

Overall, non-interest expense increased $121,000 during the quarter ended September 30, 2000.

Compensation and benefits increased by $82,000 in 2000 and was primarily caused by the hiring of additional personnel to staff the Bank's new branch in Cheyenne.

Occupancy and equipment expense increased by $30,000 during the period and was primarily caused by the increases in depreciation and data processing charges related to the opening of the Bank's new branch in Cheyenne.

Other expenses increased by $12,000 when compared to the same period of the previous year. The increase in expenses was mainly caused by increased marketing expenses, additional travel expenses and the purchase of miscellaneous supplies in connection with the opening of the Bank's Cheyenne branch.

As previously mentioned, the Bank opened a third office in Cheyenne, Wyoming. The additional office is expected to enhance the long-term growth of the Company but is expected to increase overhead expenses significantly for the near future. As with any start-up, this office cannot be expected to produce a profit until a deposit base sufficient to support the operation can be generated.

INCOME TAXES

The provision for income taxes decreased by $34,000. The main reason for the decrease in income taxes was the decrease in income before taxes.


COMPARISON OF THE RESULTS OF OPERATIONS FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2000 AND SEPTEMBER 30, 1999

NET INCOME

Net income decreased $262,000 during the nine months ended September 30, 2000 when compared to the first nine months of 1999. Net interest income increased by $5,000, non-interest income increased by $16,000 and non-interest expense increased by $407,000. The provision for income taxes decreased by $124,000.

INTEREST INCOME

Interest income from loans increased $630,000 or 23.34% for the nine months ended September 30, 2000. The increase was the result of an increase in the average balance of loans outstanding of $9.77 million and an increase in yield from 8.01% to 8.11%.

The decrease of $57,000 in interest and dividends on securities available for sale was the result of a decrease in the average balance of securities of $3.06 million, which more than offset an increase in the average yield on the portfolio from 6.10% to 6.55%. The increase in yield was primarily the result of an increase in yield on mortgage-backed securities with adjustable interest rates held in the portfolio.

Interest on securities held to maturity increased $156,000 and was caused primarily by an increase in the average balance of the portfolio of $2.18 million and an increase in the yield on the portfolio from 7.15% to 7.86%. The increase in yield was primarily the result of the purchase of securities with yields greater than the yield on the existing portfolio and an increase in yield on mortgage-backed securities with adjustable interest rates held in the portfolio.

The decrease in income from other interest-earning assets of $39,000 was primarily caused by a decrease in the average balance of these assets that more than offset an increase in the yield on these assets. This category of assets consists primarily of interest-earning demand deposits held at FHLB.

INTEREST EXPENSE

Interest expense on deposits increased $376,000 during the first nine months of 2000 when compared to the same period of 1999. This increase was the result of an increase in the average cost of deposits from 4.29% to 4.79% and an increase of $5.61 million in the average balance of deposits.

The Bank took advantage of a relatively inexpensive source of funding available through the FHLB to supplement retail deposits. The average balance of these borrowings was $4.02 million greater during the first nine months of 2000 than in 1999 and the average cost of the borrowings increased from 5.47% to 6.14%, which resulted in an increase of $310,000 in interest expense.

PROVISION FOR LOAN LOSSES

No provision for loan losses was made during the nine-month period ended September 30, 2000. The allowance for loan losses is based on Management's evaluation of the risk inherent in its loan portfolio after giving due consideration to the changes in general market conditions and in the nature and volume of the Bank's loan activity. The Bank intends to continue to provide for loan losses based on its periodic review of the loan portfolio and general market conditions. The allowance for loan losses amounted to $464,000 at September 30, 2000. While the Bank maintains its allowance for loan losses at a level, which it considers adequate to provide for potential losses, there can be no assurances that further additions will not be made to the loss allowance and that such losses will not exceed the estimated amounts.

NON-INTEREST INCOME

Total non-interest income increased by $16,000 during the nine-month period ended September 30, 2000 when compared to 1999.

The decrease in the gain on sale of loans of $17,000 was the result of a decrease in the dollar amount of loans sold.

The Bank sold available for sale securities in the previous year and recognized a gain of $4,000 while securities sold in the current year produced a loss of $6,000.

Service charges on deposits increased $23,000 mainly because of an increase in chargeable events and an increase, in November of 1999, in the amount of the NSF charge.

The increase in other income of $20,000 was the result of increases in loan servicing and document preparation fees, Automated Teller Machine surcharges, and the sale of collectible coins and credit life and disability insurance.

NON-INTEREST EXPENSE

Overall, non-interest expense increased $407,000 during the nine-month period ended September 30, 2000.

Compensation and benefits increased by $271,000 in 2000 and was primarily caused by the hiring of additional personnel to staff the Bank's new branch in Cheyenne and to enable the Bank to originate commercial and agricultural loans.

Occupancy and equipment expense increased by $59,000 during the period and was primarily caused by the increases in depreciation, data processing charges, utilities and taxes related to the opening of the Bank's new branch in Cheyenne.

Other expenses increased by $89,000 when compared to the same period of the previous year. The increase in expenses was mainly caused by increased marketing expenses, additional travel expenses and the purchase of miscellaneous supplies in connection with the opening of the Bank's Cheyenne branch.

As previously mentioned, the Bank opened a third office in Cheyenne, Wyoming. The additional office is expected to enhance the long-term growth of the Company but is expected to increase overhead expenses significantly for the near future. As with any start-up, this office cannot be expected to produce a profit until a deposit base sufficient to support the operation can be generated.

INCOME TAXES

The provision for income taxes decreased by $124,000. The main reason for the decrease in income taxes was the decrease in income before taxes of $386,000.


YEAR 2000

Like many financial institutions, we rely on computers to conduct our business and information systems processing. Industry experts were concerned that on January 1, 2000, some computers might not be able to interpret the new year properly, causing computer malfunctions. Some banking industry experts remain concerned that some computers may not be able to property interpret additional dates in the year 2000. We have operated and evaluated our computer operating systems since January 1, 2000 and have not identified any errors or experienced any computer system malfunctions. We will continue to monitor our information systems to assess whether they are at risk of misinterpreting any future dates and will develop appropriate contingency plans to prevent any potential system malfunction or correct any system failures. The Company has not been informed of any such problem experienced by its vendors or its customers, nor by any of the municipal agencies that provide services to the Company.

Nevertheless, it is too soon to conclude that there will not be any problems arising from the Year 2000 problem, particularly at some of the Company's vendors. The Company will continue to monitor its significant vendors of goods and services with respect to Year 2000 problems they may encounter as those issues may effect the Company's financial position, results of operations and cash flows. The Company does not believe at this time that these potential problems will materially impact the ability of the Company to continue its operations, however, no assurance can be given that this will be the case.

The expectations of the Company contained in this section on Year 2000 are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and involve substantial risks and uncertainties that may cause actual results to differ materially from those indicated by the forward-looking statements. All forward-looking statements in this section are based on information available to the Company on the date of this document, and the Company assumes no obligation to update such forward-looking statements.


LIQUIDITY AND CAPITAL RESOURCES

The Bank's primary sources of funds are deposits, amortization and prepayments of loans and mortgage-backed securities, FHLB advances, sales and maturities of investments and funds provided from operations. While scheduled loan amortization and maturing investment securities are a relatively predictable source of funds, deposit flow and loan prepayments are greatly influenced by market interest rates, economic conditions and competition. The Bank manages the pricing of its deposits to maintain a steady deposit balance. In addition, the Bank invests its excess funds in short-term time deposits that provide liquidity to meet lending requirements. Interest-bearing deposits at September 30, 2000 amounted to $362,774. The Bank's liquidity, represented by cash and cash equivalents, is a product of its operating, investing and financing activities. These activities are summarized as follows:

                                                   9 Months Ended September
                                                              30,
                                                         (in thousands)
                                                    -----------------------
                                                        2000      1999

Cash and cash equivalents at beginning of year         $2,316    $3,365
                                                       ------    ------
OPERATING ACTIVITIES:
Net Income                                               $290      $552
  Adjustments to reconcile net income to
  net cash provided by operation activities              (268)     (120)
                                                         ----      ----
Net cash provided (used) by operating activities          $22      $432
Net cash used by investing activities                  (8,925)   (7,975)
Net cash provided by financing activities               8,235     5,831
                                                        -----    ------
Net increase (decrease) in cash and cash equivalents    $(668)  $(1,712)
                                                        -----   -------
Cash and cash equivalents at end of period             $1,649    $1,653
                                                       ======    ======

Liquidity management is both a daily and long-term function of business management. Excess liquidity is generally invested in short-term investments such as Federal funds and interest-bearing deposits. If the Bank requires funds beyond its ability to generate them internally, borrowing agreements exist with the FHLB, which provides an additional source of funds.

The Bank anticipates it will have sufficient funds available to meet its current loan commitments. At September 30, 2000, the Bank had outstanding commitments of $1,839,789. Certificates of deposit scheduled to mature in one year or less at September 30, 2000 totaled $31,999,163. Based on past experience, Management believes that a substantial portion of such deposits will remain with the Bank.

The following table sets forth the Bank's capital position at September 30, 2000, as compared to the minimum regulatory requirements:


                                                                                                   To Be Well
                                                                                            Capitalized Under
                                                                             For Capital    Prompt Corrective
                                                            Actual     Adequacy Purposes    Action Provisions
                                                  ----------------------------------------------------
                                                  Dollars    Ratio      Dollars    Ratio    Dollars  Ratio
September 30, 2000
Total Equity Capital (to risk-weighted assets)    $9,159     18.4%      $3,968     8.0%     $4,960   10.0%
Tier 1 Capital (to risk-weighted assets)          $8,596     17.3%      $1,984     4.0%     $2,976    6.0%
Tier 1 Capital (to adjusted total assets)         $8,596      8.9%      $3,868     4.0%     $4,835    5.0%


IMPACT OF INFLATION AND CHANGING PRICES

The consolidated financial statements of the Company and notes thereto, presented elsewhere herein, have been prepared in accordance with generally accepted accounting principles ("GAAP"), which require the measurement of financial position and operating results in terms of historical dollars without considering the change in the relative purchasing power of money over time due to inflation. The impact of inflation is reflected in the increased cost of the Company's operations. Unlike most industrial companies, nearly all the assets and liabilities of the Company are financial. As a result, interest rates have a greater impact on the Company's performance than do the effects of general levels of inflation. Interest rates do not necessarily move in the same direction or to the same extent as the prices of goods and services.

                           PART II - OTHER INFORMATION


Item 1.     Legal Proceedings

      Neither the Company nor the Bank was engaged in any legal proceeding of a material nature at September 30, 2000. From time to time, the Bank is a party to legal proceedings in the ordinary course of business wherein it enforces its security interest in loans.


Item 2.     Changes in Securities

      Not Applicable.


Item 3.     Defaults Upon Senior Securities

      Not Applicable.


Item 4.     Submission of Matters to a Vote of Security Holders
            ---------------------------------------------------

      Not Applicable.


Item 5.     Other Information

     The Company's Chief Financial Officer, Tommy A. Gardner has resigned, effective January 2, 2001 to pursue other interests. Mr. Gardner has been with the Bank since 1979 and played an important role when the Bank converted from a mutual savings and loan to a public company in 1993. Mr. Gardner's resignation was voluntary and therefore, according to his employment agreement, no separation package will be charged to operations. The Company has commenced a search for a chief financial officer. Until the position is filled, other members of the Bank's senior management team will assume the position's responsibilities.


Not Applicable


Item 6.     Exhibits and Reports on Form 8-K
            --------------------------------

      (a)   Exhibits
            Exhibit 11:  Statement regarding computation of earnings per share.
            Exhibit 27:  FDS (in electronic filing only)

      (b)   Reports on Form 8-K

            Not Applicable

                                   SIGNATURES


Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                              TRI-COUNTY BANCORP, INC. AND SUBSIDIARIES


Date:       November 10, 2000        /s/ Robert L. Savage
     -------------------------
                                     President and Chief Executive Officer


Date:       November 10, 2000        /s/ Tommy A. Gardner
     -------------------------
                                     Vice President and Chief Financial Officer

                                   EXHIBIT 11

                    TRI-COUNTY BANCORP, INC. AND SUBSIDIARIES
              STATEMENT REGARDING COMPUTATION OF EARNINGS PER SHARE

                                                                        Nine Months Ended
                                                                          September 30,
                                                                         2000        1999
                                                                       ---------   ---------
EARNINGS PER SHARE
   Net earnings available for common shares and
   common stock equivalent shares deemed to have a dilutive effect     $290,090    $551,980
                                                                       ========    ========
   Basic earnings per share                                               $0.33       $0.63
                                                                          =====       =====
   Diluted earnings per share                                             $0.32       $0.59
                                                                          =====       =====
   Shares used in basic earnings per share computation
   Weighted average common shares outstanding                           876,492     881,005
                                                                        =======     =======
   Shares used in diluted earnings per share computation
   Weighted average common shares outstanding                           914,941     941,549

   Additional potentially dilutive effect of stock options               38,449      60,544
                                                                        -------     -------
                                                                        876,492     881,005
                                                                        =======     =======